UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Jefferies Financial Group Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Jefferies

2024 Annual Meeting Proxy Statement

MARCH 28, 2024

February 16, 2024
Dear Fellow Shareholders,
We present this year’s Proxy Statement and invite you to participate in our 2024 Annual Meeting of Shareholders on Thursday, March 28, 2024 at 10:00 a.m. New York City time. We will conduct our meeting virtually to provide a consistent experience to all our shareholders regardless of where they are located and to make it easier for our shareholders to attend (see page 3 for details). The agenda will include a vote for the election of directors, an advisory vote to approve our 2023 executive-compensation program, a vote to approve an amendment to our Equity Compensation Plan, and an advisory vote on the selection of our independent auditors. Our CEO, Rich Handler, and our President, Brian Friedman, will discuss our strategy and operating performance and answer your questions.
2023
With one exception discussed below, our fiscal 2023 was a very productive year:
•
In April 2023, Jefferies and the SMBC Group announced the significant expansion of our Strategic Alliance to support the continued growth of SMBC and Jefferies’ global commercial banking and investment banking franchises. That expansion is already yielding significant business opportunities for both parties. Included in that expansion is the SMBC Group’s plan to increase its economic ownership in Jefferies to up to 15% on an as-converted, fully diluted basis through open-market purchases. As of our fiscal year end, the SMBC Group held a 9.1% equity interest in Jefferies on an outstanding-share basis and 8.3% on an as-converted, fully diluted basis, and intends to increase its ownership to 15% on an as-converted, fully diluted basis, which would entail the purchase of an additional approximately 16.8 million Jefferies shares in the open market by the SMBC Group.

•
Our spin-off of Vitesse not only returned approximately $430 million to our shareholders (about $1.80 per share), but also, for those shareholders who continued to hold Vitesse through November 30, 2023, proportionally returned an additional $0.18 in cash dividends and $0.98 cents in price appreciation, increasing those shareholders’ returns on their Jefferies shares by approximately 7.79%. (See our Financial Performance discussion on page 49 for details.)[1]

•
Through a combination of the spin-off of Vitesse, the sale of Foursight Capital LLC, the sale of Golden Queen, and arranging the final steps of the sale by OpNet S.p.A of its operations, Jefferies management made good on our promise to monetize the legacy non-core merchant-banking portfolio and to become a pure-play financial services company.

PERFORMANCE HIGHLIGHTS
Significantly expanded our Strategic Alliance with the SMBC Group, which intends to become Jefferies largest shareholder with 15% equity interest on an as-converted, fully diluted basis.
Spin-off of Vitesse delivered $2.96 in first-year value for each share of Jefferies, increasing per share return for our investors who held their Vitesse shares by 7.79% for 2023.
Agreed sale of three legacy merchant-banking investments to substantially complete strategic simplification plan.
Returned an aggregate of $986 million to common shareholders.
Significant investment in talent and growth in Investment Banking.
Became truly global with 47 global locations in 21 countries.
Franchise continued to strengthen – #7 in both M&A and ECM globally, with momentum toward top 5 positioning.
#5, #4, and #9, respectively, in five-year, three-year and one-year TSR among the 13 peers we use to consider executive compensation; would be even better with full credit for our Vitesse spin-off.
[1]
SEC regulations under Items 201(e) and 402(v) of Regulation S-K and accounting conventions require that TSR be calculated by ignoring dividends and appreciation and presuming that the spun shares are not held and that the per-share value of those spun shares is reinvested in our shares at the time of the spin. That calculation results in a 1.1% TSR (see Financial Performance details on page 49).

2024 Proxy Statement	1

•
In a year in which Wall Street experienced reductions in force, because Jefferies management had properly controlled costs and expenses, Jefferies – paving the way for even more future growth – aggressively expanded its Investment Banking capabilities and capacity through the hiring of some of the most senior and successful investment bankers in the industry. Indeed, over the last three years, we have added from other firms and through internal promotion 182 Investment Banking Managing Directors, bringing our total senior team to 344 MDs as of December 1, 2023 (and 366 today), which over the three years is up 61% overall, up 48% in the Americas, up 78% in Europe and the Middle East, and up 150% in Asia-Pacific.

•
In February 2023, Massachusetts Mutual Life Insurance Company, which is also our 50/50 joint venture partner in Jefferies Finance, further solidified its long-term relationship with Jefferies by converting 125,000 3.25% Series A cumulative preferred shares of Jefferies into 4,654,362 shares of Jefferies common stock.

•	Jefferies became truly global, with now 47 offices in 21 countries.
•	Jefferies maintained its Number 7 ranking in Global M&A and ECM, and continues to grow its market share in Equities and Fixed Income.
•	Jefferies ranked 5th, 4th and 9th, respectively among its 13 peers, in five-year, three-year and one-year TSR, which would have been even better with full credit for our Vitesse spin-off.
The exception we noted above, suffered industrywide by the significant headwinds of global geopolitical strife, lingering inflation, high rates, and fear of recession, is that Jefferies’ return on tangible equity disappointed at 3.7%. Nonetheless, we remain confident that our senior management and the Jefferies team are better positioned than ever today to take advantage of the markets when the current unfavorable conditions turn. We eagerly anticipate the inevitable cycle turn.
With respect to the Jefferies team, we again want to express our deepest and most sincere gratitude to those employee-partners who delivered as they always do for our shareholders and all other stakeholders the best Jefferies has to offer. We remain proud of them and pleased to have them here. Well done one and all!
YOUR VOTE MATTERS
Thank you very much for your investment and partnership with us. We genuinely hope you will participate in our annual shareholders meeting. If you are not able to participate, we ask you to vote by proxy in support of our recommendations. The proxy materials contain necessary information about the matters on which we are asking you to vote. The Jefferies team is open to addressing any questions you may have. Thank you again for your support.
Sincerely,
The Jefferies Board of Directors

Who We Are
Jefferies is a leading global, full-service investment banking and capital markets firm that provides advisory, sales and trading, research and wealth and asset management services. With 47 offices in 21 countries, we offer insights and expertise to investors, companies and governments.

2	Jefferies Financial Group

Notice of Annual Meeting of Shareholders
This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at our 2024 Annual Meeting of Shareholders.
LOGISTICS
DATE AND TIME March 28, 2024 at 10:00 a.m.	Jefferies’ virtual Annual Meeting of Shareholders may be accessed using the following link: www.virtualshareholdermeeting.com/JEF2024
PURPOSE OF MEETING
Proposal	Vote Required to Elect or Approve	Board Recommendation	Page Reference
1	ELECTION OF DIRECTORS	Majority of the votes cast	FOR each nominee	9
2	ADVISORY VOTE ON 2023 EXECUTIVE-COMPENSATION PROGRAM	Majority of the votes cast	FOR	37
3	APPROVAL OF THE AMENDMENT TO THE JEFFERIES FINANCIAL GROUP INC. EQUITY COMPENSATION PLAN	Majority of the votes cast	FOR	67
4	RATIFICATION OF INDEPENDENT AUDITORS	Majority of the votes cast	FOR	74

Consider other matters that properly come before the meeting.
OTHER IMPORTANT INFORMATION
Shareholders should read Important Information for Our Shareholders beginning on page 80 for additional information, including ways for you to vote prior to the meeting.
Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.
BY INTERNET (24 hours a day): proxyvote.com	By Mail: If you are a shareholder of record: Return a properly executed and dated proxy card in the provided pre-paid envelope
BY TELEPHONE (24 hours a day): 1-800-690-6903
If you hold your shares in street name: Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

2024 Proxy Statement	3

Notice of Annual Meeting of Shareholders
Generally, the deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Wednesday, March 27, 2024. Please read Important Information for Our Shareholders on page 80 for other voting deadlines.
At the virtual Annual Meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/JEF2024, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other institution. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.
A technical support line will be available on the meeting website for any questions on how to participate in the Annual Meeting or if you encounter any difficulties accessing the virtual meeting.
The meeting webcast will begin promptly at 10:00 a.m., New York City time, on Thursday, March 28, 2024, and we encourage you to access the meeting prior to the start time.
Shareholders will be able to ask questions through the virtual meeting website during the meeting. Questions may be submitted during the virtual Annual Meeting through www.virtualshareholdermeeting.com/JEF2024. The Company will answer appropriate questions during the virtual Annual Meeting.
4	Jefferies Financial Group

Proxy Summary
Proposal 1
Election of Directors
	THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES	See page 9
• Our directors are elected at each annual meeting of shareholders and hold office for a one-year term.
• The Nominating and Corporate Governance Committee considers and chooses nominees for our Board with a primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees,
Jefferies and our shareholders.
• 45% of our Board (and 63% of our independent directors) are diverse.

Our Director Nominees
Barry Alperin retired from our Board effective May 31, 2023, which results in a vacancy on our Board. As previously disclosed, we expect to fill that vacancy with the SMBC nominee once SMBC Group’s ownership threshold crosses 10%.
			Jefferies Committees
Name and Age	Tenure	Other Public Directorships	A	C	ESG/DEI	NCG	RLO
Linda L. Adamany, 71 Lead Independent Director	2014	Coeur Mining Inc. BlackRock Institutional Trust Company Vitesse Energy, Inc.
Robert D. Beyer, 64 Independent	2013	None
Matrice Ellis Kirk, 62 Independent	2021	None
Brian P. Friedman, 68 President	2013	Vitesse Energy, Inc.
MaryAnne Gilmartin, 59 Independent	2018	None
Richard B. Handler, 62 Chief Executive Officer	2013	None
Thomas W. Jones, 74 Independent	2022	Assured Guaranty, Ltd.
Jacob M. Katz, 71 Independent	2018	None
Michael T. O’Kane, 78 Independent	2013	None
Joseph S. Steinberg, 80 Chairman of the Board	1978	Crimson Wine Group Ltd., Vitesse Energy, Inc.
Melissa V. Weiler, 59 Independent	2021	Blue Owl Capital Corporation Blue Owl Capital Corporation III
A	Audit	ESG/DEI	ESG, Diversity, Equity & Inclusion	NCG	Nominating and Corporate Governance	Member
C	Compensation			RLO	Risk and Liquidity Oversight	Chair
2024 Proxy Statement	5

Proxy Summary
Board of Directors Skills and Experience

Corporate Governance Ongoing Practices
Independent Lead Director Majority Voting Board Refreshment Clawback Policy Prohibition on Hedging Independent Compensation Consultant	Board Committee Dedicated to ESG and DEI Shareholder Proxy Access Individual Director and Board Assessments Robust CEO and President Stock Ownership Guidelines	Minimum Holding Periods of Vested Equity CEO and President Evaluations Corporate Social Responsibility Principles Shareholder Engagement Robust Director Stock Ownership Guidelines
6	Jefferies Financial Group

Proxy Summary
PROPOSAL 2
Advisory Vote on 2023 Executive-Compensation Program
	THE BOARD RECOMMENDS A VOTE FOR THE 2023 EXECUTIVE- COMPENSATION PROGRAM	See page 37
We are requesting that shareholders indicate their approval of our 2023 executive-compensation program, as described in the compensation tables, narrative discussion, and the Compensation Discussion and Analysis beginning on page 38 of this Proxy Statement. While the vote is non-binding and advisory in nature, it will be given careful consideration by us, the Compensation Committee, and our Board of Directors.

PROPOSAL 3
Vote on the Amendment of the Jefferies Financial Group Inc. Equity Compensation Plan
	THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EQUITY COMPENSATION PLAN	See page 67
We are requesting that shareholders vote to approve the amendment to the Company’s Equity Compensation Plan to increase the number of shares of Common Stock authorized for issuance under the Plan, as described on pages 67 to 73.

PROPOSAL 4
Ratification of Independent Auditors
	THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS	See page 74
The Audit Committee selected Deloitte & Touche LLP as our independent auditors for 2024.
This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of our shareholders.
While our Audit Committee intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

2024 Proxy Statement	7

8	Jefferies Financial Group

Corporate Governance Matters
PROPOSAL 1
Election of Directors
THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES

Our directors are elected at each annual meeting of shareholders and hold office for a one-year term. Our Nominating and Corporate Governance Committee considers and chooses nominees for our Board with a primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Jefferies and our shareholders, taking into account the attributes of each candidate’s professional skillset and credentials, as well as gender, age, ethnicity and personal background. In evaluating nominees, the Nominating and Corporate Governance Committee reviews each candidate’s background and assesses each candidate’s independence, skills, experience and expertise based upon myriad factors, including the candidate’s individual director assessment. Directors should have the highest professional and personal ethics, integrity and character that conform to our standards. Directors should also have experience at the governance and policy-making level in their respective fields. The Nominating and Corporate Governance Committee will consider whether a candidate for director has a proven professional background that displays the ability to make important judgments as Board members. The Committee also determines whether a candidate’s skills and experience complement existing Board members’ skills and experience.
As illustrated by their biographies and highlighted in the chart on the next page, each of our directors was chosen because his or her background provides each director with the experience and skillset geared toward helping us succeed. Our directors bring to us strong expertise and myriad backgrounds: longstanding executive operating experience; expertise in the financial services sector; accounting expertise; broad experience in such diverse sectors as oil and gas, mining, investment management, retail food, real estate, private equity, communications, media, government and international banking, among others; and a meaningful commitment to community and public service. That wealth of knowledge and experience is ideally suited to our diverse financial services platforms.
We currently have a vacancy on our Board as a result of Barry Alperin’s retirement from our Board on May 31, 2023. We anticipate filling that Board vacancy upon approval of the nominee to which SMBC Group is entitled upon crossing the 10% ownership threshold.
2024 Proxy Statement	9

Corporate Governance Matters
Board of Directors Skills and Experience
We believe these skills and experience, which we describe below, allow our directors to provide sound and prudent guidance and effective oversight of the Company.

10	Jefferies Financial Group

Corporate Governance Matters
Biographies of Directors

Linda L. Adamany

INDEPENDENT LEAD DIRECTOR

Director since 2014

COMMITTEES
• Audit
• ESG/DEI
• Nominating and Corporate Governance (Chair)
RELEVANT SKILLS
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Global Business & Operations
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight

KEY QUALIFICATIONS
Ms. Adamany’s financial and operating executive experience in multiple industries, as well as her diverse experience serving on various boards, provides us with wise counsel and the perspective of an experienced leader. Ms. Adamany has served as a director of Jefferies since 2014, and has been a director of Jefferies International Limited (our U.K. business) since March 2021. Ms. Adamany is our Independent Lead Director, Chairs the Nominating and Corporate Governance Committee, and serves as a member of the Audit, and ESG/DEI Committees. She also serves as a director and member of the Audit, Nominations, and Risk Committees, and as Chair of the Remuneration Committee of Jefferies International Limited. Ms. Adamany’s additional experience serving on the boards of directors and committees of other public companies, including an ethics committee and audit committee as chair, as well as previous compensation and corporate governance committees experience, qualifies her for service on our Board.
PROFESSIONAL HIGHLIGHTS
Ms. Adamany served in several capacities at BP plc from 1980 until her retirement in August 2007, including from April 2005 until August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resources management of BP plc’s Refining and Marketing business segment. She also served as Executive Assistant to the Group Chief Executive from October 2002 until March 2005 and as Chief Executive of BP Shipping from October 1999 until September 2002.
OTHER ENGAGEMENTS
Ms. Adamany has served as a director of Coeur Mining Inc. since March 2013 and is a member of the Environmental, Health, Safety and Social Responsibility Committee and Chair of the Audit Committee. Coeur Mining Inc. is the largest U.S.-based primary silver and gold producer and is listed on the NYSE. Ms. Adamany also has served as a director of BlackRock Institutional Trust Company, N.A. since March 2018, where she serves as a member of their Audit and Risk Committees. Ms. Adamany serves as a director of Vitesse Energy, Inc. which was spun off to our shareholders in January 2023. Ms. Adamany serves on Vitesse’s Audit, Compensation (Chair) and Nominating, Governance and Environmental and Social Responsibility Committees. From October 2017 through April 2019, Ms. Adamany also served as a director and member of both the Audit Committee and the Safety, Assurance and Business Ethics Committee of Wood plc, a global leader in the delivery of project, engineering and technical services to energy and industrial markets, listed on the London Stock Exchange, following its acquisition of AMEC Foster Wheeler plc. Prior to that time, from October 2012 until October 2017, Ms. Adamany served as a member of the board of directors of AMEC Foster Wheeler plc, and chaired the Health, Safety, Environmental and Reputation Committee and served as a member of the Audit, Nominations & Governance, and Compensation Committees. Ms. Adamany served as a member of the board of directors of National Grid plc from October 2006 until October 2012.
EDUCATION
Ms. Adamany is a C.P.A. and holds a B.S. in Business Administration with a major in Accounting, magna cum laude, from John Carroll University.

2024 Proxy Statement	11

Corporate Governance Matters

Robert D. Beyer

Independent
Director

Director since 2013

Committees
• Compensation (Chair)
• Risk and Liquidity Oversight
Relevant Skills
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Global Business & Operations
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight

Key Qualifications
Mr. Beyer’s leadership experience, particularly in risk oversight of financial services businesses, is valuable to our financial services focus and, in particular, Jefferies’ Investment Banking platform. His additional experience as a director of Jefferies Group since November 2018 until its merger with Jefferies in November 2022, as well as serving on the boards of directors and committees of other public and private companies, including Audit, Compensation and Corporate Governance Committees, qualifies him for service on our Board.
Professional Highlights
Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company. He was Executive Chairman of Crescent Acquisition Corp, a special-purpose acquisition company, until its merger with LiveVox Holdings, Inc. in 2021. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW.
Other Engagements
Mr. Beyer serves on the boards of the University of Southern California, the Harvard-Westlake School and the Milwaukee Brewers Baseball Club. Mr. Beyer formerly served as a director of LiveVox Holdings, Inc., a NASDAQ listed company, from 2021 to 2023, The Kroger Co., a NYSE listed company, from 1999 to 2019, and The Allstate Corporation, a NYSE listed company, from 2006 to 2016. Mr. Beyer was also formerly a director of Société Générale Asset Management, S.A. and its subsidiary, The TCW Group, Inc.
Education
Mr. Beyer received an M.B.A. from the UCLA Anderson School of Management and a B.S. from the University of Southern California.

12	Jefferies Financial Group

Corporate Governance Matters

Matrice Ellis Kirk

Independent
Director

Director since 2021

Committees
• ESG/DEI
• Nominating and Corporate Governance
• Risk and Liquidity Oversight
Relevant Skills
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Executive Leadership & Management
• Risk Oversight

Key Qualifications
Ms. Ellis Kirk has extensive experience in the executive search and human capital industry and has a proven commitment to governance and successful team building. Her experience serving on the boards of directors of a diverse set of companies and community organizations qualifies her for service on our Board.
Professional Highlights
Ms. Ellis Kirk is the CEO of Ellis Kirk Group, a full service executive search firm, focusing on governance, succession and building leadership teams. Ms. Ellis Kirk was a Managing Director and a member of the Executive Committee at RSR Partners executive search firm from 2014 to 2021. Previously she was with the international executive search firm, Heidrick & Struggles, from 1999 to 2014. From 1996 to 1999, Ms. Ellis Kirk was a director of Spencer Stuart, an executive search firm. Prior to her career in search, Ms. Ellis Kirk was a Vice President of Apex Securities, an investment banking firm, from 1992 to 1996. From 1986 to 1992, she was Director of the Office of Management and Budget for Dallas Area Rapid Transit, a regional transit agency, and prior to that, from 1982 to 1986, she held several positions with MBank Dallas, the predecessor of the Dallas office of JPMorgan Chase Bank.
Other Engagements
Ms. Ellis Kirk is the Chair Emeritus of the AT&T Performing Arts Center. She served as the Dallas City Council appointed board Chair of the DFW Airport Authority until March 2022 and resigned from the board in January 2023.
Ms. Ellis Kirk served as a director of ACE Cash Express from December 2005 until October 2006 when ACE Cash Express was acquired by JLL Partners. Ms. Ellis Kirk also served as a director of Chancellor Media, which later became AMFM, Inc., from 1996 until October 1999 when it was acquired by Clear Channel.
Education
Ms. Ellis Kirk graduated from the University of Pennsylvania with a degree in Economics.

2024 Proxy Statement	13

Corporate Governance Matters

Brian P. Friedman

President

Director since 2013

Committees
• None
Relevant Skills
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight
• Global Business & Operations

Key Qualifications
As our President for over ten years and a long-standing executive officer of Jefferies Group, Mr. Friedman brings managerial, strategic, transactional and investing experience in a broad range of businesses and, most significantly, in financial services. His additional extensive experience serving on the boards of directors of both public and private companies qualifies him for service on our Board.
Professional Highlights
Mr. Friedman has served as a director and our President since March 2013 and served as a director and executive officer of Jefferies Group since July 2005 until its merger with Jefferies in November 2022. Since 1997, Mr. Friedman has also served as President of Jefferies Capital Partners (formerly, FS Private Investments), a private equity fund management company controlled by Mr. Friedman in which we have an ownership interest, and that is in the process of completing the wind down of its last legacy investment. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his seventeen years with Furman Selz and its successors, Mr. Friedman was an attorney with Wachtell, Lipton, Rosen & Katz.
Stock Ownership
Since Mr. Friedman became an executive officer of the-then Jefferies Group and as President of Jefferies, approximately 73% of his direct compensation has consisted of non-cash, equity-related securities generally vesting over three to five years. A large portion of Mr. Friedman’s compensation has consisted of non-cash, equity related securities vesting over three to five years. Pro forma for all earned and unearned deferred shares and options, and assuming that performance goals relating to performance-based awards are achieved at target levels, Mr. Friedman would own 8,432,332 shares, representing approximately 3.9% of our outstanding shares.
Other Engagements
Mr. Friedman serves as a director of Vitesse Energy, Inc. which was spun off to our shareholders in January 2023. As a result of his historic management of various private equity funds and the significant equity positions those funds held in their portfolio companies, Mr. Friedman served on a large number of boards of directors of such private and public portfolio companies. Mr. Friedman also served as our representative on the boards of Fiesta Restaurant Group from 2012 through April 2021 and HomeFed Corporation from 2014 to July 2019.
Mr. Friedman is also engaged in a range of philanthropic efforts personally and through his family foundation, and serves as the Co-Chairman of the Board of Strive International, a workforce training effort, and a Board Member of the HC Leukemia Foundation.
Mr. Friedman also serves as the Co-Chair of the Global Diversity Council at Jefferies.
Education
Mr. Friedman received a J.D. from Columbia Law School and a B.S. in Economics, summa cum laude, and M.S. in Accounting from The Wharton School, University of Pennsylvania.

14	Jefferies Financial Group

Corporate Governance Matters

MaryAnne Gilmartin

Independent
Director

Director since 2018

Committees
• Compensation
• ESG/DEI (Chair)
• Nominating and Corporate Governance
• Risk and Liquidity Oversight
Relevant Skills
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Executive Leadership & Management
• Risk Oversight

Key Qualifications
Ms. Gilmartin’s tenure as a director since 2018, and as a director of Jefferies Group from March 2014 until its merger with Jefferies in November 2022, provides us with continued oversight of our financial services businesses. Her broad executive management experience, consulting roles and entrepreneurial spirit complement our Board.
Professional Highlights
Ms. Gilmartin is the Founder and Chief Executive Officer of MAG Partners LP, a real estate development company she founded in 2018. MAG Partners LP has a $1 billion development pipeline in New York, including RUBY at 243 W. 28th St, a mixed-income residential building designed by COOKFOX. In addition, MAG Partners LP is developing two other residential buildings in New York City, 335 Eighth Avenue and 300 East 50th St., as well as a boutique office building at 122 Varick Street. In partnership with Sagamore Ventures, Goldman Sachs Asset Management and MacFarlane Partners, MAG Partners is leading the development of Baltimore Peninsula, a 235-acre masterplan in Baltimore, Maryland. From 2020-2021, Ms. Gilmartin also served as interim Chief Executive Officer and Chair of the Board of Directors of Veris Residential Inc. (formerly Mack-Cali Realty Corporation). She was on the board of directors for the company from June 2019 to June 2021.
Previously, Ms. Gilmartin was the Chief Executive Officer and President of Forest City Ratner Companies from April 17, 2013 until January 2018, where she oversaw a period of game-changing ground-up development and managed its multimillion square foot residential, commercial and retail portfolio. In her tenure at Forest City Ratner Companies, Ms. Gilmartin spearheaded the development of some of the most high-profile real estate projects in New York City. Ms. Gilmartin led the efforts to build Barclays Center, the state-of-the-art sports and entertainment venue and the centerpiece of the $4.9 billion, 22-acre mixed-use Pacific Park Brooklyn development. Ms. Gilmartin also oversaw the development of The New York Times Building, designed by world-renowned architect Renzo Piano; New York by Gehry, designed by award-winning architect Frank Gehry; and the Tata Innovation Center at Cornell Tech, a new office building that is a first-of-its-kind space for tech innovation, designed by Weiss/Manfredi on Roosevelt Island.
Other Engagements
Ms. Gilmartin is a civic leader in the New York metropolitan area serving as Chair Emeritus of the Downtown Brooklyn Partnership, member of the Executive Committee of The Brooklyn Academy of Music, member of the New York Public Radio Board of Trustees, and a member of the Board of Governors of The Real Estate Board of New York. At Columbia University, Ms. Gilmartin is part of the Industry Advisory Board of the MS Real Estate Development Program, as well as a member of the real estate advisory board in the Center for AI in Business Analytics & FinTech.
Education
Ms. Gilmartin graduated with a B.A. in Political Science, summa cum laude, and a Master of Public Administration, both from Fordham University.

2024 Proxy Statement	15

Corporate Governance Matters

Richard B. Handler

CHIEF EXECUTIVE OFFICER

Director since 2013

Committees
• None
Relevant Skills
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Global Business & Operations
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight

Key Qualifications
Having served as Jefferies Group’s CEO for over 21 years and Jefferies’ CEO for the past eleven years, Mr. Handler has the managerial and investing experience vital to leading all our businesses. His extensive experience leading our and Jefferies Group’s Boards and his years of managerial leadership qualify him for service on our Board.
Professional Highlights
Mr. Handler was with Jefferies Group since 1990 and served as its Chief Executive Officer since 2001 and Chairman since 2002, making him the longest serving CEO on Wall Street. Mr. Handler has served as a director and as Chief Executive Officer of Jefferies since 2013. Prior to Jefferies, Mr. Handler worked at Drexel Burnham Lambert in the High Yield Bond Department.
Stock Ownership
Since becoming CEO of the-then Jefferies Group and as CEO of Jefferies, approximately 70% of Mr. Handler’s direct compensation has consisted of non-cash, equity-related securities generally vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his shares. A large portion of Mr. Handler’s compensation has consisted of non-cash, equity-related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has never sold any of his Jefferies shares. Including all earned and unearned deferred shares and options, and assuming that performance goals relating to performance-based awards are achieved at target levels, Mr. Handler would own 20,647,320, representing approximately 9.2% of our outstanding shares.
Other Engagements
Mr. Handler previously served as a Director, Co-Chairman and President of Landcadia Holdings II, Inc., from 2019 to 2020, a Director, Co-Chairman and President of Landcadia Holdings III, Inc. from 2020 to 2021, and a Director, Co-Chairman and President of Landcadia Holdings IV, Inc. from 2021 to 2024.
Mr. Handler is Chairman and CEO of the Handler Family Foundation, a non-profit organization that focuses on many philanthropic areas, including providing four-year all-inclusive fully-paid college educations each year to 15 of the most talented and deserving students coming from challenging backgrounds and circumstances. The Foundation also works to protect the environment by protecting endangered species, primarily endangered wolves.
Mr. Handler also serves as Co-Chair of the Global Diversity Council at Jefferies.
Education
Mr. Handler received an M.B.A. from Stanford University in 1987 and a B.A. in Economics (magna cum laude, High Distinction) from the University of Rochester in 1983 where he now serves as Chairman of the Board of Trustees.

16	Jefferies Financial Group

Corporate Governance Matters

Thomas W. Jones

Independent
Director

Director since 2022

Committees
• Audit
• ESG/DEI
• Nominating and Corporate Governance
• Risk and Liquidity Oversight (Chair)
Relevant Skills
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Global Business & Operations
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight

Key Qualifications
Mr. Jones has a proven track record as a business leader with significant background in the financial services industry. His experience in senior leadership positions along with serving on the boards of directors of private and public companies, as well as educational institutions, qualifies him for service on our Board.
Professional Highlights
Mr. Jones is Founder and Senior Partner of TWJ Capital, an investment firm. Mr. Jones is former Chairman and Chief Executive Officer of Global Investment Management at Citigroup, and former Chairman and Chief Executive Officer of Citigroup Asset Management with approximately $500 billion assets under management. Mr. Jones was appointed asset management CEO in August 1997, and sector CEO in August 1999, and continued in that capacity until October 2004. This business sector included Citigroup Asset Management, Citigroup Alternative Investments, Citigroup Private Bank, and Traveler’s Life & Annuity.
Prior to joining Citigroup, Mr. Jones was Vice Chairman and Director of TIAA-CREF since 1995, President and Chief Operating Officer from 1993 to 1997, and Executive Vice President and Chief Financial Officer from 1989 to 1993. Mr. Jones was Senior Vice President and Treasurer and other positions with John Hancock Mutual Life Insurance Company from 1982 to 1989, and spent the previous eleven years in public accounting and management consulting primarily with “Big 8” public accounting firm Arthur Young & Company (predecessor firm to Ernst & Young). Mr. Jones is a Certified Public Accountant.
Other Engagements
Mr. Jones is a Director of Assured Guaranty Ltd. and serves on their Audit, Compensation (Chair), and Nominating and Corporate Governance Committees. Mr. Jones is Trustee Emeritus of Cornell University. Past board positions include Vice Chairman of Federal Reserve Bank of New York, and director of Altria Group, Freddie Mac, Fox Entertainment Group, Travelers Group, Pepsi Bottling Group, TIAA-CREF, Eastern Enterprises, Thomas & Betts Corporation, Howard University, Investment Company Institute, and Economic Club of New York.
Education
Mr. Jones holds a Bachelor of Arts and Masters of Science degrees from Cornell University, and a Masters of Business Administration degree from Boston University. Mr. Jones has been awarded honorary doctoral degrees by Howard University, Pepperdine University, and College of New Rochelle.

2024 Proxy Statement	17

Corporate Governance Matters

Jacob M. Katz

Independent
Director

Director since 2018

Committees
• Audit (Chair)
• ESG/DEI
• Risk and Liquidity Oversight
Relevant Skills
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Global Business & Operations
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight

Key Qualifications
Mr. Katz, a director of Jefferies since 2018, and Jefferies Group from September 2016 until its merger with Jefferies in November 2022, and a director of Jefferies International Limited (our U.K. business) since November 2017, brings broad and extensive oversight to our financial services business as a result of his executive management and leadership skills gained as the national managing partner and global leader of a financial accounting firm as well as his extensive financial knowledge and experience. His additional experience serving on the boards of directors and committees of both public and private companies, including audit committees and a finance committee qualifies him for service on our Board.
Professional Highlights
Mr. Katz was the national managing partner and global leader of financial services at Grant Thornton LLP, a member firm of one of the world’s leading organizations of independent audit, tax and advisory firms, from 2013 until his retirement in July 2016. Mr. Katz was employed by Grant Thornton for nearly 40 years, during which time he led Grant Thornton’s financial services practice for approximately 20 years. He held various other leadership roles at Grant Thornton, including as the Northeast region managing partner from 2010 to 2013, as the New York office managing partner from 2003 to 2013 and as a member of the firm’s partnership board from 1999 to 2012, holding the title of chairman of the board for much of that time.
Other Engagements
Mr. Katz Chairs the Risk Committee and also serves as a member of the Audit, Nominations and Remuneration Committees of Jefferies International Limited. He served on the board of Herc Holdings Inc., a NYSE listed equipment rental supplier for five years, and was the Audit Committee Chair at the company for part of his term.
Mr. Katz is an advisor to private companies, including a Board Advisor of a data solutions and protection company, and has served on the boards of various not for profit organizations. Mr. Katz is a member of The National Association of Corporate Directors. Mr. Katz also served for a number of years on the Global Public Policy Committee (GPPC) Bank Working Group, the global forum of representatives from the six largest international accounting networks.
Education
Mr. Katz is a C.P.A. and received an M.B.A. in taxation from the City University of New York and a B.A. in accounting from Brooklyn College.

18	Jefferies Financial Group

Corporate Governance Matters

Michael T. O’Kane

Independent
Director

Director since 2013

Committees
• Compensation
• Nominating and Corporate Governance
Relevant Skills
• Audit & Financial Expertise
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Executive Leadership & Management
• Risk Oversight

Key Qualifications
Mr. O’Kane’s years as a director of Jefferies Group from January 2006 through April 2014, and again from 2018 until its merger with Jefferies in November 2022, and as a director of Jefferies since 2013, as well as his managerial and investing experience in the financial sector, particularly in the area of asset management, brings oversight to our merchant banking and financial services businesses. His additional experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.
Professional Highlights
From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA, first as a Managing Director – Private Placements from 1986 to 1990, then as Managing Director – Structured Finance from 1990 to 1996 and finally as Senior Managing Director – Securities Division from 1996 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management.
Other Engagements
Mr. O’Kane served on the Board of Directors of Assured Guaranty, until he retired in May 2022. During his tenure at Assured Guaranty, he served on its Audit Committee, as Chair of its Finance Committee and as a member of its Risk Oversight Committee. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985.
Education
Mr. O’Kane received an M.B.A. in Finance from Rutgers Graduate School of Business and an A.B. in Economics from Lafayette College.

2024 Proxy Statement	19

Corporate Governance Matters

Joseph S. Steinberg

Chairman

Director since 1978

Committees
• None
RELEVANT SKILLS
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Global Business & Operations
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight

Key Qualifications
As our Chairman, with over 40 years of executive leadership experience with us and who owns 9.9% of Jefferies common stock, Mr. Steinberg has the requisite managerial and investing experience necessary to continue as one of our senior executives. Mr. Steinberg served as a director of Jefferies Group from April 2008 until its merger with Jefferies in November 2022 and his extensive experience with our other portfolio companies and investments and experience on the boards of directors and committees of both public and private companies qualify him for service on our Board.
Professional Highlights
Mr. Steinberg has served as a director since December 1978, our Chairman since March 2013, and was our President from January 1979 until March 2013.
Other Engagements
Mr. Steinberg serves on the Board of Directors of Crimson Wine Group, Ltd., which was spun off to our shareholders in February 2013. Mr. Steinberg serves as a director of Vitesse Energy, Inc., which was spun off to our shareholders in January 2023. Mr. Steinberg served on the Board of Directors of Pershing Square Tontine Holdings, Ltd, a special-purpose acquisition company, from July 2020 until 2022.
Previously, he served as our representative as a board member overseeing our investments in HRG Group from 2014 to 2018, HomeFed Corporation and Spectrum Brands Holdings, Inc. through 2019 and as a director of Fidelity & Guaranty Life from 2015 to 2017.
Education
Mr. Steinberg received an M.B.A. from Harvard Business School and an A.B. in Government from New York University.

20	Jefferies Financial Group

Corporate Governance Matters

Melissa V. Weiler

Independent
Director

Director since 2021

Committees
• Audit
• Compensation
• Risk and Liquidity Oversight
Relevant Skills
• Audit & Financial Expertise
• Corporate Strategy & Business Development
• Corporate Governance
• Ethics/Social Responsibility Oversight
• Financial Services
• Executive Leadership & Management
• Mergers & Acquisitions
• Risk Oversight

Key Qualifications
Ms. Weiler has over 30 years of experience in the credit markets and is a strategic thinker and business leader. Ms. Weiler’s business background in senior management positions and experience serving on the boards of directors and committees of other public and private companies, including nominating and governance, compensation, and audit committees, qualifies her for service on our Board.
Professional Highlights
Ms. Weiler was formerly a Managing Director and a member of the Management Committee of Crescent Capital Group, a Los Angeles-based asset management firm (Crescent), where she served from January 2011 until she retired in December 2020. During that time, Ms. Weiler was responsible for the oversight of Crescent’s CLO management business from July 2017 through December 2020 and managed several multi-strategy credit funds from January 2011 through June 2017. During her tenure at Crescent, she also served on the Risk Management and Diversity & Inclusion committees. From October 1995 to December 2010, Ms. Weiler was a Managing Director at Trust Company of the West, a Los Angeles-based asset management firm (TCW). At TCW, she managed several multi-strategy credit funds from July 2006 to December 2010 and served as lead portfolio manager for TCW’s high-yield bond strategy from October 1995 to June 2006.
Other Engagements
Ms. Weiler serves as a director of the Board of Blue Owl Capital Corporation, formerly Owl Rock Capital Corporation, a NYSE listed specialty finance company focused on providing direct lending solutions to middle market companies. Ms. Weiler is concurrently serving on the Boards of Blue Owl Capital Corporation II, Blue Owl Capital Corporation III (listed on the NYSE via a Direct Listing in January 2024), Blue Owl Technology Finance Corp. I and II, Blue Owl Technology Income Corp., and Blue Owl Core Income Corp. Ms. Weiler is also a member of the Nominating and Corporate Governance and Audit Committees for all seven Blue Owl boards as well as a member of the Compensation Committee for Blue Owl Capital Corporation and Blue Owl Capital Corporation III.
Ms. Weiler is a member of the Cedars-Sinai Board of Governors and is actively involved in the global industry association 100 Women in Finance.
Education
Ms. Weiler holds a B.S. in Economics from the Wharton School at the University of Pennsylvania.

2024 Proxy Statement	21

Corporate Governance Matters
Board Skills & Experience and Demographic Matrix

Skills & Experience
Audit & Financial Expertise	•	•		•		•	•	•	•	•	•
Corporate Strategy & Business Development	•	•	•	•	•	•	•	•		•	•
Corporate Governance	•	•	•	•	•	•	•	•	•	•	•
Ethics/Social Responsibility Oversight	•	•	•	•	•	•	•	•	•	•	•
Financial Services (Incl. Asset Management & Investment Banking)	•	•	•	•	•	•	•	•	•	•	•
Global Business & Operations	•	•		•		•	•	•		•
Executive Leadership & Management	•	•	•	•	•	•	•	•	•	•	•
Mergers & Acquisitions	•	•		•		•	•	•		•	•
Risk Oversight	•	•	•	•	•	•	•	•	•	•	•
Demographic Background
Years on Board	10	11	3	11	5	11	2	5	11	45	3
Gender
Male
Female
Age
As of February 5, 2024	71	64	62	68	59	62	74	71	78	80	59
Race/Ethnicity
African American/Black
Asian, Hawaiian, or Pacific Islander
White/Caucasian
Hispanic/Latino
Native American
Other
Number of Non-Portfolio Company Outside Public Boards	3	0	0	1	0	0	1	0	0	2	2
22	Jefferies Financial Group

Corporate Governance Matters
Board Diversity
We remain committed to ensuring women and minority candidates are among every pool of individuals from which new Board nominees are chosen, as well as considering diverse candidates from nontraditional venues. Our three most recent director appointments to the Board all embody diverse backgrounds.
Linda Adamany, as our Independent Lead Director and Chair of the Nominating and Corporate Governance Committee, has made clear her ongoing commitment to diversity. The Nominating and Corporate Governance Committee considers nominee candidates through:
1	2	3
Suggestions from our Board and senior management	Hiring third-party search firms as needed	Reviewing candidates proposed by shareholders in the same manner we evaluate candidates proposed by our Board or senior management

“To fulfill its purpose, the Committee shall… add women and minority candidates to each pool of individuals from which new Board nominees are chosen and consider diverse candidates from nontraditional venues.”
Jefferies Nominating and Corporate Governance Committee charter
We plan to continue the progress made to date by implementing our policy of recruiting diverse nominee candidates.
The Nominating and Corporate Governance Committee is committed to a policy of inclusiveness and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity. Our director refreshment over the last several years has resulted in a group of independent directors with gender and ethnic diversity, low average tenure, and significant experience. We intend to maintain and leverage those attributes as we move forward.

(1)	Four female directors (including one African American) and one African American male director.
2024 Proxy Statement	23

Corporate Governance Matters
THE BOARD’S RISK OVERSIGHT
Our Board of Directors is responsible for the general oversight of all matters that affect us, including the myriad risks impacting Jefferies. Our Board fulfills its oversight role through the operations of its various committees. Our Board receives periodic reports on its committees’ activities.

To increase the scope of the Board’s risk oversight responsibilities, Jack Katz, the Chair of our Audit Committee, and
Linda Adamany, our Lead Director and the Chair of our Nominating and Corporate Governance Committee, also serve on the Board of Jefferies International Limited to give them greater transparency and insights regarding our operations.

AUDIT COMMITTEE
The Audit Committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. The Audit Committee receives reports from our CFO, our internal audit department and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, internal control over financial reporting, critical accounting estimates, and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions. The Audit Committee also reviews the audit plan, including the risk-based approach to its development. Our Audit Committee receives reports from our Chief Compliance Officer. Our Audit Committee also oversees our Related Person Transaction Policy. Additionally, prior to its merger with us in November 2022,
Jefferies Group’s risk management team continuously monitored its various business groups, the level of risk they were taking and the efficacy of potential risk mitigation strategies and presented such information to
Jefferies Group’s senior management and our Board.

RISK AND LIQUIDITY OVERSIGHT COMMITTEE
Our Board’s Risk and Liquidity Oversight Committee oversees our enterprise risk management.
The Committee approves the risk management framework; approves the risk identification and materiality assessment framework; reviews our major risk exposures, including among others,
IT, privacy, and cybersecurity risk, and the steps management has taken to monitor and control such exposures; reviews our capital, liquidity and funding against established risk methodologies; and oversees the Chief Risk Officer.

ESG/DEI COMMITTEE
Our Board’s ESG, Diversity, Equity and Inclusion (ESG/DEI) Committee provides oversight and input to our management on risks, policies and strategies related to sustainability, climate change, corporate social responsibility and diversity, equity and inclusion. The Committee monitors our performance and progress against goals that are established from time to time with respect to these matters, as well as our progress against our Corporate Social Responsibility Principles. In performing this oversight role, the ESG/DEI Committee considers our continuing commitment to sustainable economic development and the impact our businesses have on the world. The ESG/DEI Committee also has oversight responsibility for our efforts to drive diversity and inclusion internally at Jefferies and externally in the communities in which we operate.

24	Jefferies Financial Group

Corporate Governance Matters
Board Structure
Lead Director Position and Duties
Ms. Adamany was selected by the Board as our Independent Lead Director of the Board beginning on March 28, 2022.
OUR CORPORATE GOVERNANCE GUIDELINES PROVIDES THAT OUR LEAD DIRECTOR:
   Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board, and has the authority to call meetings of the independent members of the Board
   Serves as liaison between the Chairman of the Board and the independent members of the Board, and provides the Chairman of the Board, the Chief Executive Officer, and the President with feedback from executive sessions of the independent members of the Board
   Reviews and approves the information to be provided to the Board
   Reviews and approves meeting agendas and coordinates with management to develop such agendas
   Approves meeting schedules to assure there is sufficient time for discussion of all agenda items

   If requested by major shareholders, ensures that he or she is available for consultation and direct communication
   Interviews, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and makes recommendations to the Nominating and Corporate Governance Committee and the Board
   Provides input relating to the membership of various Committees of the Board and the selection of the Chairs of such Committees
   Consults with the Chairs of each Board Committee and solicits their participation in performing the duties described above
   Performs such other functions and responsibilities as requested by the Board from time to time

Director Independence
In accordance with our Corporate Governance Guidelines, available on our website, www.Jefferies.com, our Board of Directors undertook its annual review of director independence. During this review, our Board considered all transactions and relationships between us and each nominee for director or any member of such person’s immediate family. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent.
Our Board affirmatively determined that each of our non-employee director nominees is independent with respect to board service and service on each of the committees on which they sit. In making this determination, our Board reviewed the corporate governance rules of the NYSE, the principal exchange on which our shares are traded, and considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with us. In addition, for our Audit Committee members, our Board also considered the requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and for our Compensation Committee members, the requirements of Rule 303A.05 of the NYSE Listed Company Manual.
Our Board also considered that certain Board members share directorships on unaffiliated third-party boards, and has determined that these relationships are not material relationships and, therefore, do not affect our Board’s determination of director independence.
2024 Proxy Statement	25

Corporate Governance Matters
Executive Sessions
Our independent directors meet regularly in executive session outside the presence of management. No formal Board action may be taken at any executive session. Our independent Lead Director presides over each executive session and has the authority to call such meetings.
Directors and Board Committees
Our Board has standing Audit, Compensation, ESG/DEI, Nominating and Corporate Governance, and Risk and Liquidity Oversight Committees, each of which has adopted a written charter that is available on our website at www.Jefferies.com.
Mr. Barry Alperin retired from our Board effective May 31, 2023, and we currently have a vacancy on our Board as a result. Ms. Gilmartin was appointed as Chair of the ESG/DEI Committee effective June 27, 2023.
Board of Directors

All of our director nominees attended at least 75% of the meetings of our Board of Directors and Committees on which they served during fiscal 2023.

All of our Board members then serving attended our 2023 shareholder meeting, although we do not have a policy requiring director attendance.
KEY RESPONSIBILITIES
•  Evaluate our performance, plans and prospects
•  Supervise and direct the management of the Company in the interest and for the benefit of our shareholders
•  Manage succession planning of our executives
•  Designate Board committee members
•  Oversee additional risks related to human capital management

TWELVE MEETINGS IN FISCAL 2023 BOARD OF DIRECTORS CHAIR Joseph S. Steinberg 2023 INDEPENDENT LEAD DIRECTOR Linda L. Adamany MEMBERS
Linda L. Adamany Robert D. Beyer Matrice Ellis Kirk Brian P. Friedman MaryAnne Gilmartin	Richard B. Handler Thomas W. Jones Jacob M. Katz Michael T. O’Kane Joseph S. Steinberg Melissa V. Weiler
26	Jefferies Financial Group

Corporate Governance Matters
Audit Committee

Our Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as our independent external auditor for fiscal 2024. This will be Deloitte’s seventh consecutive year auditing us.
The Audit Committee is responsible for the audit fee negotiations associated with our retention of Deloitte. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.
In conjunction with the mandated rotation of our audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of our audit firm’s new lead engagement partner.
The members of the Audit Committee and our Board believe that the retention of Deloitte to serve as our independent external auditor is in the best interests of Jefferies and our shareholders.
At the conclusion of each regular session of the Audit Committee, the Committee conducts an executive session with Internal Audit representatives and then with representatives of Deloitte, after which the Committee conducts an executive session among only independent directors.
KEY RESPONSIBILITIES
•  Oversee our financial statements, internal audit function and internal control over financial reporting
•  Oversee our independent auditors and our audit, approve all services to be provided by our independent auditors and determine whether to retain or terminate our independent auditors
•  Assist our Board and management with oversight of legal and regulatory compliance
•  Oversee compliance with our Code of Business Practice
•  Prepare the Audit Committee Report required under SEC rules
•  Establish procedures for managing complaints about accounting, internal accounting controls or auditing matters
•  Review and approve related person transactions

NINE MEETINGS IN
FISCAL 2023
CHAIR
Jacob M. Katz
MEMBERS
Adamany, Jones, Katz, Weiler

Our Board determined that each member of the Audit Committee, including Mr. Katz, the Chairman, is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial literacy and accounting or related financial management expertise requirements of the listing standards of the NYSE.

2024 Proxy Statement	27

Corporate Governance Matters
Compensation Committee

Among other responsibilities, our Compensation Committee considers whether our compensation policies and practices properly reward employees for prudent risk taking. Our Compensation Committee has determined that our compensation policies and practices are reasonably designed for the benefit of our shareholders and bondholders. Our Compensation Committee members were never employed by us nor served as an officer for us. During fiscal 2023, none of our executive officers served on any compensation committee or other board committee performing equivalent functions of another entity, one of whose executive officers was a member of our Board of Directors or a member of our Compensation Committee.
KEY RESPONSIBILITIES
•  Set the compensation of our executive officers
•  Review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate their performance and approve their compensation payout
•  Oversee senior management in establishing our general compensation philosophy, and oversee the development and implementation of executive compensation programs, including our incentive compensation plans and equity-based plans
•  Oversee regulatory and legal compliance with respect to executive compensation matters
•  Administer and interpret any policy relating to the recovery of incentive-based compensation awarded to executive officers.
•  Retain, evaluate and review the advice of the Compensation Committee’s independent compensation consultant
•  Prepare the Compensation Committee Report and approve the “Compensation Discussion and Analysis” on pages 38 – 62.

FOUR MEETINGS IN FISCAL 2023 CHAIR Robert D. Beyer MEMBERS Beyer, Gilmartin, O’Kane, Weiler
28	Jefferies Financial Group

Corporate Governance Matters
ESG/DEI Committee

The ESG/DEI Committee oversees the environmental, social and governance matters arising from our business, as well as how Jefferies broadens its diversity in the workforce and helps to address social issues in the communities in which we operate. The Committee reviews how management takes all such matters into account as they lead our operations.
KEY RESPONSIBILITIES
•  Provide oversight and input to our management on risks, policies and strategies related to sustainability, climate change, corporate social responsibility and diversity, equity and inclusion
•  Consider and provide input to management on social, political and environmental trends in public policy, regulation and legislation and consider additional corporate social responsibility actions in response to such issues
•  Monitor our performance and progress against goals that are established from time to time with respect to these matters
•  Monitor our progress against our Corporate Social Responsibility Principles
•  Oversee strategies and practices to further our corporate culture
•  Provide input to the Nominating and Corporate Governance Committee regarding Board diversity initiatives
•  Oversee and evaluate management’s efforts to mitigate our impact on environmental and social issues
•  Oversee and evaluate management’s efforts to increase the diversity of the Jefferies workforce and promote an environment of inclusion, and work with outside consultants on such topics
•  Oversee and evaluate management’s efforts to react and respond to social issues affecting Jefferies and the communities in which we operate
•  Act as a resource to Jefferies’ management and employees regarding diversity, equity and inclusion matters

TWO MEETINGS IN FISCAL 2023 CHAIR MaryAnne Gilmartin MEMBERS Adamany, Ellis Kirk, Gilmartin, Jones, Katz
2024 Proxy Statement	29

Corporate Governance Matters
Nominating and Corporate Governance Committee

A key function of our Nominating and Corporate Governance Committee is to assist our Board by identifying qualified Board candidates and recommending candidates to our Board who will be instrumental to our growth and success. As noted earlier, the Committee takes into consideration such factors as it deems appropriate, which may include:
•  Judgment, skill, diversity, experience with businesses and other organizations of comparable size
•  The interplay of the candidate’s experience with the experience of other
Board members
•  Extent to which the candidate would be a desirable addition to our
Board and its Committees
•  To identify and recruit qualified candidates for the Board, the Governance and Nominating Committee has previously utilized the services of professional search firms and/or sought referrals from other members of the Board, management, stockholders and other sources. After conducting an initial evaluation of a candidate, one or more members of the Nominating and Corporate Governance Committee will interview that candidate if the committee believes the candidate might be suitable to be a director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board of Directors that candidate’s election.
•  Our Nominating and Corporate Governance Committee will review all candidates for director (including nominees for director pursuant to our proxy access bylaw) in the same manner, regardless of the source of the recommendation. Candidates recommended by our shareholders will be considered in accordance with the requirements for such recommendations. See “Important Information for our Shareholders—Shareholder Proposals and Director Nominations for 2025” for additional details.
KEY RESPONSIBILITIES
•  Recommend individuals to our Board for nomination, election or appointment as members of our Board
•  Oversee the evaluation and refreshment of Board
•  Oversee the evaluation and succession planning of management
•  Establish and oversee our corporate governance and compliance with our corporate governance guidelines
•  Review and recommend to our Board any changes in director compensation

TWO MEETINGS IN FISCAL 2023 CHAIR Linda L. Adamany MEMBERS Adamany, Ellis Kirk, Gilmartin, Jones, O’Kane
30	Jefferies Financial Group

Corporate Governance Matters
Risk and Liquidity Oversight Committee

The Risk and Liquidity Oversight Committee oversees our enterprise risk management.
KEY RESPONSIBILITIES
•  Oversee our enterprise risk management
•  Review and approve annually the Company’s risk management framework and overarching risk appetite statements
•  Review our major risk exposures, including among others, cybersecurity risk, and the steps management has taken to monitor and control such exposures
•  Review our capital, liquidity and funding against established risk methodologies
•  Receive reports from our Chief Risk Officer and assist the Chief Executive Officer and President in overseeing this position

FIVE MEETINGS IN FISCAL 2023 CHAIR Thomas W. Jones MEMBERS Beyer, Ellis Kirk, Gilmartin, Jones, Katz, Weiler
2024 Proxy Statement	31

Corporate Governance Matters
Board Practices, Processes and Policies
Corporate Governance Best Practices
We continuously monitor corporate governance best practices, and over the years have made enhancements to strengthen our Board’s independence, ensure robust risk oversight and bolster alignment, communication and transparency with our shareholders.
ESG/DEI COMMITTEE

Our Board‘s ESG/DEI Oversight Committee oversees the Company’s formal ESG assessment, enhancement of our ESG reporting and disclosures, and establishment of ESG roles and responsibilities. The Committee has overseen the measurement and reporting of our Scope 1, Scope 2 and certain Scope 3 emissions to inform future carbon reduction goals. In addition, the Committee oversees Jefferies’ efforts to broaden its diversity in the workforce and its efforts to help address social issues outside Jefferies.

CORPORATE SOCIAL RESPONSIBILITY PRINCIPLES

We reconfirmed our commitment to social responsibility, charging management with implementing a process to evaluate our corporate conduct in light of our published Corporate Social Responsibility Principles, which can be found on www.jefferies.com.

ENTERPRISE-WIDE OVERSIGHT

The Chairs of our Audit Committee and Nominating and Corporate Governance Committee (Jack Katz and Linda Adamany) also serve on the board of Jefferies International Limited (our UK entity), serving, respectively, on the Audit, Nominations and Remuneration Committees (Katz) and the Audit, Nominations, Risk and Remuneration Committees (Adamany).
SHAREHOLDER PROXY ACCESS Our shareholders are able to include director nominations in our annual Proxy Statement. The features of our by-laws reflect standard market practice, including:
RISK AND LIQUIDITY OVERSIGHT COMMITTEE

Our Risk and Liquidity Oversight Committee monitors major risk exposures, including, among others, investment risk, capital risk, funding risk, liquidity risk, IT, cybersecurity and privacy risk, new product and business risk, legal and regulatory risk, environmental risk and reputational risk.

MINIMUM HOLDING PERIODS OF VESTED EQUITY

We maintain holding periods requiring our CEO and President to hold at least 75% of after-tax shares until the expiration of three years after vesting or until retirement (50% of after-tax shares for all other named executive officers).

INDIVIDUAL DIRECTOR ASSESSMENTS

Our annual Board evaluation process requires individual director assessments, administered by the Chair of the Nominating and Corporate Governance Committee.

BOARD AND COMMITTEE ASSESSMENTS

The Board conducts an annual self- evaluation of its performance and the Audit, Compensation, Nominating and Corporate Governance, Risk and Liquidity Oversight, and ESG, Diversity, Equity and Inclusion Committees each conduct an annual self-evaluation on committee performance and the performance of each individual director.

3% for 3 years Shareholders holding 3% of our outstanding shares for 3 years may nominate candidates

20% of the Board • Shareholders can aggregate up to 20 holders to meet ownership requirement • Shareholders may nominate at least 2 candidates (or up to 20% of the size of our Board if greater)

Shareholder-submitted nominations that satisfy the requirements in our by-laws are included in our Proxy Statements

CEO AND PRESIDENT STOCK OWNERSHIP GUIDELINES

Our ownership guidelines for our CEO and President require each to accumulate an ownership position in our equity securities with a value equal to at least ten times the executive’s salary.

CEO AND PRESIDENT EVALUATIONS

We maintain a performance evaluation process for our CEO and President that includes self-evaluations and evaluations by the Board and Compensation Committee.

32	Jefferies Financial Group

Corporate Governance Matters
APPOINTMENT OF LEAD DIRECTOR

We have a Lead Director, whose responsibilities are clearly delineated in our Corporate Governance Guidelines.

CLAWBACK POLICY

We maintain a policy required by the rules of NYSE, providing that, subject to certain exemptions provided by the NYSE rules, if we are required to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee will seek recovery of any cash- or equity-based incentive compensation (including vesting and unvested equity) paid or awarded to the executive officer, to the extent the compensation was based on erroneous financial data and exceeded what would have been paid under the restatement.

SHAREHOLDER ENGAGEMENT

We engage in rigorous shareholder outreach to better understand shareholder concerns and determine the best path to constructively respond to them. For more information on shareholder engagement in connection with our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis— Our 2023 Say-on-Pay Vote Outcome.”

MAJORITY VOTING

We require majority voting in connection with uncontested director elections and maintain a director resignation policy.

PROHIBITION ON HEDGING

We prohibit the hedging of our shares and other securities by our directors, executives and employees.

INCREASED DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Corporate Governance Guidelines require each director within five years of joining our Board to accumulate an ownership position in our equity securities with a value equal to five times the director’s annual cash retainer (an increase from the prior requirement of three times the director’s annual cash retainer).

BOARD REFRESHMENT

We take an ongoing approach to Board refreshment, and five of our current eleven directors were added to the Board in the last five years, ensuring fresh perspectives and providing the right set of skills and experience.

Additional information about changes to our compensation policies and practices is contained in our Compensation Discussion and Analysis section of this Proxy Statement.
Majority Voting and Director Resignation Policy
Our by-laws require that each director in an uncontested election be elected by the affirmative vote of a majority of the votes cast with respect to such director. Our Corporate Governance Guidelines include a director resignation policy, which provides that, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to our Board of Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “against” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected.
Our Board of Directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject a tendered resignation. The nominee in question will be recused from the recommendation or decision-making process. Our Board’s explanation of its decision will be publicly disclosed within 90 days from the date of publication of the election results. The Nominating and Corporate Governance Committee and our Board of Directors may consider any factor deemed appropriate during this process.
Anti-Hedging Policy
Our Insider Trading and Anti-Tipping Policy expressly prohibits hedging transactions involving our securities and those of our subsidiaries by our directors, executive officers and all other employees. We believe that hedging against losses in our securities breaks the alignment between our shareholders and our executives that equity grants are intended to build.
2024 Proxy Statement	33

Corporate Governance Matters
Related Person Transaction Policy and Transactions
Our Board has adopted a written policy for the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Our Related Person Transaction Policy applies to the following Related Persons: each of our directors and executive officers, any security holder who is known to own more than five percent of our shares, any immediate family member of any of the foregoing persons, any entity of which one of our directors or executive officers is a director or officer (other than when serving at our request), and any entity of which one of our directors or executive officers has a substantial financial interest (other than through us). Under our Related Person Transaction Policy, a covered transaction includes a transaction or arrangement involving a Related Person in which we are a participant and which would require disclosure in our filings with the SEC as a transaction with a Related Person.
Under our Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential covered transaction and must disclose all material facts with respect to such interest. All covered transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify such a transaction, the Audit Committee will consider the relevant facts and circumstances which may include factors such as the relationship of the Related Person with us, the materiality or significance of the transaction to us and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to us on an arm’s length basis and the impact of the transaction on our business and operation.
Prior to the combination of Jefferies and Jefferies Group in 2013, Jefferies Group invested in certain private equity funds (Private Equity Funds) managed by companies controlled by Mr. Friedman and the management companies of the Private Equity Funds (Fund Managers). The Private Equity Funds have not made new investments in over ten years and are close to full liquidation. The Fund Managers serve as the investment advisers of the Private Equity Funds and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers in 1994, seven years before he became associated with Jefferies Group, and the then-Board of Jefferies Group approved these arrangements years prior to consummation of our transaction with Jefferies Group. As of November 30, 2023, Jefferies had investments in the Private Equity Funds of $2.8 million and a remaining undrawn investment commitment of $10.1 million, which we do not expect will be drawn. Jefferies also had an investment in the Fund Managers of $0.05 million and a remaining undrawn investment commitment of $0.2 million as of November 30, 2023. Jefferies Group contributed $0.2 million capital to the Fund Managers in fiscal year 2023. As part of the Vitesse spin-off transaction, Jefferies received a distribution of 696,304 shares of Vitesse Energy, Inc. from the Private Equity Funds. These shares of Vitesse Energy, Inc. were then distributed to our shareholders as part of the Vitesse spin-off. Mr. Friedman, our President, had remaining investments of $0.8 million in the Private Equity Funds and $0.05 million in the Fund Managers as of November 30, 2023. We employ three former employees of the Fund Managers who continue to partially work for the Fund Managers under an arrangement Jefferies Group originally entered into with Mr. Friedman and a Fund Manager in 2005 and a related agreement we entered into during 2014. In fiscal year 2023, the Fund Manager reimbursed us approximately $0.3 million for the direct and indirect costs attributed to these employees’ work performed for the Fund Managers.
We have employed Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as Managing Director, Marketing since 1997, three years before Mr. Handler was appointed CEO of Jefferies Group. For his services during fiscal year 2023, Mr. Tarrant was paid $280,330.
Since 2011, we have also employed Michael Cagno, the brother of our Controller and Principal Accounting Officer, as Senior Vice President, Information Technology. For his services during fiscal year 2023, Michael Cagno was paid $336,000.
Messrs. Steinberg and Friedman invested in January 2022 $1.1 million and $1.0 million, respectively, in a syndication offered by our wholly owned subsidiary HomeFed Corporation for a multi-family residential
34	Jefferies Financial Group

Corporate Governance Matters
development at one of its real estate sites. The transaction was conducted at an arm’s length basis, and Messrs. Steinberg and Friedman invested 6.02% of the total third-party capital invested in this transaction and received the same terms as the other investors. In December 2023, there was a distribution from the project of $224,789 to Mr. Steinberg and $204,354 to Mr. Friedman.
In June 2023, Mr. Friedman purchased $3 million in principal amount of the subordinated notes tranche of JCP Direct Lending CLO 2023-1 Ltd., a direct lending focused CLO managed by Jefferies Credit Partners. Jefferies Capital Partners is a wholly owned sub of Jefferies Finance. The total subordinated tranche size was $59.15 million. Mr. Friedman received no favorable treatment for the investment and his terms were no better than other investors in the subordinated notes tranche. Jefferies Finance also provided a leveraged facility to Mr. Friedman in the amount of $1.26 million, that helped fund a portion of the purchase on the same terms Jefferies Finance provided to its other investors price of the subordinated notes.
Fiscal 2023 Director Compensation
Director Stock Ownership
Our Board believes our directors should also be shareholders. Our Corporate Governance Guidelines require each director within five years of joining our Board to accumulate an ownership position in our equity securities equal to five times the value of a director’s annual cash retainer (currently a requirement to hold not less than $625,000 worth of our shares). All of our directors who have been on the Board for at least five years have met or exceeded our stock ownership guideline.
FISCAL 2023 DIRECTOR COMPENSATION TABLE
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Linda L. Adamany	300,417	205,000	505,417
Barry J. Alperin	90,000	205,000	295,000
Robert D. Beyer	155,000	205,000	360,000
Matrice Ellis Kirk	125,000	205,000	330,000
MaryAnne Gilmartin	127,610	205,000	332,610
Thomas W. Jones	133,333	205,000	338,333
Jacob M. Katz	288,750	205,000	493,750
Michael T. O’Kane	125,000	205,000	330,000
Melissa V. Weiler	125,000	205,000	330,000
(1)
Directors who are also our employees do not receive director compensation from us. The above amounts for Ms. Adamany and Mr. Katz each include $123,750 for serving as directors of Jefferies International Limited. Pursuant to SEC rules, Mr. Alperin is included because he served until May 31, 2023. Mr. Alperin’s compensation received in fiscal year 2023 is reflected in the table.

(2)
Our annual non-employee director compensation for fiscal 2023 consisted of an equity grant in the amount of $205,000, a retainer of $125,000 and additional retainers of $40,000 to the Chair of the Audit Committee and the Lead Director, $30,000 to the Chair of the Compensation Committee, and $10,000 to the Chairs of our other committees.

(3)
Grant date fair value of equity awards is computed in accordance with GAAP based on the closing price per share of our Common Stock on the grant date. Each independent director elected by our shareholders during our 2023 Annual Meeting of Shareholders received a single equity award of 5,697 shares of restricted stock or deferred shares. Stock awards vest as to one-third of the shares per year, except that the awards are non-forfeitable in the event of termination of service due to death, disability or upon a retirement at or after the age of 65. As of November 30, 2023, unvested equity awards subject to forfeiture were held by Mr. Beyer (13,716), Ms. Ellis Kirk (12,118), Ms. Gilmartin (12,594) and Ms. Weiler (12,118).

2024 Proxy Statement	35

Corporate Governance Matters
Equity Compensation Plan Information
The following table summarizes information regarding our shares under our equity compensation plans as of November 30, 2023.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	19,629,187(1)	5.86(2)	3,694,183(3)
Equity compensation plans not approved by security holders	—	—	—
Total	19,629,187	5.86(2)	3,694,183
(1)
Includes shares to be issued upon settlement of 14,564,447 Restricted Stock Units (“RSUs”) and shares issuable upon exercise of 5,064,740 options under our 2003 Incentive Compensation Plan, Director’s Stock Compensation Plan and Equity Compensation Plan. Of these awards, 3,949,096 RSUs require the achievement of performance goals and/or future service for vesting, and 10,615,351 RSUs have already vested but remain deferred as to settlement. RSUs that require performance conditions to be met for vesting in measurement periods after November 30, 2023 are included based on shares issuable for targeted performance; under these awards, 203,647 additional RSUs would be issued if specified above-target performance levels are fully achieved by performance and service.

(2)	The weighted average exercise price is calculated including RSUs, which effectively have an exercise price of zero. The weighted average exercise price on outstanding options is $22.69.
(3)
Includes 1,038,422 shares under the 2003 Incentive Compensation Plan that are not issuable for new equity awards but remained issuable as dividend equivalent units on outstanding awards. 2,655,761 shares remained available under the Equity Compensation Plan, which shares may be used for any type of equity award, including restricted stock, RSUs or other full-value awards.

Rate of Equity Award Grants
During 2023, we granted awards of RSUs and restricted stock covering a total of 1,442,378 shares under our equity plans, representing a rate of equity award grants, or so-called burn rate, of approximately 0.66% of our average outstanding shares. This does not include shares issuable in connection with dividend equivalent units credited in fiscal 2023 or shares purchased under our Employee Stock Purchase Plan or acquired upon deferral of compensation under our Deferred Compensation Plan.
36	Jefferies Financial Group

Executive Compensation
PROPOSAL 2
Advisory Vote on 2023 Executive-Compensation Program
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM

We provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the executive-compensation program for our executive officers as disclosed in this Proxy Statement in accordance with SEC rules in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure (pages 38 to 62). We hold this vote on an annual basis. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers. We value this vote as important feedback from our shareholders. For more information, see “Compensation Discussion and Analysis - Our Compensation Program - Presentation of Executive Compensation in this Proxy Statement.”
Accordingly, we ask our shareholders to vote FOR the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is approved.
Compensation Committee Report
The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to CEO and President compensation, review and approve corporate goals and objectives relevant to the compensation of our other executive officers, evaluate the performance of the executive officers in light of those goals and objectives, set the executive officers’ compensation levels based on this evaluation and assist our principal executive officers in formulating compensation programs applicable to our other senior management.
Our Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon the reviews and discussions, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2023 Annual Report on Form 10-K.
Submitted by the Compensation Committee of the Board of Directors
Robert D. Beyer, Chairman
MaryAnne Gilmartin
Michael T. O’Kane
Melissa V. Weiler
2024 Proxy Statement	37

Compensation Discussion and Analysis
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) focuses on how our executive officers listed in the Summary Compensation Table (our “NEOs”) were compensated for fiscal 2023 (December 1, 2022 through November 30, 2023) and how their fiscal year 2023 compensation aligned with our pay-for-performance philosophy. For fiscal 2023, our NEOs were:
Named Executive Officer	Role
Richard B. Handler	Chief Executive Officer
Brian P. Friedman	President
Joseph S. Steinberg	Chairman of the Board
Michael J. Sharp	Executive Vice President and General Counsel
Matthew S. Larson	Chief Financial Officer
Teresa S. Gendron(1)	Former Co-Chief Financial Officer
(1)	Following Ms. Gendron’s departure from the Company on March 16, 2023, Mr. Larson became the sole Chef Financial Officer and our Principal Financial Officer.
Executive Overview
Our 2023 Say-on-Pay Vote Outcome
As we highlighted in last year’s 2023 proxy statement, following our disappointing 53% favorable 2022 say-on-pay vote, we conducted additional meaningful engagement with our shareholders – in particular, those shareholders who voted against our plan – to understand their largest areas of concern. We made substantial changes to our compensation program that we reiterate below.
Our Substantial Response to Investor Feedback
WE CHANGED OUR PLAN
We committed that there will be no special equity awards to our CEO or President outside of our ongoing annual incentive programs, as long as the so-called Leadership Continuity Grant made in December 2021 is outstanding.

We determined that, effective from the 2022 compensation year, our CEO and President’s pay packages would be independent of each other.
We streamlined the discussion of the performance of our CEO and President to reflect the key factors considered by the Compensation Committee.
WE SIGNIFICANTLY ENHANCED DISCLOSURE ON EACH OF THESE TOPICS:
• We discussed and continue to discuss performance pillars on pages 47–50 and performance-measurement targets and thresholds under the Performance Stock Units (“PSUs”) on pages 46–47.
• We again discuss the Compensation Committee’s sizing decisions, target compensation benchmarking, and the link between compensation and our performance pillars on pages 39–41 and 46–53.
 •  We again discuss our rationale for using judgment from time to time within the context of well-defined ROTE and other performance measures, as well as equally well-defined compensation targets on pages 46–47.

• Particularly meaningful to our 2023 compensation decison, we discuss our rationale for the timing of the grants on pages 41–42.
• We discuss how we consider ROTE when determining compensation on pages 46–50.
• We outline our short and long-term compensation caps on pages 46–47.
• We discuss our peer selection, benchmarking, and the evolution of our peer group in light of the transition to a pure financial services platform which has been achieved on pages 44–46.
38	Jefferies Financial Group

Compensation Discussion and Analysis
In the chart on the previous page, we highlighted the first point because our discussions with investors during the 2022 proxy season, throughout 2022, the 2023 proxy season and in 2023 made very plain to us that the Leadership Continuity Grant we made in December 2021 (our fiscal 2022) was the top factor that drove not only our 2022 say-on-pay vote but also our 2023 vote. In 2022, our shareholders approved the non-binding say-on-pay vote by 53%. In 2023, that favorable vote rose to 59%.
What is not obvious from those numbers is that, because of the deep and transparent level of engagement the Chairman of our Compensation Committee and our General Counsel have with our fellow shareholders, we know in great detail the votes of those shareholders as well as the rationale for those votes. In particular, we learned that, although our shareholders were satisfied with the general parameters of our plan, and, in particular, satisfied and comforted by the substantial amendments to our plan that responded to their feedback, as a matter of principle – with one exception – they planned to vote against our plan in 2022 to register their dissatisfaction with the one-time Leadership Continuity Grant.
The one exception noted above was one of our larger shareholders that was very frank with us and noted that, because the Leadership Continuity Grant would not appear on our Summary Compensation Table until 2023, it would be voting against our plan in 2023. In many ways, although we were disappointed that we would not have their support, we were pleased and grateful that this fellow shareholder was willing to engage in such an honest and thoughtful dialogue with us. (As we have stated before, we have very detailed and frank conversations with our shareholders who, thankfully, are willing to share with us how they view our plan not only by their yay or nay votes, but also by keeping us apprised about what is driving their votes.)
True to their word, that large shareholder voted against our executive-compensation plan last March. Had they voted with us, our say-on-pay vote would have approached 70%. That is not the goal we hope for in our say-on-pay vote, but we do believe – and, we think, rightfully so based on our engagement with shareholders – that, based on the feedback we have received from our fellow shareholders, they are satisfied with the changes we made that are outlined on the previous page and we have landed on an executive-compensation plan that will, we believe, result in higher and more satisfactory say-on-pay vote results.
Compensation Philosophy and Overriding Principles
Our compensation philosophy remains unchanged: Our executives should be paid fairly, relative to our performance, and competitively as compared with our peers, but only if they achieve meaningful long-term goals for Jefferies and its shareholders. We remain committed to maintaining a long-term view of our business goals, aimed at avoiding the pitfalls of impatience and short-term investment horizons. The principles of our compensation programs include:
•	providing competitive levels of pay in order to attract and retain talented executives and leaders;
•	encouraging long-term service and loyalty;
•	aligning executives’ interests with the creation of long-term value for our shareholders; and
•	designing each element of pay to incentivize actions that we believe will promote sustained economic value over time.
2024 Proxy Statement	39

Compensation Discussion and Analysis
In line with the overriding principles of our compensation philosophy, our compensation programs provide for a significant portion of our executives’ compensation to be incentive based. In fiscal 2023, approximately 96% of our CEO’s total target compensation was at risk. Equity is a significant component of this compensation, which we believe provides strong incentives for long-term performance and a direct link to the interests of our shareholders.

40	Jefferies Financial Group

Compensation Discussion and Analysis
Our Executive Compensation Program
Targeted Incentive Compensation
Our compensation program begins with a targeted incentive compensation amount for our senior executives. This amount is based on benchmarking against our peer group. We believe that targeting compensation using the benchmarking exercises, and offering the potential for upside to the extent that shareholder value is created and the Company or the individual is able to differentiate performance, can appropriately reward our executives and maintain a high-performing culture. Additionally, we believe that making a high percentage of our executives’ compensation dependent on Company performance ensures that they focus on meeting our strategic goals. Finally, having a high percentage of potential compensation tied directly to business results and shareholder value results in our executives benefitting only when performance is actually achieved and when our shareholders also benefit, thereby ensuring we pay only for performance. The elements of our fiscal 2023 compensation program for our senior executives are shown below.
Fixed compensation
Base Salary	Delivered in cash, provides stable base amount of market competitive pay.
Incentive compensation
Annual Cash Bonus
Variable compensation delivered in cash that is designed to motivate and incentivize performance in the shorter-term. Annual bonuses are earned based on the Company and the individual’s performance under our four pillars of performance, described below. Constitutes approximately 40% of target incentive compensation.

Long-term Incentive
Equity-based compensation designed to retain our CEO and President, reward contributions and performance over the longer-term and further align their interests with shareholders’ interests. Constitutes approximately 60% of target incentive compensation, divided between:
•  Restricted stock units (“RSUs”) that vest after three years. The value of the RSUs that ultimately vest will depend on Jefferies’ stock price at that time, driving executives to take action that increases shareholder value over the longer-term; and
•  Performance stock units (“PSUs”) that are earned, if at all, over a three-year performance period, based on the achievement of specific ROTE metrics. In addition to achieving the metrics necessary for a payout of shares at the end of the performance period, the value of the shares earned depend on Jefferies’ stock price at that time, incentivizing actions that will increase shareholder value over the longer-term.

Performance Measures
A key aspect of our executive compensation program is that, when granting equity compensation, the decision-making for those awards occurs after the end of the fiscal year. Our Compensation Committee has determined that, much like decisions regarding the amount of any annual bonus payments earned, the amount of equity awards granted should be decided only after an analysis of the Company and the executives’ performance for the year has occurred, based on the performance as measured against weighted pillars of corporate performance as well as individual performance. We believe this furthers our pay-for-performance philosophy by allowing the Compensation Committee to consider performance when determining the dollar value of the RSUs and PSUs granted, the ultimate value of which will then be dependent on the Company’s stock price (in the case of RSUs) and the achievement of performance metrics and stock price (in the case of PSUs) after a three-year period.
2024 Proxy Statement	41

Compensation Discussion and Analysis
These tables summarize the process described above:
Targeted Incentive Compensation
• Based on benchmarking against peer group • Composed of: ~40% Annual Bonus ~30% PSUs ~30% RSUs
Compensation Committee Reviews Performance
• Four Pillars: Financial Performance (65%) Capital Allocation (10%) Business Strength (10%) Leadership, Culture and Values (15%)
Decisions Made After Fiscal Year End
• The Committee determines: Amount of target annual bonus to be paid Amount of target PSU and RSU awards PSU performance metrics
Three Years After Equity Grants
• RSUs vest, value based on market price of JEF stock • PSUs vest based on achievement of performance criteria, value (if any) based on market price of JEF stock
Presentation of Executive Compensation in this Proxy Statement
Because the determination of equity grants is made after year end, pursuant to SEC reporting rules, the value of those awards is not included in the compensation tables included in this proxy statement, but will be included in the following year. For example, this year’s Summary Compensation Table reports the value of the RSUs and PSUs that were granted in December 2022 in relation to our 2022 fiscal year. The Compensation Committee granted RSUs and PSUs to both of our CEO and President in December 2023 after consideration of their 2023 performance that is described in this proxy statement, and those amounts will be included in the Summary Compensation Table in our 2025 proxy statement.
Compensation Best Practices
Our Compensation Committee has adopted a number of best practices that are consistent with our performance-based compensation philosophy and that we believe serve the long-term interest of our shareholders:
Strong Link to Performance	Use of diversified performance considerations for incentive compensation that align with our long-term strategy and are designed to create shareholder value
Target Majority Performance-Based Compensation	Annual cash bonuses are not guaranteed, and equity awards include PSUs with three-year performance period and RSUs, the value of which is dependent on stock price
No Repricing	No repricing of options
Strong Stock Ownership Policy	Our CEO and President are required to hold shares valued at 10x base salary
No Gross-Ups	No tax gross-ups in our change-in-control plan or perquisites
No Excessive Severance or Change-in-Control Provisions	No golden parachute severance payments and no acceleration of awards in the event of a change in control
No Hedging	Hedging of our common stock by officers, directors and employees is prohibited
Clawback Policy	Robust clawback policy in place
Independent Committee	Compensation Committee consists only of independent Board members
Leading Independent Consultant	Engaged leading independent compensation consultant to assist the Compensation Committee and Board in determining executive compensation and evaluating program design
42	Jefferies Financial Group

Compensation Discussion and Analysis
Executive Compensation Details
Our 2023 Fiscal Year Compensation Results
For 2023, we determined that our CEO’s total incentive compensation would be $18.9 million (a 24.4% decrease from his 2022 incentive compensation, which itself was a 16.7% reduction from 2021) and that our President’s total incentive compensation would be $18 million (a 20% decrease from his 2022 incentive compensation, which itself was a 25% reduction from 2021). When looked at over the past two years, because significant headwinds caused by global geopolitical strife, a spike in inflation, fear of a recession and general poor market conditions have negatively impacted the entire industry’s performance and our performance, our CEO and President have seen their compensation reduced by 37% and 40%, respectively.
To be completely transparent, and as we will discuss more below, those negative results displease us because we think our top executives are doing a fantastic job, which we think is a view reflected in our share price. With the exception of return on tangible equity (“ROTE”) that was achieved in a very challenging year, our executives have done everything they promised us they would do and everything we asked them to do. That said, financial performance matters.
The table below is presented to show how the Compensation Committee views incentive compensation awarded for fiscal 2023, fiscal 2022, and fiscal 2021. This table differs from how compensation is reported in the “Summary Compensation Table” (“SCT”) on page 56, the format of which is required by the SEC. This table is not intended as a substitute for the SCT. We provide this solely as a tool to demonstrate how we view our CEO and President’s targeted and awarded incentive compensation for these fiscal years.
		Annual Compensation by Performance Year
Executive	Performance Year	Incentive Compensation			Total Incentive Comp. ($)	Reduction from prior year
		Cash ($)	RSUs ($)	PSUs ($)
Richard B. Handler CEO	2023	8,400,000	6,000,000	4,500,000	18,900,000	(24.4)%
	2022	10,000,000	7,500,000	7,500,000	25,000,000	(16.7)%
	2021	12,000,000	9,000,000	9,000,000	30,000,000
Brian P. Friedman President	2023	8,000,000	5,714,000	4,286,000	18,000,000	(20)%
	2022	10,000,000	6,250,000	6,250,000	22,500,000	(25)%
	2021	12,000,000	9,000,000	9,000,000	30,000,000
As discussed above, there are two principal differences between the SCT and the table above:
1.
The Company grants both cash and equity incentive compensation after a performance year is completed. In both the table above and the SCT, cash incentive compensation paid in fiscal 2024, but based in part on fiscal 2023 performance, is shown as fiscal 2023 compensation. In the table above, the equity awards (RSUs and PSUs) granted in fiscal 2024, but based in part on fiscal 2023 performance, are shown as fiscal 2023 compensation. In contrast, the SCT reports the value of equity awards in the year in which they are granted. As a result, awards granted in fiscal 2023, but based in part on fiscal 2022 performance, are shown in the SCT as fiscal 2023 compensation.

2.	The SCT reports the change in pension value and certain nonqualified deferred compensation and all other compensation.
Process for Determining Compensation
Role of the Compensation Committee
The Compensation Committee, which consists entirely of independent directors, oversees our executive compensation programs. The Committee administers our annual cash incentive and long-term equity incentive plans and reviews performance levels relevant to compensation. It also decides the compensation of all named executive officers.
2024 Proxy Statement	43

Compensation Discussion and Analysis
The Compensation Committee reviews all of the information presented and discusses internally with our CEO and President and with our compensation consultant. In making decisions regarding pay levels and practices for our named executive officers, the Compensation Committee considers a variety of factors, including:
•	absolute corporate performance relative to our objectives;
•	creation of long-term value for our shareholders and shareholder views on compensation;
•	feedback from shareholders and proxy advisers as part of outreach efforts;
•	our corporate performance relative to our established peer group; and
•	compensation practices observed in our established peer group.
For more information, see “Corporate Governance Matters—Directors and Board Committees—Compensation Committee.”
Role of the Compensation Consultant
The Compensation Committee retains Pearl Meyer as an independent compensation consultant. The primary role of the independent compensation consultant is to assist the Compensation Committee in the evaluation of our named executive officers’ compensation and assist in compiling compensation data, conducting analyses, providing consulting services and supplementing internal resources for compensation related market analyses. Among the other things that Pearl Meyer advised upon this year was to omit Loews from our peer list based on the substantial reduction in our legacy merchant banking portfolio.
The Compensation Committee considered whether any conflict of interest exists with Pearl Meyer, assessing the following factors in its evaluation:
•	other services provided to us by the consultant;
•	fees paid by us as a percentage of the consulting firm’s total revenue;
•	policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest;
•	any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;
•	any Jefferies stock owned by the individual consultants involved in the engagement; and
•	any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.
Based on this information, the Compensation Committee concluded that the work of the consultant did not raise any conflict of interest.
Role of Management
We required our CEO and President to provide us with a candid self-assessment of how they believe they performed – both as a team and individually – backed up with specific actions, engagements and transactions they each led during the year. The Compensation Committee considers these self-assessments when making the compensation decisions for our CEO and President. Additionally, our compensation process includes the Compensation Committee consulting with our CEO and President to elicit their assessments of our other named executives’ individual performance in determining their compensation.
Peer Group Benchmarking
Given the reduction of our merchant banking portfolio, we re-evaluated our peer group in 2023 and eliminated one company from our prior list of peers. Our list of peers remained otherwise unchanged in fiscal 2023 because the criteria we historically used remain appropriate and the companies we selected represent those businesses with which we compete for talent, that have much in common with our business, and that are reasonably comparable for purposes of measuring relative performance. As of our and the peer group companies’ most recent reported fiscal year-end, we performed in the top half in 3-year and 5-year relative TSR – not taking into account the impact the Vitesse spin-off had on shareholder return – against a peer group in which we are around the median-sized company:
•	68[t]h percentile in 5-year relative TSR
•	77th percentile in 3-year relative TSR
44	Jefferies Financial Group

Compensation Discussion and Analysis
•	36th percentile in 1-year relative TSR
•	51st percentile in revenue
•	43[r]d percentile in market capitalization
•	60th percentile in assets
We believe that our selected peers represent a reasonable and realistic list of firms that meet the appropriate criteria for comparators, which are included in the table below. We will re-evaluate this list in 2024 based on the substantial monetization of our legacy merchant-banking portfolio.
Peer Name	Competition for Clients and Market Share	Human Capital-Based Companies and Competitors for Talent	Location	Executive Player/Coaches
AllianceBernstein Holding L.P.		•
Apollo Global Management, Inc.	•	•	•	•
BlackRock, Inc.		•	•
Evercore Inc.	•	•	•	•
KKR & Co. Inc.		•	•	•
Lazard Ltd	•	•	•
Moelis & Company	•	•	•	•
Morgan Stanley	•	•	•
PJT Partners Inc.	•	•	•	•
Stifel Financial Corp.	•	•		•
The Blackstone Group L.P.		•	•	•
The Carlyle Group Inc.		•	•
The Goldman Sachs Group, Inc.	•	•	•	•
The following table details relevant financial data of our selected peers:
				Total Shareholder Return(2)
Company Name	Revenue(1) ($MM)	Market Cap(2) ($MM)	Assets(1) ($MM)	One Year (%)	Three Year (%)	Five Year (%)
AllianceBernstein Holding L.P.(3)	$4,263	$3,237	$9,610	–22.3%	4.9%	7.8%
Apollo Global Management, Inc.	$32,499	$52,215	$313,617	35.6%	31.9%	31.7%
BlackRock, Inc.	$17,859	$111,755	$117,628(4)	8.0%	5.0%	14.9%
Evercore Inc.	$2,426	$5,559	$3,621	31.2%	20.2%	15.3%
Jefferies Financial Group	$4,700	$7,458	$57,905	1.1%	21.6%	16.2%
Ranking Relative to Peers	7 of 14	8 of 14	6 of 14	9 of 14	4 of 14	5 of 14
Percentile Relative to Peers	51%	43%	60%	36%	77%	68%
KKR & Co. Inc.	$18,739	$67,119	$317,294	47.7%	27.3%	28.8%
Lazard Ltd	$2,515	$2,621	$4,636	–12.8%	–2.1%	–0.3%
Moelis & Company	$855	$3,163	$1,217	16.3%	16.4%	12.0%
Morgan Stanley	$53,611	$130,222	$1,180,231(4)	–11.4%	12.2%	15.8%
PJT Partners Inc.	$1,153	$2,183	$1,051	18.5%	11.6%	15.5%
Stifel Financial Corp.	$4,349	$6,224	$37,196	–2.8%	11.6%	15.3%
The Blackstone Group L.P.	$7,684	$79,844	$40,288	27.1%	28.5%	32.3%
The Carlyle Group Inc.	$2,421	$12,368	$21,176	15.0%	10.1%	17.9%
The Goldman Sachs Group, Inc.	$45,226	$117,298	$1,642,000	–8.7%	17.1%	15.1%
Source: S&P Capital IQ
(1)	Revenue and Assets reflect the most recent fiscal year disclosure from S&P Capital IQ as of February 12, 2024.
(2)	Market Cap figures and Total Shareholder Return compound annual growth rates (CAGR) are as of Jefferies’ fiscal year-end November 30, 2023 and are calculated using S&P Capital IQ’s methodology.
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Compensation Discussion and Analysis
(3)	Revenue and assets represent the values of AllianceBernstein L.P., while Market Cap and TSR are for AB Holding L.P.
(4)	Revenues reported in 8-K/press release for FY 2023. Total assets represent FY 2022 disclosure.
Components of Executive Compensation
Base Salary
We pay our named executive officers a market-level base salary to provide them a predictable level of income. The base salaries we have established reflect our understanding of the competitive market for these roles. The base salaries below are annualized.
Named Executive Officer	Role	2023 Base Salary ($)
Richard B. Handler	Chief Executive Officer	1,000,000
Brian P. Friedman	President	1,000,000
Joseph S. Steinberg	Chairman of the Board	810,693
Michael J. Sharp	Executive Vice President and General Counsel	1,000,000
Matthew S. Larson	Executive Vice President and Chief Financial Officer	1,000,000
Teresa S. Gendron	Former Executive Vice President and Co-Chief Financial Officer	147,756(1)
(1)	Ms. Gendron departed the Company on March 16, 2023. Her actual compensation received is reflected in the table above.
Incentive Compensation
CEO and President Fiscal 2023 Incentive Compensation
Our CEO and President’s fiscal 2023 incentive compensation consisted of three components and aimed to highlight several goals, as shown below:
Align corporate, business and individual goals with shareholder interests and corporate strategy.
Drive behavior and actions consistent with shareholder interests.
Encourage prudent risk-taking and long-term perspective.
Support retention of high-performing talent and succession planning.
Our other named executive officers’ 2023 incentive compensation consisted solely of a year-end cash bonus, as discussed below.
Annual Cash Bonuses - Annual bonuses are designed to encourage our executive officers to deliver strong annual results, to maximize short-term productivity and profitability and to reward our executive officers for their efforts during the year. Motivating our executive officers to deliver strong short-term results directly impacts our performance, and together with long-term focus and risk mitigation, is key to our success. The targeted cash bonus for our CEO is $10 million and for our President is $9 million. If the Company’s performance is outstanding, the cash bonus can be increased but to no higher than $12 million. The Committee, if performance is below expectations, can reduce or even withhold the cash bonus. The actual amount of the bonus earned is determined after the end of the year based on a performance review, taking into account the performance measures outlined below.
Restricted Stock Units - RSUs were established with a three-year cliff vesting period. The total number of RSUs granted to each executive was determined following the completion of the compensation year, but the shares underlying those awards will not be received until the end of the three-year vesting period, assuming no forfeiture occurs. If over the three-year period our share price decreases from the market value of our shares when the RSUs were granted – whether based on the performance of our executives or purely exogenous forces – the value of the RSU award will be diminished, perhaps materially.
46	Jefferies Financial Group

Compensation Discussion and Analysis
Performance Stock Units - PSUs were established with a three-year performance period and may be earned at the end of the performance period based on achievement of a ROTE performance target. As has historically been the case, the PSUs have threshold, target and maximum ROTE performance targets, as shown below. The number of PSUs ultimately earned will pay out in one share of our common stock for each unit earned, if any.
•
The performance metric for these PSUs, the value of which is included in the Summary Compensation Table on page 56 because they were granted in fiscal 2023, is Return on Tangible Equity (ROTE).[2] The threshold, target and maximum metrics for payouts is shown below. The threshold ROTE must be achieved for there to be any payout, and ROTE performance between these levels is linearly interpolated to determine the actual payout.

7.5% Threshold 75% of Targeted Payout All PSUs forfeited if ROTE <7.5%	10% Target Targeted Payout	15% Maximum Capped at 150% of Targeted Payout
Performance Measures Considered
As noted above, performance remained the key driver to our compensation plan in 2023. Our performance can be significantly affected, both positively and negatively, by industry-wide factors or general economic conditions over which our executives may have little control. Therefore, other than the performance metrics used to determine whether PSUs have been earned, our Compensation Committee considers our performance and our executives’ performance against the industry, peers and our prior results, and assessed against our four pillars of performance – Financial Performance, Capital Allocation, Business Strength and Leadership, Culture and Values – and the criteria within each pillar as described below to determine whether our executives delivered results that justify payouts.
We believe that setting a total targeted incentive compensation amount, and providing the Compensation Committee with the discretion to determine how much of that targeted amount should be awarded, is appropriate. As discussed above, our performance can be significantly affected by external factors, as was the case in 2023 due to, among other things, geopolitical events. The Compensation Committee considers all relevant factors when judging performance, and by doing so – within the framework of the four pillars – we believe that the result is a more meaningful determination of actual performance.

FINANCIAL PERFORMANCE Weighted 65%	CAPITAL ALLOCATION Weighted 10%
Holistic Assessment of Multiple Factors: • ROTE • Pre-Tax Earnings • EPS • Relative TSR	Resource Allocation to: • Maintenance of strong capital base • Development and growth of strategic priorities • Investment decisions • Shareholder returns

BUSINESS STRENGTH Weighted 10%	LEADERSHIP, CULTURE AND VALUES Weighted 15%
• Market share • Client engagement and feedback • Innovation and execution
• Evaluating and developing succession plans throughout
organization
 • Driving an inclusive and more diverse culture
 • Attracting and inspiring talent
 • Developing next-generation leaders
 • Communicating core values, culture and ethics

[2]	ROTE is a non-GAAP measure. For reconciliations to GAAP amounts, see Annex A of this Proxy Statement.
2024 Proxy Statement	47

Compensation Discussion and Analysis
Expanding the SMBC Strategic Alliance and Human Capital Investments in Investment Banking
As noted earlier, two of the significant victories that our executives achieved in 2023 were the material expansion of Jefferies’ Strategic Alliance with the SMBC Group and Jefferies’ substantial investment in senior investment bankers.
The Strategic Alliance expansion will support the continued growth of both SMBC and Jefferies’ global commercial banking and investment banking franchises. As noted in Jefferies’ prior public statements and filings, the expansion has already generated incremental transactions and opportunities more quickly than anticipated. And management believes that, especially with tailwinds that might be generated by a more positive economic and capital markets backdrop, those successes will accelerate over time.
A key facet of the Strategic Alliance’s expansion is the SMBC Group’s intention to increase its economic ownership in Jefferies from the original approximately 4.5% level in 2021 to up to 15% on an as-converted, fully diluted basis through open-market purchases. Upon crossing the 10% financial-interest threshold on a fully diluted basis, the SMBC Group has the right to name a candidate for a Board seat who will be subject to our Board’s approval.
As we contemplated our four pillars, the expansion of the Strategic Alliance did not neatly fit into any one pillar, although many of its facets impacted each of the pillars.
•
Given that our Financial Performance pillar includes the assessment of diluted earnings per share and TSR, the expansion was struck in such a way that SMBC’s purchases of Jefferies shares are nondilutive and will help to support the value of Jefferies’ common shares.

•
Also, given that our Capital Allocation pillar assesses the development and growth of strategic priorities and shareholder returns, the expansion of the Strategic Alliance added significant positive support to that performance measure.

•
Likewise, given that the Business Strength pillar evaluates innovation and execution, the successful completion of management’s years-long efforts to develop the Strategic Alliance, execute on that development in 2021, and then to materially expand that Alliance in 2023 demonstrate significant positive performance for this third pillar.

•
Finally, as it pertains to our Leadership, Culture and Values pillar, we believe there is no greater demonstration of leadership than our executives having the foresight to fortify Jefferies by adding a strategic partner that will help to drive Jefferies growth and profitability for years to come.

With respect to the human–capital investment in Investment Banking, in a year in which the industry was suffering significant reductions in force, Jefferies – paving the way for even more future growth – was aggressively expanding its Investment Banking capabilities and capacity through the hiring of some of the most senior and successful investment bankers in the industry. Indeed, over the last three years, we have added from other firms and through internal promotion 182 Investment Banking Managing Directors, bringing our total senior team to 344 MDs as of December 1, 2023 (and 366 today), which over the three years is up 61% overall, up 48% in the Americas, up 78% in Europe and the Middle East, and up 150% in Asia-Pacific. Here, again, this strategic investment contributes to all three of our non-financial performance pillars.
In addition to these two achievements, the Compensation Committee considered the factors listed below under each of the pillars in making the 2023 compensation decisions. We would note that, as it pertains to all non-financial pillars, our executives far exceeded our expectations.
48	Jefferies Financial Group

Compensation Discussion and Analysis
FINANCIAL PERFORMANCE – Weighted 65%
The financial metrics listed below are lower than we want them to be. In almost each instance, and certainly as it pertains to ROTE, the financial environment negatively impacted our results. And, despite the fact that – apart from the financial metrics – our executives had very strong performance on all other fronts, the lower-than-desired financial results negatively impacted our executives’ compensation.
It bears noting here, though, that, as the result of our spin-off of Vitesse Energy Inc. in 2023, we directly returned approximately $430 million to our shareholders. On a per-share basis, each share of Jefferies received 0.11769 shares of Vitesse that was priced at the time of the spin at $15.29, or $1.80 per share. Added to that amount had the Vitesse shares been held was the dividends paid by Vitesse during our fiscal year, resulting proportionally in $0.18 per share to our fellow shareholders. In addition, the share price of Vitesse moved from $15.29 per share at the time of the spin to $23.63 on the last day of our fiscal year, resulting in additional value to each Jefferies share of $0.98. Were we to view our shareholder return through that lens and presume that Vitesse shares continued to be held by Jefferies’ shareholders, the Vitesse spin after dividends and price appreciation added $2.96 in value to each share of Jefferies and would have increased shareholder return by 7.79%.[3]

2023
Net Revenue (‘000)	$4,700,417
Pre-Tax Earnings (‘000)	$354,269
Diluted EPS	$1.10
ROTE[4]	3.7%
JFG TSR – 1 Year	1.1%
JFG Relative TSR Rank – 1 Year	9 of 14
JFG Relative TSR Percentile – 1 Year	36%
JFG TSR – 3 Year	21.6%
JFG Relative TSR Rank – 3 Year	4 of 14
JFG Relative TSR Percentile – 3 Year	77%
JFG TSR – 5 Year	16.2%
JFG Relative TSR Rank – 5 Year	5 of 14
JFG Relative TSR Percentile – 5 Year	68%

CAPITAL ALLOCATION – Weighted 10%
Among the factors considered in this pillar when making compensation decisions included the following strategic actions – as previewed in our Board’s cover letter to fellow shareholders – that were consistent with our long-term strategy of focusing on building our investment banking and capital markets businesses and monetizing our legacy merchant banking portfolio.
   Through a combination of the Vitesse spin-off, the sale of Foursight Capital LLC, the sale of Golden Queen, and arranging the final steps of the sale by OpNet S.p.A of its operating business, Jefferies management made good on their promise to liquidate the legacy non-core legacy merchant-banking portfolio and to become a pure-play strategy focusing on financial services.

[3]
SEC regulations under Items 201(e) and 402(v) of Regulation S-K and accounting conventions require that TSR be calculated by ignoring dividends and appreciation and presuming that the spun shares are not held and that the per-share value of those spun shares is reinvested in our shares at the time of the spin. That calculation results in a 1.1% TSR.

[4]	ROTE is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.
2024 Proxy Statement	49

Compensation Discussion and Analysis
BUSINESS STRENGTH – Weighted 10%
Market Share
We believe that the strength of our business is shown in our market-share growth, which will help drive our results and share price higher in future years. Here, once again, our executives excelled. Factors considered for 2023 compensation decisions include the following market position statistics:[5]

Ranked 7th in global M&A and global equity capital markets (excluding China), up from #8 five years ago.
  Ranked 8th globally across M&A, equity capital markets and leveraged finance, up from #9 in 2018–19, and #10 in 2017.
  Equities U.S. ranking of 5th and European ranking of 6th for equity research and 3rd best overall in Asia for combined equity research and sales.

Client Engagement and Feedback
As has been the case year after year, our CEO and President actively and frequently engage with clients in the U.S. and around the world.
In addition, our executives individually created meaningful business opportunities for Jefferies that led to substantial fees and revenues.
Innovation and Execution
Our CEO and President continue to lead Jefferies, drive to innovate and execute by:
Continued strengthening of human-capital talent, this year being an off-the-charts positive year for the acquisition of new talent.
  Continued strong dividend payout.
  Strong and stable capital, liquidity and funding.
  Increases in market share, especially in Investment Banking and Equities.
  Growth in Asset Management Assets Under Management.

LEADERSHIP, CULTURE AND VALUES – Weighted 15%
The Compensation Committee considered our executives’ leadership and the culture and values that they instill throughout the organization, including the following factors and actions:
Jefferies’ focus on talent development, including:
•  Expanded development programs including one-on-one, tailored training and mentoring.
•  Implementation of enhanced performance management processes, including formalized mid-year reviews and an inclusion-focused proficiency in the annual review process.
  As discussed earlier, in a year in which the industry was sometimes significantly reducing their teams, our executives engaged in a strategic hiring initiative, preparing Jefferies for success when the market cycle inevitably improves.
  Raising over $22 million in charitable donations to support over 445 non-profit organizations, including those providing humanitarian aid and support to the Maui wildfires and Israel.
  Continued strong support and clear tone from the top regarding Jefferies’ sustainability initiatives both with respect to Jefferies and to aiding Jefferies’ clients to drive their similar initiatives.
  Continued commitment to building a diverse team with long-term action plans to achieve specific results, which included in 2023 the retention of highly respected third parties to conduct a racial and gender equity audit and to analyze the fairness of Jefferies’ compensation practices.

[5]	For source data underlying these statistics, see page 85 in Annex A of this Proxy Statement.
50	Jefferies Financial Group

Compensation Discussion and Analysis
Compensation Decisions
CEO
As we have stated before, our CEO is a high-performing player/coach. To that end, in addition to the performance under the four pillars discussed above, our Compensation Committee closely examined the individual performance of our CEO throughout 2023. The following is a summary of the significant factors considered by the Compensation Committee and outlined in our CEO’s self-assessment:
•	Primary or joint relationship contact for Investment Banking clients from whom Jefferies derives meaningful revenue.
•	Closely managed firm’s risk positions.
•	Engaged with significant shareholders, rating agencies and equity analysts.
•	Drove the strong Jefferies culture through leading by example and delivering the appropriate tone from the top.
•	Led our diversity efforts, co-chairing the Diversity Council, and driving activities by and participation in our employee resource groups.
•	Devoted substantial time to engagement with employees to continue to boost morale and to help drive our return to the office.
•	Played significant role in driving recruitment across Jefferies.
Based on the Company’s and the executives’ 2023 performance discussed above, while the Compensation Committee determined that our CEO far exceeded performance expectations in terms of Capital Allocation, Business Strength and Leadership, Culture and Values, the Company’s Financial Performance as measured by ROTE did not meet target. The Compensation Committee decided that our CEO was entitled to total incentive compensation of $18.9 million, as shown in the table below.
In so determining, the Compensation Committee believed that non-financial measures would have resulted in above-target payouts. However, because financial metrics account for 65% of our performance metrics and because ROTE was at 3.7%, a fair reduction in incentive compensation was determined to be 25% in total incentive compensation for our CEO, allocated as $8.4 million in a cash bonus, $4.5 million in PSUs and $6 million in RSUs. Because PSUs, which require a three-year-performance measurement of at least 7.5% to achieve any payout, might never pay out given that the initial performance year of 3.7% will substantially weigh down the three-year performance calculation, the Compensation Committee determined to pay our CEO $6 million in RSUs and $4.5 million in PSUs because a failed performance on PSUs might mean that the RSUs would be the only equity payout despite what has been a very strong performance year aside from ROTE.

Cash Bonus of $8.4 million
PSUs valued at $4.5 million
RSUs valued at $6 million
2024 Proxy Statement	51

Compensation Discussion and Analysis
Other NEOs
Brian P. Friedman President
As it pertains to our President, the Compensation Committee determined that he far exceeded performance expectations in terms of Capital Allocation, Business Stregth, and Leadership Culture and Values as was discussed above. In addition, the Committee considered as well our President’s individual performance and self-evaluation that included the following:
•  Led the expansion of Jefferies’ Strategic Alliance with the SMBC Group.
•  Led strategy and recruitment to significantly expand the size of Investment Banking.
•  Crafted the enhanced leadership structure of the Investment Banking Division.
•  Guided the Investment Banking business’s continued momentum by way of recruitment, management transition, installation of a broader and more empowered management team, extensive pitch and client-engagement participation, and individual investment banker development.
•  Led our diversity efforts, co-chairing the Diversity Council, and driving activities by and participation in our employee resource groups.
•  Oversaw our business and our business leaders, participated in countless client meetings, and helped to drive team development and success.
•  Generated revenues from active personal Investment Banking client relationships.

In making their determination on our President’s incentive compensation, the Committee recognized in particular his role in leading the SMBC Strategic Alliance expansion and the significant expansion in the size of Investment Banking. Based upon all those factors, the Committee awarded our President the following incentive compensation: Cash Bonus of $8 million; PSUs valued at $4.286 million; and RSUs valued at $5.714 million.

Joseph S. Steinberg
Our Chairman of the Board is no longer on any of our investee company boards, so he did not receive any director fees in fiscal 2023. Consistent with past years, the Compensation Committee did not recommend any bonus compensation to him.

Michael J. Sharp
Our General Counsel was eligible to receive an annual cash bonus for fiscal 2023. Mr. Sharp’s annual bonus was determined based on his and Jefferies’ performance, as well as his contribution to the same four criteria that our CEO and our President were measured against: Financial Performance, Capital Allocation, Business Strength, and Leadership. Mr. Sharp, as usual, has been one of our key partners and instrumental in what we accomplished in fiscal 2023, and the Compensation Committee approved a $4 million bonus for Mr. Sharp.

Matthew S. Larson
Our CFO was eligible to receive an annual cash bonus for fiscal 2023. Based on his performance in fiscal 2023 and the recommendation of senior management, the Compensation Committee approved Mr. Larson receiving a $2 million cash bonus. Mr. Larson’s year- end and total compensation is intended to reflect both the Company’s overall performance this year and, in particular, his adoption of the CFO and Principal Financial Officer role. Mr. Larson was also measured against the same four criteria that our CEO and our President were measured against: Financial Performance, Capital Allocation, Business Strength, and Leadership.

Teresa S. Gendron
Our former Co-CFO left the Company on March 16, 2023. Ms. Gendron signed a letter agreement with the Company setting forth certain payments and benefits to which she would be entitled, including a $2 million payment after the separation date, all of which was approved at the time by the Board.

52	Jefferies Financial Group

Compensation Discussion and Analysis
Other Compensation Information
Standard Benefits
We provide our named executive officers with medical, dental, life insurance, disability, savings, retirement, deferred compensation opportunities and other similar benefits available to employees generally that are not part of what we consider direct compensation. We intend these benefits to be competitive in order to help recruit and retain talented executives. These benefits are designed to facilitate the productivity of our executives, ensure the well-being of our executives, employees and their families, encourage long-term service to us and generally enable our compensation packages to remain competitive. In the aggregate, we believe our benefits, including perquisites, are in line with or more moderate than general business practices for companies of comparable size and character.
Executive Perquisites
Certain perquisites as disclosed in our Summary Compensation Table are available to executive officers that are not available to other employees. Messrs. Handler, Friedman and Steinberg may use our business aircraft for personal use to assure their constant availability and responsiveness and to facilitate their productivity, subject to an annual $350,000 limitation for each executive, above which reimbursement to us is required. Certain of our executive officers receive the use of cars and drivers, paid parking, and vehicle-related expenses for business as well as personal use, also to assure their constant availability and responsiveness, and to facilitate their productivity. These benefits also allow us to be competitive in the talent market. These perquisites are reported as All Other Compensation in our Summary Compensation Table.
Severance
Messrs. Handler, Friedman, Larson, and Sharp are entitled to severance under the Jefferies policy, which provides that terminated employees, other than employees terminated for cause, are generally entitled to one-half month’s salary for each year of service, up to a maximum of six months with a maximum of 12 months for employees with age plus years of service of at least 60. More information is provided under “Potential Payments upon Termination of Employment or Change in Control”.
Mr. Steinberg is entitled to severance under the legacy Leucadia National Corporation policy, which provides that terminated employees, other than employees terminated for cause, are generally entitled to one month’s pay for each year of service, up to a maximum of 24 months. Pay is defined as salary plus bonus (excluding one-time, tenure or holiday bonus).
As previously discussed, and disclosed by the Company, Ms. Gendron and the Company entered into an agreement that provided for her continued service until her separation date in 2023, at which time her service ended. Under the agreement, Ms. Gendron received a $2 million mid-year payment after the separation date, subject to execution of a signed release. The foregoing amounts are in lieu of any other payments, including severance, due to Ms. Gendron.
Retirement and Deferral Plans
For legacy Leucadia employees hired before January 2014 (grandfathered employees), we maintain the legacy Leucadia Savings and Retirement Plan that allows participants to make contributions, portions of which are matched by us. The plan also provides an additional retirement contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation. Grandfathered legacy Leucadia employees who earn $300,000 or more have a retirement contribution made to a separate deferred compensation plan maintained by us. Jefferies employees hired January 1, 2014 or later also participate in the Jefferies Saving and Retirement Plan, but have a different match formula and are not eligible to receive a retirement contribution. Of our named executive officers, only Mr. Steinberg is eligible for the retirement contribution.
Jefferies maintains a 401(k) plan for its employees where contributions are matched.
2024 Proxy Statement	53

Compensation Discussion and Analysis
Jefferies maintains a separate deferred compensation plan that permits the deferral of compensation and provides a means for our employees to invest in our shares on a tax-deferred basis. None of the named executive officers participate in the Jefferies deferred compensation plan.
Employees of the legacy Jefferies Group who began service prior to April 1, 1997, which includes Mr. Handler but none of the other named executive officers, are entitled to benefits under the legacy Jefferies Group pension plan.
No Employment Agreements
Our named executive officers do not have employment agreements with us.
No Change-in-Control Agreements
We do not have any change-in-control agreements with any named executive officers. No equity held by our executive officers is subject to accelerated vesting upon a change in control.
Managing Compensation-Related Risks
Our Compensation Committee considers whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our assessment is conducted annually. Management reviews with our Compensation Committee our compensation programs, focusing on incentive programs, risks and mitigation factors. Based on the totality of this information, we determine whether any portion of such compensation encourages excessive risk taking and conclude whether or not our compensation programs are reasonably likely to have a material adverse effect on us. The risk-mitigating features that the Company has adopted within our executive compensation programs are summarized below.
Stock Ownership Guidelines
We maintain stringent stock ownership guidelines for our CEO and President. This ownership encourages our executives to act in our best long-term interests and those of our shareholders. The guideline is set at ten times base salary, resulting in a requirement that each executive hold $10 million worth of our shares. Messrs. Handler and Friedman have historically acquired and held large positions in our shares. Including all earned and unearned deferred shares and options, and assuming that performance goals relating to performance-based awards are achieved at target levels, Messrs. Handler and Friedman currently would beneficially own a combined 29,079,652 shares, representing approximately 13.1% of our then outstanding shares.
Since becoming CEO of the-then Jefferies Group and as CEO of Jefferies, approximately 70% of Mr. Handler’s direct compensation has consisted of non-cash, equity-related securities generally vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his shares.
Since Mr. Friedman became an executive officer of the-then Jefferies Group and as President of Jefferies, approximately 73% of his direct compensation has consisted of non-cash, equity-related securities generally vesting over three to five years.
Additionally, while he is not subject to the guidelines, Mr. Steinberg owns 20,881,844 shares, representing 9.9% of our outstanding shares.
Clawback Policy
We maintain a policy as required by the rules of NYSE. This policy applies to all of our current and former executive officers. The clawback policy provides that, subject to the limited exemptions provided by the NYSE rules, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee must reasonably promptly seek recovery of any cash- or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer, to the extent that the compensation (i) was based on erroneous financial data and (ii) exceeded what would have been paid to the executive officer under the restatement. Recovery applies to
54	Jefferies Financial Group

Compensation Discussion and Analysis
any such excess cash- or equity-based bonus/other incentive compensation received by any covered executive officer, while he/she was an executive officer, on or after October 2, 2023 during the three completed fiscal years immediately preceding the date on which the Company determines an accounting statement is required. For more information, see the full text of our clawback policy, which is filed as an exhibit to our 2023 Annual Report on Form 10-K.
Anti-Hedging Policies
Directors, executive officers and other employees are expressly prohibited from hedging transactions that involve our securities and those of our subsidiaries under our amended Insider Trading and Anti-Tipping Policy. Our anti-hedging policy also prohibits direct and indirect short selling, option transactions of any kind and derivative transactions that involve our securities.
Compensation Risk Management
In assessing risks, we consider mitigating factors such as (i) the multiple elements of our compensation packages, including base salary and bonuses, either in the form of restricted cash or equity awards, both of which vest over a number of years; (ii) the structure of senior executives’ incentive program, which is based on a number of different performance measures to avoid placing undue emphasis on any particular performance metric; (iii) the ability to exercise negative discretion as a means to adjust compensation downward to reflect performance or other factors; (iv) oversight of our programs by our Board and Compensation Committee; (v) our clawback policy; (vi) our anti-hedging policy; (vii) no change-in-control benefits; and (viii) other factors deemed relevant by the Compensation Committee.
We specifically considered whether our amended compensation program might inappropriately increase the risk appetite of our executives. We did not want our amendments to upset the proper balance between short-term performance and our ultimate objective: long-term value creation. We believe our program supports our long-term objectives.
2024 Proxy Statement	55

Executive Compensation Tables
Summary Compensation Table — Fiscal 2023
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)	Option Awards(1) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Richard B. Handler Chief Executive Officer	2023	1,000,000	8,400,000	Fiscal 2022 Equity Grant:	14,283,382	—	—(4)	429,749(5)	26,136,030
			Dividend Rights Adjustment Related to Vitesse Spin-off:		2,022,899
	2022	1,000,000	10,000,000	Fiscal 2021 Equity Grant:	20,432,812(2)	—	—(4)	462,421	56,897,424
			Five-Year Leadership Continuity Grant:		25,002,191
	2021	1,000,000	12,000,000			15,666,463	15,287	191,196	28,872,946
Brian P. Friedman President	2023	1,000,000	8,000,000	Fiscal 2022 Equity Grant:	11,902,830	—	—	436,824(6)	23,362,553
			Dividend Rights Adjustment Related to Vitesse Spin-off:		2,022,899
	2022	1,000,000	10,000,000	Fiscal 2021 Equity Grant:	20,432,812(2)	—	—	421,333	56,856,336
			Five-Year Leadership Continuity Grant:		25,002,191
	2021	1,000,000	12,000,000		—	15,666,463	—	179,136	28,845,599
Joseph S. Steinberg Chairman of the Board	2023	810,693	—		—	—	—	497,355(7)	1,308,048
	2022	810,693	—		—	—	—	499,024	1,309,717
	2021	810,693	—		—	—	—	487,162	1,297,855
Michael J. Sharp Executive Vice President and General Counsel	2023	1,000,000	4,000,000		—	—	—	5,625	5,005,625
	2022	1,000,000	4,000,000		—	—	—	5,125	5,005,125
	2021	1,000,000	6,000,000		—	—	—	4,875	7,004,875
Matthew S. Larson Executive Vice President and Chief Financial Officer	2023	1,000,000	2,000,000		—	—	—	5,581	3,005,581
	2022	1,000,000	2,000,000		—	—	—	5,072	3,005,072
Teresa S. Gendron Former Executive Vice President and Former Co-Chief Financial Officer	2023	147,756	—		—	—	—	2,021,634	2,169,390
	2022	500,000	1,500,000		—	—	—	5,125	2,005,125
	2021	500,000	1,500,000		—	—	—	4,875	2,004,875
(1)
The values of the awards of stock, stock options and stock appreciation rights (“SARs”) shown in these columns are the awards’ grant-date fair values, computed in accordance with FASB ASC Topic 718. Further information on the valuation assumptions relating to these awards granted in fiscal 2023 can be found in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023. The grant-date fair value of stock awards in fiscal 2023 reflects their fair value after taking into account illiquidity discounts due to mandatory post-vesting holding periods. The fair value of the performance-based RSUs granted in fiscal 2023 is based on the assumption that the target level of performance based on return on tangible equity will be achieved over the three-year performance period. The grant date fair value of the PSUs granted in fiscal 2023 at the maximum payout level was, for Mr. Handler, $10,712,537 and, for Mr. Friedman, $8,927,132. The executive's excess dividend equivalent rights relating to a specified number of Jefferies common shares, awarded December 6, 2020, were modified as an adjustment in connection with our spin-off of Vitesse to provide that the calculation of excess dividends (regular quarterly cash dividends in excess of $0.15 per Jefferies share) would include regular quarterly dividends paid by Vitesse on the number of Vitesse shares that corresponded to the adjusted specified number of Jefferies common shares. The original award provided to the executive a legal right to an equitable award adjustment, but under applicable accounting rules the adjustment was determined to incrementally increase the fair value of the award by an amount reflected in the table.

(2)
In December 2021, the Compensation Committee awarded each of Messrs. Handler and Friedman RSUs with a value of $9.0 million and PSUs with a value of $9.0 million. Such values were calculated based on the grant-date fair market value of the underlying shares (the target number of underlying shares in the case of the performance-based RSUs). Under applicable SEC reporting and accounting rules, the value at the grant date is reported based on the probable outcome of the performance conditions reflecting the assumption that the maximum level of performance based on return on tangible equity will be achieved over the three-year performance period, and includes discounts due to post-vesting illiquidity.

(3)
Some of the items under this caption constitute taxable income to the named executive officers. These amounts are reported as taxable income for the executives pursuant to IRS rules which differ from the SEC reporting rules used to report the amounts reflected in this table and these notes.

56	Jefferies Financial Group

Certain of our named executive officers benefit from personal use of our aircraft. In addition, family members of our named executive officers may, in certain circumstances, accompany the named executive officers on business as well as personal travel on our aircraft, resulting in additional costs. Reported compensation for personal use of our aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel, repairs, maintenance, personal supplies and meals and flight crew meals and lodging.
Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and other fixed expenses that would have been incurred regardless of whether there was any personal use of our aircraft. For 2023, the total amount of our disallowed tax deduction resulting from the personal use of our aircraft by Messrs. Handler, Friedman, Steinberg and their guests was approximately $9.2 million, which substantially resulted from the increased costs and expenses associated with aircraft maintenace and operations. Messrs. Handler, Friedman and Steinberg receive the use of drivers, cars and other transportation benefits for business as well as personal use. Disclosed amounts for personal use of drivers, cars and other transportation benefits for each executive are derived based on an allocation of the total cost of driver compensation (including bonus and benefits), parking costs, vehicle depreciation and all other vehicle operating costs.
(4)	The present value of Mr. Handler’s accumulated pension benefit declined by $2,423 in fiscal 2023 and $103,801 in fiscal 2022.
(5)	Includes $316,162 in incremental costs for personal use of our aircraft, $107,962 in personal use of a car and drivers, and $5,625 in contributions to the Profit Sharing Plan (PSP).
(6)	Includes $350,000 in incremental costs for personal use of our aircraft, $81,199 in personal use of a car and driver, and $5,625 in contributions to the PSP.
(7)
Includes $350,000 in incremental costs for personal use of our aircraft, $96,464 in personal use of a car and drivers, $43,303 in deferred compensation plan contributions, and $7,588 in contributions to a Savings and Retirement Plan.

Grants of Plan-Based Awards in Fiscal 2023
		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (# shares)	Grant—date fair value of stock awards ($)(5)
Name	Grant Date	Threshold (# shares)(2)	Target (# shares)(3)	Maximum (# shares)(4)
Richard B. Handler	12/16/2022(1)	160,898	214,531	321,797	—	7,141,691
	12/16/2022	—	—	—	214,531	7,141,691
	01/13/2023	—	—	—	(6)	2,022,899
Brian P. Friedman	12/16/2022(1)	134,082	178,776	268,164	—	5,951,415
	12/16/2022	—	—	—	178,776	5,951,415
	01/13/2023	—	—	—	(6)	2,022,899
Joseph S. Steinberg	—	—	—	—	—	—
Michael J. Sharp	—	—	—	—	—	—
Matthew S. Larson	—	—	—	—	—	—
Teresa S. Gendron	—	—	—	—	—	—
(1)	Grant of long-term performance-based RSUs to each executive, as discussed in the CD&A. RSUs are subject to performance as well as service-based vesting requirements.
(2)
Performance required to earn RSUs at the threshold level is achievement of at least 7.5% return on tangible equity over the three-year period from fiscal 2022 - 24. Please refer to our CD&A for additional information.

(3)
Performance required to earn RSUs at the target level is achievement of at least 10% return on tangible equity over the three-year period from fiscal 2022 - 24. Please refer to our CD&A for additional information.

(4)
Performance required to earn RSUs at the maximum level is achievement of at least 15% return on tangible equity over the three-year period from fiscal 2022 - 24. Please refer to our CD&A for additional information.

(5)
This column reports the fair value of equity awards granted to the executives. Fair value of the performance-based RSUs (the equity incentive plan awards) is based on the number of shares that may be earned for target performance. See also footnote 1 to the Summary Compensation Table.

(6)
The executive’s excess dividend equivalent rights relating to a specified number of Jefferies common shares, awarded December 6, 2020, were modified as an adjustment in connection with our spin-off of Vitesse Energy, Inc. (“Vitesse”), to provide that the calculation of excess dividends (regular quarterly cash dividends in excess of $0.15 per Jefferies share) would include regular quarterly dividends paid by Vitesse on the number of Vitesse shares that corresponded to the adjusted specified number of Jefferies common shares. The original award provided to the executive a legal right to an equitable award adjustment, but under applicable accounting rules the adjustment was determined to incrementally increase the fair value of the award by the amount shown in the table.

2024 Proxy Statement	57

Outstanding Equity Awards at Fiscal Year-End 2023
	Option Awards					Stock Awards
			Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Shares underlying award: Jefferies (JEF) or Vitesse (VTS)	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Name	Shares underlying award: Jefferies (JEF) or Vitesse (VTS)	Number of securities underlying unexercised options exercisable (#)
Richard B. Handler	JEF	1,688,247(3)	844,123(3)	22.69	12/5/2030	JEF	222,160(4)	$7,873,352	222,160(4)	$7,873,352
						JEF	600,612(5)	21,285,691
						JEF	978,274(6)	34,670,021
	VTS	155,622(3)	76,311(3)	8.97	12/5/2030	VTS	25,249(4)	$596,629	25,249(4)	596,629
						VTS	57,364(5)	1,355,503
Brian P. Friedman	JEF	1,688,247(3)	844,123(3)	22.69	12/5/2030	JEF	185,134(4)	$6,561,133	185,134(4)	$6,561,133
						JEF	600,612(5)	21,285,691
						JEF	934,774(6)	33,128,394
	VTS	155,622(3)	76,311(3)	8.97	12/5/2030	VTS	21,041(4)	$497,192	21,041(4)	497,192
						VTS	57,364(5)	1,355,503
						VTS	106,238(6)	2,510,413
Joseph S. Steinberg		—	—	—		—	—	—	—	—
Michael J. Sharp		—	—	—		—	—	—	—	—
Matthew S. Larson		—	—	—		—	—	—	—	—
Teresa S. Gendron		—	—	—		—	—	—	—	—
(1)
The number of RSUs and PSUs listed includes additional RSUs and PSUs resulting from the crediting of dividend equivalents on awards (referred to as dividend equivalent units or DEUs) through November 30, 2023. DEUs are forfeitable to the same extent as the underlying award. The number of PSUs listed as unearned share units is the number earnable by achievement of the target level of performance based on Jefferies return on tangible equity, or ROTE, in the fiscal 2022-2024 performance period.

(2)	Market value is based on closing prices on the New York Stock Exchange on November 30, 2023: Jefferies Common Shares (JEF), $35.44 per share; and Vitesse Common Stock (VTS), $23.63 per share.
(3)
The unexercisable options became exercisable on December 6, 2023. The governing option agreement provides also for the crediting of dividend equivalents if regular quarterly dividends increase during the first 9.5 years after grant (on December 6, 2020), in which case the executive is credited with a cash amount equal to the excess dividend amount for each share underlying the Jefferies options. Dividend amounts paid by Vitesse on the number of shares underlying the related Vitesse options are also credited in the calculation of excess dividends. The amounts credited in a fiscal quarter are converted to Jefferies share units at each Jefferies quarterly dividend payment date, which shares units will be settled June 6, 2030.

(4)	These awards are subject to service-based vesting through December 16, 2025.
(5)
These awards are subject to service-based vesting through December 16, 2024. Of the reported number of share units, 348,245 (JEF) and 28,682 (VTS) represent PSUs and associated DEUs earned by Jefferies performance in fiscal 2021-2023.

(6)	These awards are subject to service-based vesting through December 16, 2026.
58	Jefferies Financial Group

Option Exercises and Stock Vested in Fiscal 2023
The table below provides information regarding stock options exercised and stock awards vested during fiscal 2023 for each of our named executive officers. The gain upon exercise of the options and the value of stock awards is based on the average of the high and low sales prices of our shares on the New York Stock Exchange on the day the options were exercised or the stock award vested.
	Option awards		Stock awards
Name	Number of Jefferies (JEF) shares acquired on exercise (#)	Value realized on exercise ($)	Shares underlying award: Jefferies (JEF) or Vitesse (VTS)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Richard B. Handler	—	—	JEF	1,209,198	47,545,665
	—	—	VTS	142,314	2,181,676
Brian P. Friedman	2,000(1)	26,329	JEF	1,209,198	47,545,665
			VTS	142,314	2,181,676
Joseph S. Steinberg	—	—		—	—
Michael J. Sharp	—	—		—	—
Matthew S. Larson	—	—		—	—
Teresa S. Gendron	—	—		—	—
(1)
These options were issued in July 2019, in connection with the merger in which HomeFed Corporation became our wholly owned subsidiary. At that time, options to purchase HomeFed common stock that previously had been granted to Mr. Friedman as compensation for service on the HomeFed Board of Directors were assumed by us, becoming options to purchase our shares.

(2)
The amount shown as "value realized on vesting" is based on the market value of the underlying shares on the vesting date. However, the CEO and President did not in fact sell shares at the time of vesting to realize value; Jefferies withheld a portion of the vested shares to meet withholding tax obligations.

Pension Benefits in 2023
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Richard B. Handler	Jefferies Group	16 (frozen)	$301,320	$0
	Employees’ Pension Plan
To calculate the value above, we assumed that benefit commencement is at age 65 (our pension plan’s normal retirement age). We also assumed that 85% of Mr. Handler’s benefit is paid as a lump sum calculated using an interest rate of 5.7% and mortality assumption required under Revenue Ruling 2007-67 and that 15% of his benefit is paid as a single life annuity calculated using a 4.8% discount rate and RP-2014 annuitant mortality. In addition, the figure provided is based on age 65 present values discounted back to current age. We also assumed no pre-retirement mortality.
Jefferies Group first adopted its pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the plan were frozen. All persons who were Jefferies Group employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age and who have completed one year of service are covered by the pension plan. The plan is a defined benefit plan funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. Benefits under the plan are payable for the remaining life of the participant and are not subject to deduction for Social Security benefits or other offsets.
2024 Proxy Statement	59

Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 0.5% for each month benefit payments commence before age 65. Employees who terminate employment for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original plan formula recognizing pay up to $100,000 and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.
Non-Qualified Deferred Compensation in Fiscal 2023
The following table provides information on amounts that the named executive officers are entitled to receive under our non-qualified deferred compensation arrangements, including deferrals of vested restricted stock units under our 2003 Incentive Compensation Plan, our Equity Compensation Plan, and Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO of the-then Jefferies Group in 2001.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Richard B. Handler	—	—	15,259,127(5)	53,387,955	325,061,314(6)
Brian P. Friedman	—	—	14,425,863(7)	129,684,235	4,602,701(8)
Joseph S. Steinberg	—	43,303	66,597	—	1,073,161
(1)	Value of RSUs vesting but deferred as to settlement or value of other contributions during the fiscal year.
(2)	All amounts are included in the Summary Compensation Table in All Other Compensation.
(3)
Earnings and losses are based upon the investment direction of the named executive officer, the change in value of our shares underlying vested RSUs and the value of dividend equivalents credited as additional RSUs or as cash amounts to be paid upon settlement. RSUs that constitute deferred compensation include both Jefferies RSUs and Vitesse RSUs issued as an adjustment to Jefferies RSUs upon the spinoff of Vitesse.

(4)
Amounts in the table reflect compensation granted in multiple years, including compensation that has been deferred on a mandatory or voluntary basis and market returns on investments that deferred amounts were deemed invested in, which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation that has been disclosed in the Summary Compensation Table in this and previous Proxy Statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, less (iii) distributions.

(5)
Includes $11,795,826 in increased value of vested RSUs and deferred shares and $3,463,301 increased value of Mr. Handler’s self-directed deferred compensation account (excluding Jefferies deferred shares in that account). The change in value of RSUs and deferred shares represents the value of vested RSUs and deferred shares held at the end of the fiscal year, plus the value of any RSUs distributed during the year (in each case including those acquired based on dividend equivalents credited during the year), less the value of the RSUs and deferred shares held at the beginning of the year or, if contributed during the year, less the value at the time of such contribution.

(6)
Includes $310,352,027 in value of vested RSUs and deferred shares and $14,709,287 in value in the self-directed deferred compensation account (excluding the Jefferies deferred shares). For Mr. Handler, deferrals prior to 2013 and earnings on those deferrals constituted 98.5% of the value of his deferred compensation at November 30, 2023. The deferred compensation in the self-directed account originally was earned while Mr. Handler was head of Jefferies Group’s high yield division, prior to Mr. Handler becoming an executive officer of the then Jefferies Group. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.

(7)
Represents the value of vested RSUs held at the end of the fiscal year plus the value of any RSUs distributed during the year (in each case including those acquired based on dividend equivalents credited during the year) less the value of the RSUs held at the beginning of the year or, if contributed during the year, less the value at the time of such contribution.

(8)	Represents the value of vested RSUs held at the end of the fiscal year.
60	Jefferies Financial Group

Potential Payments upon Termination of Employment or Change in Control
The following information describes and quantifies (where possible) certain enhanced compensation that would become payable under then-existing agreements and plans if the named executive officer’s employment had terminated on November 30, 2023. Voluntary resignation or termination for cause would not result in any enhancement in compensation.
Named Executive Officer Termination Payments
SEVERANCE PAYMENTS
Messrs. Handler, Friedman, Sharp and Larson are subject to the Jefferies severance policy, which provides:
•	One-half month’s salary of severance for each year of service, up to a maximum of six months’ pay
•	If retirement eligible (age plus years of service is at least 60), severance maximum is increased to 12 months’ salary
Mr. Steinberg is subject to the legacy Leucadia severance policy:
•	One month’s pay for each year of service, up to a maximum of 24 months
•	Pay is defined as salary plus average bonus (excluding one-time, tenure or holiday bonus)
On July 17, 2022, Ms. Gendron and the Company entered into an agreement that provided for her continued service until a separation date in 2023. Under the agreement, Ms. Gendron received $2 million plus $21,634 paid in lieu of accrued vacation upon the execution of a release shortly following her separation on March 16, 2023. Those payments were in lieu of any other payments, including severance, payable in connection with her separation from the Company.
2024 Proxy Statement	61

Summary of Payments upon Termination or Change in Control
The table below shows the estimated value of payments to which a named executive officer serving at our fiscal year end would have been entitled if the executive’s employment had been terminated on November 30, 2023. With the exception of $1 million of severance described on the prior page, all of the payments result from equity compensation awarded to our executives based on their service and performance prior to grant but that have not yet vested. For purposes of valuing these amounts, we took into account the following considerations:
•
Equity awards that immediately vest upon death or disability are valued at $35.44 per Jefferies share and $23.63 per Vitesse share, the closing price of those shares on the last trading day of fiscal 2023.

•
Amounts a named executive officer has deferred through our deferred compensation plans or for which all service requirements have been met are non-forfeitable, so whether these amounts continue to be deferred or are paid out following the change in control or termination of employment does not represent a payment or enhancement to benefits resulting from the change in control or termination of employment. Such non-forfeitable deferred amounts are shown above under the caption “Non-Qualified Deferred Compensation.”

•
Stock options granted in fiscal 2021 to our executive officers, which include certain rights to excess dividend equivalents, are non-forfeitable upon their retirement, and each of those executive officers is eligible for retirement. Therefore, the acceleration of the exercisability of stock options would not constitute an enhancement of compensation.

•
Amounts shown for compensation following a change in control assume that no payment to a named executive officer would have been reduced to avoid adverse tax consequences under Code Sections 4999 and 280G. No named executive officer is eligible to receive a “gross-up” payment to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.

•
Except as otherwise indicated, all amounts reflected in the table would be paid on a lump-sum basis based on a November 30, 2023 termination date, subject to any applicable six-month delay required under Section 409A of the Internal Revenue Code.

Name	Involuntary Termination Following a Change-in- Control ($)	Following a Change-in- Control	Involuntary Termination ($)	Retirement(1)	Death or Disability ($)
Richard B. Handler	73,727,264(2)	–	73,727,264(2)	–	72,727,264(4)
Brian P. Friedman	72,057,134(3)	–	72,057,134(3)	–	71,126,721(4)
Joseph S. Steinberg	1,621,386(5)	–	1,621,386(5)	–	–
Michael J. Sharp	551,221(6)	–	551,221(6)	–
Matthew S. Larson	136,094(6)	–	136,094(6)	–	–
(1)	Does not include certain pension benefits for Mr. Handler under the Jefferies Group Employees’ Pension Plan, as reflected in the Pension Benefits in 2023 table.
(2)
Includes $1,000,000 of severance payments pursuant to Jefferies’ severance policy and the value of unvested RSUs (including unvested Vitesse RSUs issued as an adjustment to the Jefferies RSUs) that would vest upon termination of employment by the Company not for cause or, in connection with a change in control, by the executive for good reason.

(3)
Includes $930,413 of severance payments pursuant to Jefferies’ severance policy and the value of unvested RSUs (including unvested Vitesse RSUs issued as an adjustment to the Jefferies RSUs) that would vest upon termination of employment by the Company not for cause or, in connection with a change in control, by the executive for good reason.

(4)	Represents the value of unvested RSUs (including unvested Vitesse RSUs issued as an adjustment to the Jefferies RSUs) that would have vested automatically upon death or disability.
(5)	Consists of severance payments pursuant to the legacy Leucadia severance policy.
(6)	Consists of severance payments pursuant to Jefferies’ severance policy.
62	Jefferies Financial Group

Pay Versus Performance
For all fiscal years from 2019 - 2023, the Principal Executive Officer (“CEO”) was Richard B. Handler and “Other NEOs” included Brian P. Friedman, Joseph S. Steinberg, Michael J. Sharp and Theresa S. Gendron. In fiscal 2022 and 2023, Other NEOs also included Matthew S. Larson.
The Summary Compensation Table totals reported for our CEO for fiscal 2019 - 2023 and those amounts for the Other NEOs reflected in the table on page 64 were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”:
	2023		2022		2021		2020		2019
	CEO	Average for other NEOs	CEO	Average for other NEOs	CEO	Average for other NEOs	CEO	Average for other NEOs	CEO	Average for other NEOs
Summary Compensation Table total compensation	$26,136,030	$6,970,239	$56,897,424	$13,636,275	$28,872,946	$9,788,301	$18,885,956	$6,941,979	$9,231,958	$4,010,708
Deduction for change in pension value in Summary Compensation Table	—	—	—	—	(15,287)	—	(66,692)	—	(36,833)	—
Increase - “Service cost” and “Prior service cost” for pension benefits	—	—	—	—	—	—	—	—	—	—
Deduction for amount reported under the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table	(16,306,281)	(2,785,146)	(45,435,003)	(9,087,001)	(15,666,463)	(3,916,616)	—	—	—	—
Increase - year-end fair value of equity awards granted during year that remain unvested at year end	13,718,620	2,282,185	46,726,109	9,345,222	—	—
Increase - vest-date fair value of equity awards granted during year that vested during year	2,022,899	404,580			15,666,463	3,916,616
Increase/deduct - Change in fair value of all equity awards unvested at prior year end and at year end (year-end fair value minus prior-year-end fair value)	4,648,323	630,381	10,536,256	2,107,251	37,842,380	9,463,138	5,844,028	1,466,494	(1,508,820)	(1,504,894)
Increase/deduct - Change in fair value of all equity awards unvested at prior year end that vested during year (vest date fair value minus prior-year-end fair value)	3,563,008	712,602	(673,626)	(135,523)	—	10,502	1,180,337	301,108	(3,803,170)	(964,704)
Deduct - Fair value of equity awards unvested at prior year end but forfeited during year (deduct fair value at prior year end)		—	—	—	—	—	(3,649,347)	(912,337)
Increase - dividends paid on restricted stock and dividend equivalents accrued on unvested equity awards or prior to vesting during the year (not otherwise counted in Summary Compensation Table or year-end or vest-date fair value of equity awards)	155,202	60,607	—	—	—	—		1,604		15,974

Total adjustments	$7,801,772	$1,305,208	$11,153,736	$2,229,949	$37,827,093	$9,473,640	$3,308,327	$856,869	$(9,829,449)	$ (2,457,550)
Total - “Compensation Actually Paid”	$33,937,802	$8,275,448	$68,051,160	$ 15,866,224	$66,700,039	$ 19,261,941	$ 22,194,283	$ 7,798,848	$(597,491)	$1,553,158
The fair value of equity awards is determined in a manner consistent with that disclosed in our consolidated financial statements included in our 2023 Annual Report on Form 10-K, and in footnotes (1) and (2) to the Summary Compensation Table on page 56. Awards of RSUs are valued based on the closing market price of our
2024 Proxy Statement	63

Common Shares at each measurement date, subject to the following: (i) Performance-based RSUs based on TSR performance (with performance periods covering fiscal 2019 - 2022) were valued using a Monte Carlo valuation model at each measurement date; (ii) performance-based RSUs based on return on tangible equity (ROTE) or return on tangible deployable equity (ROTDE) performance were valued based on the probable outcome of the performance goal at each measurement date; (iii) awards subject to mandatory holding periods following vesting were valued at each measurement date with a discount based on the illiquidity of the vested shares subject to the holding period. Stock options were valued using the Black-Scholes valuation methodology.
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation deemed to be “compensation actually paid” or CAP (as that term is used in Item 402(v)) and certain key metrics relating to our financial performance. For further information regarding how our executive compensation program is structured and how we align executive compensation with Jefferies’ performance, please see “Compensation Discussion and Analysis” above.
Fiscal year	Summary compensation table total for CEO	Compensation actually paid to CEO	Average summary compensation table total for non-CEO named executive officers	Average compensation actually paid to non-CEO named executive officers	Value of initial fixed $100 investment from November 30, 2018 based on:		Jefferies Net Earnings/Net Income (thousands)	Jefferies Return on Tangible Equity(1)
					Jefferies total shareholder return	S&P 500 Financials Index total stockholder return
2023	26,136,030	33,937,802	6,970,239	8,275,448	$211.93	$148.14	$263,072	3.7%
2022	56,897,424	68,051,160	13,636,275	15,866,224	209.65	146.91	777,168	10.3%
2021	28,872,946	66,700,039	9,788,301	19,261,941	200.28	150.61	1,677,403	24.5%
2020	18,885,956	22,194,283	6,941,979	7,798,848	117.98	108.44	769,605	11.7%
2019	9,231,958	(597,491)	4,010,708	1,553,158	104.90	114.16	959,593	5.9%
(1) Return on Tangible Equity (“ROTE”) is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.
Financial Performance Measures
We have identified Return on Tangible Equity (“ROTE”) as the company-selected measure for the pay-versus-performance disclosure, as it represents the most important financial performance measure for our CEO and President to earn annual incentive awards and performance-based restricted share units (“PSUs”) and in the determination of annual equity award grants to the CEO and President. Total shareholder return (“TSR”) is the metric most affecting changes in value of outstanding equity awards, which greatly impact the compensation actually paid calculation for the CEO and President. This is because, under the SEC’s disclosure rules, the change in value of unvested equity awards from the end of one fiscal year to the end of the next fiscal year or to any vesting date within that next fiscal year, whether positive or negative, are included in the calculation of compensation actually paid. It is important to understand that executives cannot realize disposable income from equity awards until they are vested, so in that sense the changes in equity value factored into the SEC’s “compensation actually paid” prior to vesting of the equity awards constitute only potential and not actual disposable income.
Tabular List of Performance Measures
The three measures listed below represent an unranked list of the most important measures we currently use, which generally had the effect of aligning compensation actually paid to the NEOs for 2023 with Jefferies’ performance.
Financial Performance Measures
ROTE
TSR
Net Earnings / Net Income
64	Jefferies Financial Group

As discussed in the Compensation Discussion and Analysis, a number of other financial and non-financial metrics are considered by the Compensation Committee in its decisions on the compensation of the CEO and the President. These metrics also are considerations of the Compensation Committee in determining the annual bonuses paid to the Executive Vice Presidents who are included as Other NEOs. However, those Other NEOs are compensated primarily through discretionary cash bonuses and not by equity award grants, so ROTE, TSR and Net Earnings have only indirect rather than formulaic impacts on their compensation actually paid.
Relationship Between Compensation Actually Paid and Performance Measures
The following chart, covering the past five fiscal years, demonstrates the correlation between (a) the compensation actually paid to Jefferies CEO and to Jefferies’ Other NEOs and (b) ROTE, TSR and the total return of the S&P 500 Financials Index.

(1)	ROTE is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.
The following chart, covering the past five fiscal years, demonstrates the correlation between the compensation actually paid to our CEO and our Other NEOs and our net earnings.

The above charts show that, over the past five fiscal years, compensation actually paid to the CEO and Other NEOs was reasonably aligned with ROTE and TSR and with Net Earnings. For the CEO, a significant factor affecting compensation actually paid is year-over-year changes in value of equity awards and, with respect to PSUs and the potential for and achievement of above-target earning of PSUs (particularly reflected in fiscal 2021 and 2022 CAP). The CEO’s CAP in fiscal 2022 was also increased by the grant of a retention award with a five-year service period and additional three-year holding period. These factors affect the compensation actually paid for Other NEOs, but to a lesser extent, because the President’s compensation (part of the average for the Other NEOs) is structured in the same way as the CEO’s compensation.
Notably, the SEC’s prescribed measure of compensation - CAP - was not used by the Compensation Committee in determining the structure and amount of executive compensation and, to our knowledge, prior to the SEC’s adoption of Item 402(v) had not been widely known or regarded as a useful measure of executive compensation.
Significantly, Jefferies’ TSR was positive in each of the last five fiscal years. By comparison, the S&P500 Financials Index total return was negative in two of those years and, over the full five years Jefferies’ TSR significantly exceeded the total return of that index of financial services companies. Our performance in ROTE did not reach our targets in two of the five years, and compensation actually paid to our CEO and Other NEOs was correspondingly lower in those years.
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CEO Pay Ratio Information
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Richard Handler, our Chief Executive Officer.
To identify the median of the annual total compensation of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows.
We determined that, as of November 30, 2023, our employee population (other than our CEO) consisted of approximately 7,684 individuals working for us and our consolidated subsidiaries, including all U.S. employees and non-U.S. employees and all full-time, part-time, seasonal and temporary workers.
To identify the 2023 “median employee” from our employee population, we conducted an analysis of our entire employee population. Given the variety of the jobs filled by our employees across multiple industries, we use a variety of pay elements to compensate our employees. For example, some employees are paid an hourly wage while others are paid a fixed salary. In addition, many of our employees have historically received cash bonuses. Consequently, we used payroll data and selected all wages paid (including hourly, overtime and salary) and all bonuses paid as the most appropriate measure of compensation. We converted all foreign currency into U.S. dollars. We used all such compensation paid to our employees for the fiscal 2023 year: December 1, 2022 through November 30, 2023. In making these calculations, we annualized (through November 30, 2023), as permitted, the compensation of those permanent employees who were hired after December 1, 2022. In our analysis, we did not annualize or otherwise adjust compensation for temporary or seasonal workers and did not make any full-time adjustments for anyone. Additionally, we made no cost-of-living adjustments in our calculations.
We calculated our median employee’s fiscal 2023 total compensation in accordance with the requirements of Item 402(c) (2)(x) of Regulation S-K, the same way we calculated the total compensation of our CEO as disclosed in our Summary Compensation Table. Using this methodology, we determined that our median employee’s fiscal 2023 total compensation was $151,524. Based on this information, we estimate that, for 2023, our CEO’s annual total compensation (which for these purposes, in line with SEC rules, also included the 2022 equity grants) was approximately 172 times that of the median of the annual total compensation of all other employees.
66	Jefferies Financial Group

PROPOSAL 3
Approval of Amendment to Jefferies’ Equity Compensation Plan
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE EQUITY COMPENSATION PLAN

Overview
Our Board of Directors employs compensation grants of Jefferies’ equity for a variety of reasons, including among others:
•	To promote our entrepreneurial culture and the creation of long-term value for shareholders by closely aligning the interests of employees with the interests of shareholders;
•	To create incentives to promote outstanding Company and individual performance, with appropriate limitations on risk;
•	To provide for equitable and competitive compensation opportunities;
•	To attract, retain, motivate and reward our employees, non-employee directors and other persons who provide substantial services to us; and
•	To satisfy regulatory requirements for deferred compensation in the European Union and the United Kingdom.
We believe that an adequate reserve of Common Shares available for issuance under the Equity Compensation Plan (the “ECP”) is necessary to enable us to attract, motivate and retain directors and key employees, and to provide incentives for such individuals through Common Stock ownership and other rights that promote and recognize the financial success and growth of our Company.
Under our ECP, which is our only equity award plan, approximately 937,074 Jefferies shares remained available for new awards at January 29, 2024. Information on the number of shares available and unissued shares deliverable under outstanding equity awards as of November 30, 2023 is presented above under the caption “Equity Compensation Plan Information” and discussed further below.
In the interest of sound business and compensation practices, the Board of Directors has decided that it is in the best interest of the Company to replenish the equity that is available for compensation and retention purposes. To that end, on February 15, 2024, our Board approved – subject to shareholder approval – an amendment to the ECP that, if approved by shareholders, will increase the shares available by 14 million shares (the proposed “Amendment”).
The ECP is an omnibus plan authorizing a variety of equity award types, as well as cash incentive awards, to be used for both employees and non-employee directors. We anticipate that, if the proposed amendment is approved, the ECP should provide adequate shares for our equity compensation programs for approximately four years. However, the number of shares of Common Stock required for future grants is not currently known and is dependent upon several factors that cannot be predicted, including but not limited to the price of the Company’s Common Stock on future grant dates.
Other than the proposed Amendment described above, we are not proposing to make any other changes to the ECP. The ECP will continue to provide incentive compensation through the grant of incentive stock options, non-qualified stock options, restricted stock, SARs, stock units, performance awards, phantom stock, incentive bonuses, other stock-based awards and dividend equivalents.
If shareholders do not approve the proposed Amendment, the ECP will continue in its current form and we may not be able to continue to offer equity packages to our current employees and new employees, and thus may be less competitive than other companies that offer equity, in future years. We believe that this could impede our plans for growth and impair our ability to operate our business. In addition, if we are unable to grant competitive equity
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awards, we may be required to offer additional cash-based incentives to replace equity as a means of competing for talent, which we believe could adversely affect our reported earnings and financial results. We also believe that equity grants are a more effective compensation vehicle than cash awards because they better align the financial interests of employees with the interests of stockholders, and promote actions that result in long-term value creation.
If this Proposal 3 receives the requisite shareholder approval, the Company intends to register the additional shares of Common Stock available for issuance under the ECP on a registration statement on Form S-8 under the Securities Act as soon as reasonably practicable following receipt of approval.
Incremental Dilution Under the ECP
The table below shows the incremental dilution under the ECP based on awards outstanding at January 29, 2024.

Shares remaining under the ECP	937,074
Incremental shares if ECP amendment is approved	14,000,000
Percentage of outstanding shares (fully diluted) added by amendment.	5.5%
Shares Reserved for Equity Awards
The table below shows the aggregate number of shares subject to outstanding equity awards under the ECP and its predecessor plan, the 2003 Incentive Compensation Plan (the “2003 Plan”), at January 29, 2024 and shares that would have been available for future awards if the proposed amendment to the ECP had been approved at that date.
Shares subject to outstanding equity awards	12,951,818
Shares available for future awards if ECP amendment is approved	14,937,074
Total shares	27,888,892
Percentage of outstanding shares (fully diluted)	11%
In the above table, the 12,951,818 shares captured in the “Shares subject to outstanding awards” includes 2,699,955 shares of unvested restricted stock and 5,187,123 shares underlying unvested restricted stock units (RSUs), which includes unvested shares/RSUs resulting from dividend equivalents (“DEUs”), and 5,064,740 shares underlying stock options with a weighted average exercise price of $22.69 and a weighted average remaining term of 6.9 years until expiration. Some of the RSUs have performance-based vesting conditions; share numbers in the table are based on achievement of target levels of performance; at maximum performance, an additional 320,762 shares could be issued. Shares totaling 8,840,981 relating to equity grants that are vested by completed performance and/or service and non-forfeitable share units resulting from deferrals of cash compensation are omitted; of those vested but deferred awards, 93% were at the election of the participant dating from before 2013. On January 29, 2024, the closing price as reported in consolidated trading of our common shares on the NYSE was $40.99 per share.
In calculating dilution, total shares (the numerator in the calculation) and outstanding shares (the denominator in the calculation) include unissued shares reserved for outstanding awards, outstanding shares of deferred stock, and future awards under the ECP.
In our last three fiscal years (2021-2023), we granted new equity awards (options, RSUs and restricted stock) covering an annual average of approximately 1.7% of our average outstanding shares for the fiscal year, counting performance-based RSUs at target, above-target performance-based RSUs to the extent earned, and DEUs credited on unvested RSUs. We believe that this three-year figure, generally referred to as a “burn rate,” is reasonable for a company of our size and scope of operations and relatively low compared to other financial services companies. This calculation includes credits of share units as dividend equivalents on outstanding unvested awards.
68	Jefferies Financial Group

SUMMARY OF MATERIAL TERMS OF THE ECP
While the proposed Amendment does not amend the existing ECP other than to increase the number of shares of Common Shares available for future grants, we have included a summary of the ECP (consistent with our prior disclosures on the ECP) in accordance with SEC rules. The following is a summary of certain material features of the ECP, which is qualified in its entirety by reference to the complete terms of the ECP attached hereto as Annex B.
Share Counting Under the ECP
The shares reserved may be used for any type of award under the ECP. (See also “Shares Reserved for Equity Awards” above). The ECP applies the following rules for counting shares and recapturing shares not delivered in connection with awards: Shares actually delivered to participants in connection with an award will be counted against the number of shares reserved. Shares will remain available for new awards if an award is forfeited for any reason, expires unexercised, is modified, canceled and replaced or not accepted by a participant, or settled in cash. These same recapture rules will apply to awards that remain outstanding under the 2003 Plan, so if any of those events occur, the shares subject to the affected 2003 Plan award (including above-target shares if authorized under the award) will be added to the shares reserved and available under the ECP. Shares withheld or surrendered to pay withholding taxes or the exercise price of an award will be deemed to have been delivered (and therefore counted against the number of shares reserved), and the full number of shares underlying a Share Appreciation Right will be deemed to be delivered upon its exercise. Under the ECP, awards may be outstanding relating to a greater number of shares than the aggregate remaining available so long as the Compensation Committee ensures that the number of shares vested and delivered will not exceed the share reserve. Shares delivered may be either newly issued or treasury shares.
Adjustments to Shares Reserved, Awards, and Award Limits
The ECP provides for adjustments to the terms of outstanding awards in the event of a non-recurring dividend, recapitalization, stock split, stock dividend, reorganization, business combination or similar corporate transaction affecting the common shares, to preserve without enlarging the rights of participants. Our Compensation Committee also may adjust the number and kind of shares reserved and available for future awards in response to such transactions. Adjustments may change the number of shares subject to an award, the exercise price or base price of an option or SAR, performance goals based on per share metrics or other award terms.
Eligibility
Officers and employees of Jefferies and its subsidiaries, non-employee directors and others who provide substantial personal services to us or our subsidiaries are eligible to be granted awards under the ECP. As such, such individuals have a substantial interest in the approval of this Proposal 3. As of January 29, 2024, we had approximately 7,564 employees and eight non-employee directors eligible to receive awards under the ECP. At that date, approximately 444 persons (including former employees) held outstanding awards under the ECP.
Administration
The Compensation Committee administers the ECP, but the Board may itself act in place of the Compensation Committee to administer the ECP. The ECP confers broad discretion on the Compensation Committee to select participants and determine the terms of awards. Nothing in the ECP would preclude the Compensation Committee from authorizing payment of compensation to executive officers outside the ECP. The Compensation Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level, and to employees to perform ministerial actions under the ECP.
Restricted and Deferred Stock/Restricted Stock Units
The ECP authorizes the grant of restricted stock and deferred stock. Unless otherwise determined by the Compensation Committee, prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited either in the event of termination of employment in specified circumstances or upon commencing service to a competitor, upon disclosure of confidential Company information, or upon any breach of
2024 Proxy Statement	69

a material term of the applicable award agreement or the ECP. The Committee establishes the length of that restricted period. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a holder of our common shares, including the right to vote the shares and to receive dividends, unless otherwise determined by the Compensation Committee.
Deferred stock gives a participant the right to receive shares at a specified future date. Deferred stock subject to forfeiture conditions may be denominated as “restricted stock units” or RSUs. The Compensation Committee establishes any vesting requirements for deferred stock or RSUs granted for continuing service. Prior to settlement, deferred stock awards, including RSUs, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents can be accrued if authorized by the Compensation Committee.
Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations
The ECP authorizes the grant of awards denominated or payable in our shares or otherwise valued on, based on or related to our shares. The ECP also authorizes awards payable in cash as an element of or supplement to any award under the ECP. The Compensation Committee determines the terms and conditions of such awards, including the consideration, if any, participants will pay to acquire or exercise such awards, the periods during which awards will be outstanding and any forfeiture conditions or other restrictions. In addition, the Compensation Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of any Company payment obligations or compensatory arrangements, subject to such terms as the Compensation Committee may specify.
Performance-Based Awards
The ECP authorizes the grant of performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, as a condition to awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Compensation Committee. The Compensation Committee can determine the business criteria to apply to these awards, in its discretion, and can specify subjective performance measures as well.
Stock Options and SARs
The ECP authorizes the grant of stock options as either non-qualified stock options or incentive stock options ("ISOs"). ISOs are options that can result in favorable tax treatment to the participant. Stock appreciation rights ("SARs") are awards that entitle the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR must be at least 100% of the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR is ten years. Options may be exercised by payment of the exercise price in cash, by surrender of shares or direction to the Company to withhold option shares having a fair market value equal to the exercise price, by broker-assisted cashless exercise procedures, or by other methods, as the Compensation Committee may determine. SARs may be issued alone or in tandem with another award, and may be exercisable for shares or for cash, as determined by the Compensation Committee.
Other Terms of Awards
ECP awards can be settled in cash, shares, other awards or other property, in the discretion of the Compensation Committee. The Compensation Committee may require or permit participants to defer the settlement of all or part of an award, on terms set by the Compensation Committee, which could include payment or crediting of interest or dividend equivalents on deferred amounts. The Compensation Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under awards. The Compensation Committee may provide that we will withhold, on a mandatory or elective basis, a portion of the shares or other property to be distributed, or other cash compensation, in order to satisfy withholding tax obligations or to cover participant tax obligations in excess of withholding amounts. Awards granted under the ECP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws
70	Jefferies Financial Group

of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation Committee may permit transfers on a case-by-case basis to beneficiaries during the participant’s lifetime, for estate planning or other purposes consistent with the incentive purpose of the Plan. The ECP forbids transfers of equity awards to third parties for value.
Awards may be granted without a requirement that the participant pay cash consideration for the grant (as distinguished from the exercise of an option), except to the extent required by law. Subject to the requirement that repricing transactions be approved by shareholders, the Compensation Committee may grant awards in substitution for, exchange for or as a buyout of other awards or other rights to payment from us or our subsidiaries, and may exchange or buy out outstanding awards for cash or other property. The Compensation Committee also may grant awards in addition to and in tandem with other awards or rights.
Dividend Equivalents
The Compensation Committee may grant dividend equivalents. These are rights to receive payments equal in value to the dividends paid on a specified number of common shares for a specified period of time. Dividend equivalents may be credited as cash or as rights to receive additional awards or shares having a value equal to the cash amount. Dividend equivalents typically are granted as a feature of other awards, such as RSUs or performance shares, but they also may be granted on a stand-alone basis. The ECP requires dividend equivalents on equity awards to be forfeitable if the award’s vesting requirements (both service- and performance-based) are not met.
Vesting, Forfeitures and Related Award Terms
The Compensation Committee may, in its discretion, determine the vesting schedule of awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and SARs, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions or the expiration of any deferral period on any award.
The ECP contains certain restrictions, including non-competition and non-disclosure provisions that govern the behavior of participants during their employment and for periods after termination of their employment during which awards remain outstanding and after any exercise or settlement of an award. If a participant fails to comply with these restrictions (a Forfeiture Event), outstanding awards will be forfeited and we have the right to recover all gains derived from the awards realized by that participant in a specified period before the Forfeiture Event. The Compensation Committee has discretion to waive or modify our right to forfeiture, or to include additional forfeiture provisions in the agreement governing any ECP award. The ECP also provides that an award is subject to the clawback or recoupment provisions we have adopted under corporate governance rules of the SEC and NYSE.
Holding Periods for Awards to Named Executive Officers
The ECP imposes retention or holding-period requirements on shares delivered and vested under awards granted to a participant at a time he or she was a “named executive officer” under SEC rules. In the case of an option or SAR, a portion of the shares that represent the after-tax gain – after any exercise price and applicable taxes are covered by the actual or deemed sale or withholding of shares – must be retained by the named executive officer for one year after exercise. In the case of awards other than an option or SAR, a portion of the shares representing such after-tax gain must be retained for three years after the award has become vested. The portion of such shares to be retained is 75% in the case of our Chief Executive Officer and our President and 50% in the case of other named executive officers. The holding period will end earlier upon the participant’s termination of employment. Awards may be granted with mandatory deferral terms that meet the projected holding period requirements in a way that provides tax advantages to the participant.
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Restrictions on Repricing Options/SARs, Making Loans and Reload Features
The ECP includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs granted under any Company plan in a transaction that constitutes a “repricing,” which includes transactions defined as a repricing under NYSE rules and also includes a surrender of an out-of-the-money option or SAR for cash. Adjustments to awards to offset the effects of a stock split, extraordinary dividend or other corporate transaction will not constitute a repricing. In addition, the ECP prohibits loans to participants for the payment of the exercise price of options or tax withholding obligations. The ECP also prohibits so-called reload features that would automatically grant additional awards to replace a portion of an exercised award.
Amendment and Termination of the ECP
The Board may amend, suspend, discontinue or terminate the ECP without shareholder approval, except as required by law or regulation or under the NYSE rules. NYSE rules require shareholder approval of any material revision to an equity compensation plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments that might increase the ECP’s cost or broaden eligibility. Unless earlier terminated, the Compensation Committee’s authority to grant awards under the ECP will terminate ten years after the latest shareholder approval of the ECP (which will not be reset from March 2031 in the event that the proposed amendment is approved), and the ECP will terminate thereafter when we have no further obligation with regard to any outstanding award.
Federal Income Tax Implications of the ECP
A U.S.-resident participant generally will be subject to U.S. federal income taxation on awards under the ECP. In most cases, a participant will receive ordinary income (i) upon the exercise of a stock option or SAR, (ii) when restricted stock no longer is at risk of forfeiture or has become transferable, or (iii) when freely transferable or non-forfeitable shares are delivered to a participant in settlement of RSUs, performance awards or other awards under which we committed to deliver shares at a future date. The amount of such ordinary income generally will be the fair market value of the shares vested or delivered minus any option exercise price of other cash payment made by the participant. A participant’s sale of a share acquired under an award generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis,” which normally is the amount previously recognized as ordinary income plus any exercise price or other amount paid for the share.
These income consequences can vary:
•	A participant may elect to be taxed on restricted stock at grant rather than vesting. However, if the participant subsequently forfeits the award, no tax deduction or capital loss may be claimed.
•	If an award that is a deferral of compensation fails to meet requirements of Code Section 409A, early income taxes and penalties can apply.
•
If an option is an “incentive stock option” or ISO, the exercise does not trigger income taxation. Rather, if ISO shares are sold before the ISO holding periods are met (two years from grant and one year from exercise), ordinary income must then be recognized in the amount that would apply to a non-ISO but not more than the sale price of the shares minus the ISO exercise price. If those holding periods are met, the participant will recognize no ordinary income, with any gain on the sale instead being capital gain.

We normally can claim a tax deduction equal to the amount of a participant’s ordinary income, but no tax deduction relating to a participant’s capital gains. However, Code Section 162(m) limits our tax deductions for compensation paid to our chief executive officer, chief financial officer and certain other highly compensated executive officers, referred to as “covered employees” (this includes our current President). Compensation resulting from an ECP award to a person who is or was a senior executive deemed a “covered employee,” to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceeds $1 million in a given year, generally will not be tax deductible by us.
72	Jefferies Financial Group

Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.
This is only a general description of how federal income tax laws apply to awards under the ECP, intended as information for shareholders considering how to vote at the 2024 Annual Meeting and not as tax guidance to participants in the ECP. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.
Possible Awards Under the ECP
Awards under the ECP are granted in the discretion of the Compensation Committee, and therefore the type, number, recipients, and other terms of such awards generally cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation is presented in the “Summary Compensation Table,” “Outstanding Equity Awards at Fiscal Year-End - 2023,” and “Equity Compensation Plan Information Table,” and is discussed in text accompanying those tables, and further information is presented in our financial statements for the fiscal year ended November 30, 2023 (see, particularly, Note 15) included in the Annual Report on Form 10-K which is available together with this Proxy Statement.
Our Compensation Committee has designated the Jefferies Deferred Compensation Plan (the DCP) and Employee Stock Purchase Plan (the ESPP) as programs under the ECP. The DCP permits eligible employees to defer cash compensation, some or all of which may be deemed invested in deferred stock (also known as stock units), among other investment alternatives. The ESPP permits employees to make payroll contributions that are used to acquire shares of our stock. The deferred stock and shares generally are acquired at a discounted price, currently a 10% discount under the DCP and a 5% discount under the ESPP. ESPP shares are always fully vested. For the DCP, shares generally are credited at a 10% discount to the closing price of Jefferies common shares on the last trading day of the quarter. The portion of discounted restricted stock having a value equal to the employee’s contribution will be fully vested and non-forfeitable, but the discounted portion is subject to certain vesting requirements.
Equity awards also are granted under the ECP to our non-employee directors, with the type and amount of such awards to be determined by the Compensation Committee or the Board of Directors. See “Fiscal 2023 Director Compensation.”
If shareholders decline to approve this Proposal to amend the ECP to increase the shares authorized for issuance, the ECP will remain in effect according to its current terms, which would continue to authorize grants of awards using shares that remain available under the ECP.
2024 Proxy Statement	73

Audit Matters
PROPOSAL 4
Ratification of Independent Auditors
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS

The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent auditors for 2024, and we are requesting our shareholders to ratify this selection. This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection, such a vote will not be binding, but it will be considered a direction to our Audit Committee to consider selecting another firm. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.
Fees Paid to Our Independent Auditors
The following table sets forth the aggregate fees incurred by us for 2023 and 2022 relating to services performed by Deloitte:
	Fiscal Year Ended November 30, 2023	Fiscal Year Ended November 30, 2022
Audit Fees	$12,332,296	$14,411,436
Audit Related Fees	992,251	891,753
Tax Fees	552,641	282,435
All Other Fees	306,990	13,180
	$14,187,177(1)	$15,598,804(1)
(1)
In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All services were approved by the Audit Committee.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor. Specifically, the Committee has pre-approved certain specific categories of work and initially authorized annual amounts for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee delegated to the Audit Committee Chair the ability to provide both general pre-approvals (where no specific, case-by-case approval is necessary under SEC rules) and specific pre-approvals. Any pre-approval decisions made by the Audit Committee Chair under this delegated authority are reported to the full Audit Committee. All requests for services provided by our independent auditor that do not require specific approval by the Audit Committee are required to be submitted to our Chief Financial Officer to ensure that such services are within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer provides periodic reports to the Audit Committee regarding services that were approved in this manner.
We have been advised that one or more representatives of Deloitte, our independent auditors, is expected to attend the Annual Meeting, will have an opportunity to make a statement, if any such representative desires to do so, and is expected be available to respond to appropriate questions.
74	Jefferies Financial Group

Audit Matters
Audit Committee Report
Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. Our independent auditors during fiscal 2023, Deloitte & Touche LLP, were responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of our financial statements with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. Our independent auditors had free access to the Audit Committee to discuss any matters they deemed appropriate.
In performing our oversight role, the Audit Committee reviewed and discussed our audited financial statements with each of management and our independent auditors and discussed with our independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and letters from our independent auditors in accordance with the applicable requirements of the PCAOB regarding auditor independence and has discussed with the auditors their independence. Based on the reports and discussions described in this Report, the Audit Committee recommended to our Board that our audited financial statements for 2023 be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors
Jacob M. Katz, Chairman
Linda L. Adamany
Thomas W. Jones
Melissa V. Weiler
2024 Proxy Statement	75

Stock Ownership Information
Ownership of Our Common Shares
Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership(2)	Percent of Class(3)
The Vanguard Group	17,489,993(4)	8.3%
BlackRock, Inc.	15,752,013(5)	7.4%
Linda L. Adamany	70,603	*
Robert D. Beyer	140,910(6)	*
Matrice Ellis Kirk	16,863(7)	*
Brian P. Friedman	6,260,085(8)	2.9%
MaryAnne Gilmartin	43,137(9)	*
Richard B. Handler	18,344,189(10)	8.2%
Thomas W. Jones	62,545	*
Jacob M. Katz	43,137	*
Matthew Larson	—	*
Michael T. O’Kane	113,648(11)	*
Michael J. Sharp	68,657(12)	*
Joseph S. Steinberg	20,881,844(13)	9.9%
Melissa Weiler	24,863(7)	*
All directors and executive officers as a group (14 persons)	46,069,967(14)	20.4%
*	Less than 0.1%.
(1)
Except for Vanguard and BlackRock, the business address of each person is c/o Jefferies Financial Group, 520 Madison Avenue, New York, NY 10022. The list of owners consists of our directors, named executive officers and, to our knowledge, all 5% shareholders.

(2)
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Beneficial ownership of shares owned by directors and executive officers is as of the record date of January 29, 2024. For all beneficial owners in the table, unless otherwise noted, voting and investment power are held solely by the reporting person. Ownership of restricted shares includes voting but no investment power. Ownership of vested restricted stock units (“RSUs”) and options includes the right to acquire voting and investment power within 60 days (except as otherwise noted). Shares held under the Profit Sharing Plan (“PSP”) and Employee Stock Ownership Plan (“ESOP”) are held by the plan trustee and include sole voting and limited investment power. Unless otherwise noted, all other ownership of shares reported includes voting and investment power. Ownership of sharesreported below as excluded does not include voting or investment power.

(3)
Based on 211,970,248 shares outstanding as of January 29, 2024. Securities included in beneficial ownership because they could be acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person's percentage.

(4)
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, reported sole voting power over 0 shares, shared voting power over 88,577 shares, sole dispositive power over 17,243,189 shares and shared dispositive power over 246,804 shares as of December 29, 2023 in its amended Schedule 13G filed on February 13, 2024.

(5)
BlackRock, Inc., 50 Hudson Yards, New York, NY 10001, reported sole voting power over 15,040,958 shares, sole dispositive power over 15,752,013 shares and no shared voting nor dispositive power as of December 31, 2023 in its amended Schedule 13G filed on January 26, 2024.

(6)	Includes 13,716 unvested restricted share units and 34,728 vested and non-forfeitable share units.
(7)	Includes 5,355 restricted shares and 6,783 unvested restricted share units.
(8)
Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods and that goals required for earning performance-based awards are achieved at target levels, he would beneficially own 8,432,332 shares (3.9% of the outstanding class). The number in the table includes (i) 2,532,370 presently exercisable options; (ii) 40,537 PSP and ESOP shares; (iii) 124,258 vested and non-forfeitable RSUs all of which would be settled more than 60 days after January 29, 2024 under award terms, even if a termination of employment had occurred on that date; and (iv) 250,000 shares in a brokerage margin account available as security for outstanding margin balances. If the vested and non-forfeitable RSUs not settleable within 60 days were deemed not to constitute beneficial ownership, the total beneficial ownership would be 6,135,827 shares (2.9% of the outstanding class).

(9)	Includes 12,594 restricted shares.
76	Jefferies Financial Group

(10)
Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods and that goals required for earning performance-based awards are achieved at target levels, he would beneficially own 20,647,320 shares (9.2% of the outstanding class). The number in the table includes (i) 2,532,370 presently exercisable options; (ii) 122,556 PSP and ESOP shares; (iii) 1,164,078 shares held in family trusts and LLCs with shared voting and investment power; (iv) 5,503,098 shares in a brokerage margin account available as security for outstanding margin balances; and (v) 8,525,637 vested and non-forfeitable RSUs and deferred shares all of which would be settled more than 60 days after January 29, 2024 under award terms, even if a termination of employment had occurred on that date. If the vested and non-forfeitable RSUs not settleable within 60 days were deemed not to constitute beneficial ownership, the total beneficial ownership would be 9,818,552 shares (4.6% of the outstanding class).

(11)	Includes 66,754 vested and non-forfeitable share units.
(12)	Includes 4 PSP shares.
(13)
Includes 2,438,979 shares held directly by Mr. Steinberg, 106,972 shares held by Mr. Steinberg’s spouse over which Mr. Steinberg may be deemed to have shared voting and investment power and 18,251,131 shares held by corporations wholly owned by Mr. Steinberg, family trusts or corporations wholly owned by family trusts as to which Mr. Steinberg has sole voting and investment power, and 84,762 shares held in a charitable trust over which Mr. Steinberg may be deemed to have shared voting and investment power.

(14)	Includes 23,304 restricted shares, 27,262 unvested restricted share units, 8,751,377 vested and non-forfeitable RSUs and deferred shares, and 5,064,740 shares underlying exercisable options.
2024 Proxy Statement	77

Additional information
Additional Information
Biographies of Other Executive Officers
Michael J. Sharp | 68
EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL
Mr. Sharp has been our Executive Vice President and General Counsel since March 2013. Mr. Sharp also served as Jefferies Group’s Executive Vice President, General Counsel and Secretary from November 2010 until the merger of Jefferies Group into Jefferies in November 2022. Prior to joining Jefferies Group in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP. Previously, Mr. Sharp was Deputy General Counsel of Citigroup and General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank and Global Credit Card business units. Before his twelve years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the U.S. Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.
Mr. Sharp received a J.D. from the University of Georgia School of Law (where he was editor-in-chief of the Law Review), an M.B.A. from Cornell University and a B.A. from Fordham University.
Matthew S. Larson | 51
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER,
PRINCIPAL FINANCIAL OFFICER
Mr. Larson has been our Executive Vice President and Chief Financial Officer since March 2023. Prior to March 2023, Mr. Larson served as our Executive Vice President, Co-Chief Financial Officer, and Principal Financial Officer from November 2022 to March 2023 in connection with the merger of Jefferies Group into Jefferies. He served as the Chief Financial Officer of Jefferies Group from August 2020 until November 2022. Prior to joining Jefferies, Mr. Larson was employed as the Chief Financial Officer of Barclays Americas and Barclays PLC Global Markets from 2017 to 2020, and Managing Director, America’s Controller of Barclay’s Investment Bank from 2014 to 2017. Prior to that, Mr. Larson was a Managing Director at Goldman Sachs where he held several roles in the Finance Division.
Mr. Larson is a C.P.A. and graduated from Idaho State University, where he obtained a Bachelor of Science in Finance.
Mark Cagno | 53
VICE PRESIDENT
CONTROLLER
CHIEF ACCOUNTING OFFICER
Mr. Cagno serves as Vice President, Controller, and Chief Accounting Officer since June 2023. Mr. Cagno served as Vice President, Co-Controller, and Chief Accounting Officer in November 2022 to May 2023 in connection with the merger of Jefferies Group into Jefferies. He previously served as Global Controller for Jefferies Group, a position he held since 2008, as well as Head of Operations of Jefferies Group from 2014 to 2022. Mr. Cagno has 30 years of financial industry experience in a multitude of control, valuation, regulatory and operations functions.
After attending Pace University where he received his BA in Accounting, he worked at Salomon Brothers and CSFB in Treasury and Operations capacities. Mr. Cagno then joined Morgan Stanley where he performed various Business Unit Control, Valuation and Operations functions during his fourteen year tenure, with his last responsibility being the Co-Head of Fixed Income, Equity and Wealth Management BCG (Business Unit Controllers Group).
78	Jefferies Financial Group

Additional information
Forward-Looking Statements
Certain statements contained in this document may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements based on current views and include statements about our future and statements that are not historical fact or statements of current conditions. These forward-looking statements are usually preceded by the words “should,” “expect,” “believe,” “intend,” “may,” “will,” “would,” “could,” or similar expressions. Forward-looking statements may contain statements relating to beliefs, goals, intentions and expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our current belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. For a discussion of some of the risks and uncertainties that could cause actual results to differ materiality from the results reflected in these forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the year ended November 30, 2023 and subsequently filed reports. Accordingly, you should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances, except as required by applicable law.
Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).
2024 Proxy Statement	79

Important Information for
Our Shareholders
ONLINE ACCESS TO PROXY MATERIALS
This Proxy Statement and the following additional proxy materials are available online at proxyvote.com:
•	2023 Annual Report
•	Proxy card and voting instructions
ATTENDING OUR ANNUAL MEETING
Holders of our shares at the close of business on January 29, 2024, the record date, or their representatives are permitted to attend our Annual Meeting. At the close of business on the record date there were 211,970,248 shares outstanding and entitled to vote, each of which entitles the holder to one vote on each proposal. For security purposes, no cameras, recording devices, or amplification devices will be permitted at the meeting.
VOTING
Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions, including instructions for both telephonic and internet voting, are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.
	If you are a shareholder of record	If you hold your shares in street name
By Internet (24 hours a day):	proxyvote.com	proxyvote.com
By Telephone (24 hours a day):	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
The deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Wednesday, March 27, 2024.
Shares represented by properly executed proxies, received by us or voted by telephone or via the internet, which are not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed below, if instructions are not given, proxies will be voted for the election of each nominee, for the approval of our executive-compensation program, for the approval of the amendment to our Equity Compensation Plan, and for the ratification of our independent auditors. Other than shares held in our Profit Sharing Plan, your shares will not be voted if you do not return a signed proxy card or vote in person, by telephone or via the internet.
How can I attend, vote and participate at the virtual Annual Meeting?
To provide a consistent experience to all our shareholders regardless of where they are located and to make it easier for our shareholders to attend, we are holding our Annual Meeting in a virtual-only format. At the virtual Annual Meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/JEF2024, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other institution. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.
80	Jefferies Financial Group

Important Information for Our Shareholders
A technical support line will be available on the meeting website for any questions on how to participate in the Annual Meeting or if you encounter any difficulties accessing the virtual meeting.
The meeting will begin promptly at 10:00 a.m., New York City time, on Thursday, March 28, 2024. Online access will begin at 10:00 a.m. New York City time, and we encourage you to access the meeting prior to the start time.
Shareholders will be able to ask questions through the virtual meeting website either before or during the meeting. Questions may be submitted during the virtual Annual Meeting through www.virtualshareholdermeeting.com/JEF2024. The Company will answer appropriate questions during the virtual Annual Meeting.
What is the difference between holding shares as a shareholder of record and holding in street name?
Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered a “shareholder of record” of those shares.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the organization holding your account and, as a beneficial owner, you have the right to direct that organization as to how to vote the shares held in your account.
INFORMATION FOR OUR PROFIT SHARING PLAN PARTICIPANTS
For participants in our Profit Sharing Plan (PSP), your shares will be voted by Fidelity Management Trust Company, the plan administrator, as you instruct by returning your signed proxy card. If you sign and return your proxy card but do not designate how your shares should be voted, your shares will be voted as recommended by our Board of Directors. You may also vote your shares online at proxyvote.com or by telephone by calling 1-800-690-6903. You cannot vote your shares in the PSP in person at the meeting. To allow sufficient time for voting, your vote must be received by no later than 11:59 p.m. EDT on Sunday, March 24, 2024, unless otherwise stated in your PSP voting materials. If you do not timely provide your vote, your shares in the PSP will be voted pro rata based on the votes timely received by Fidelity.
REVOCATION OF PROXIES
Any proxy may be revoked at any time before it is exercised by giving written notice of revocation to our Corporate Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the owner as of the close of business on January 29, 2024 in order to vote your shares at the Annual Meeting.
REQUIRED VOTES FOR EACH PROPOSAL
1.
Election of Directors – Our by-laws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

2.
Approval of Executive-Compensation Program – The approval of our executive-compensation program requires the affirmative vote of a majority of votes cast on the matter. The vote is advisory and therefore is not binding on the Compensation Committee, our Board of Directors, or us.

3.	Approval of Amendment to Equity Compensation Plan – The approval of the amendment to our Equity Compensation Plan requires the affirmative vote of a majority of votes cast on the matter.
4.
Ratification of Deloitte as Auditors – Ratification of the selection of Deloitte as our independent auditors requires the affirmative vote of a majority of votes cast on the matter. This vote is advisory and therefore is not binding on the Audit Committee, our Board of Directors, or us.

2024 Proxy Statement	81

Important Information for Our Shareholders
BROKER NON-VOTES AND ABSTENTIONS
A “broker non-vote” occurs when your broker submits a proxy for the meeting but does not vote on non-discretionary matters because you did not provide voting instructions on those matters (this applies to all proposals other than proposal 4 (ratification of our auditors)).
On proposals 1, 2 and 3, abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect for the purpose of determining whether those proposals have been approved.
On proposal 4, abstentions will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the proposal has been approved; however, your broker may vote your shares with respect to this proposal even if you do not submit your voting instruction form. Additionally, abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business at the annual meeting (which is the holders of a majority of the shares entitled to vote thereat present in person or by proxy).
REQUESTS FOR OUR ANNUAL REPORT AND GOVERNANCE DOCUMENTS
You may request a written copy of the following documents without charge by writing to our Corporate Secretary, Laura Ulbrandt DiPierro, at 520 Madison Avenue, New York, New York 10022, or go to www.Jefferies.com for an electronic copy.
•	2023 Annual Report, including the financial statements and the financial statement schedules as well as any requested exhibits
•	Audit, Compensation, ESG/DEI, Nominating and Corporate Governance, and Risk and Liquidity Oversight Committee Charters
•	Corporate Governance Guidelines
•	Code of Business Practice
•	Corporate Social Responsibility Principles
•	Whistle Blower Policy
COMMUNICATING WITH OUR BOARD
Shareholders and other parties interested in communicating directly with our Board, specific members of our Board, including our Lead Director, or non-management directors as a group may do so by writing to such intended recipients, c/o Corporate Secretary, Jefferies Financial Group, 520 Madison Avenue, New York, New York 10022. The Corporate Secretary will review all correspondence and regularly forward to the applicable recipients a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of our Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. All directors may at any time review a log of all such correspondence and request copies. Concerns relating to accounting, internal accounting controls or auditing matters will be brought to the attention of the Chair of the Audit Committee.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
The SEC permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra conveniences for stockholders and cost savings for companies.
Some brokers household our proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker and send a request to our transfer agent, Equiniti Trust Company, LLC (in writing: 48 Wall Street,
82	Jefferies Financial Group

Important Information for Our Shareholders
Floor 23, New York, NY 10005; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200). Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.
PROXY SOLICITATION
We are first mailing this Proxy Statement and proxy card to shareholders on or about February 16, 2024. We bear the costs of our Board’s solicitation of your proxy for our 2024 Annual Meeting. Our directors, officers and employees may also solicit proxies from shareholders, but will not receive additional compensation, although they may be reimbursed for out-of-pocket expenses. We have also engaged Innisfree M&A Incorporated, a proxy solicitation agent, to assist us with our solicitation and expect to pay no more than $20,000 for its efforts. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred in forwarding our proxy materials to shareholders.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025
Shareholders may submit proposals and director nominees for our 2025 Annual Meeting of Shareholders which comply with the rules and regulations of the SEC and our by-laws. Proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy materials must be received by us no later than October 19, 2024.
For a shareholder’s notice of nomination of one or more director nominees to be included in our proxy statement and ballot for the 2025 Annual Meeting of Shareholders pursuant to the proxy access provision set forth in our by-laws, it must be received by our Secretary at our principal executive office no earlier than 150 days and no later than 120 days prior to the first anniversary date of this Proxy Statement (no earlier than September 19, 2024 and no later than October 19, 2024); provided, however, that if the date of the 2025 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the first anniversary date of the 2024 Annual Meeting of Shareholders (March 28, 2025), the notice must be so received not earlier than 190 days prior to the date of the 2025 Annual Meeting of Shareholders and not later than the later of 160 days prior to the date of the 2025 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by our by-laws, and the shareholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of shareholder nominees in our proxy materials.
If a shareholder seeks to propose other business or nominate a director pursuant to our by-laws, but does not seek to include a proposal or director nominee in our proxy statement for the 2025 Annual Meeting of Shareholders pursuant to proxy access, such proposals for other business or director nominations must be received by our Secretary at our principal executive office no earlier than 150 days and no later than 120 days prior to the first anniversary date of this Proxy Statement (no earlier than September 19, 2024 and no later than October 19, 2024); provided, however, that (i) if the date of the 2025 Annual Meeting of Shareholders is more than 30 days from the first anniversary date of this Proxy Statement (February 16, 2025), a proposal for business must be received no later than the tenth day following the day on which public announcement of the date of such meeting is first made, and (ii) if the date of the 2025 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the first anniversary date of the 2024 Annual Meeting of Shareholders (March 28, 2025), a director nomination must be received no earlier than 190 days prior to the date of the 2025 Annual Meeting of Shareholders and no later than the later of 160 days prior to the date of the 2025 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by our by-laws, and the shareholder(s) must comply with the information and other requirements in our by-laws. In addition to satisfying the requirements under our by-laws, to comply with the universal proxy rules, a person who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act, including a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote in the election of directors in support of director nominees other than the Company’s nominees.
All proposals submitted in writing to Laura Ulbrandt DiPierro, Senior Vice President and Secretary, 520 Madison Avenue, New York, New York 10022.
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Annex A
Reconciliations and Use of Non-GAAP Financial
Measures and Additional Information
The following tables reconcile financial results reported in accordance with generally accepted accounting principles (GAAP) to all non-GAAP financial measures presented in this Proxy Statement. We sometimes use non-GAAP financial measures to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. For example, management uses certain financial measures using adjusted tangible shareholders’ equity because management believes that adjusted tangible shareholders’ equity are the net assets available for investment purposes to earn a return for our shareholders and changes in tangible shareholders’ equity better indicate to management and our shareholders how we performed given the equity available to management to invest.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.
ROTE Non-GAAP Reconciliation
CALCULATION OF RETURN ON ADJUSTED TANGIBLE EQUITY (ROTE)
Reconciliation of Net Earnings to Adjusted Net Earnings
	Twelve Months Ended:
($ in millions)	Nov. 30, 2023	Nov. 30, 2022	Nov. 30, 2021	Nov. 30, 2020	Nov. 30,2019
Net Earnings Attributable to Common Shareholders (GAAP)	$263	$777	$1,667	$770	$960
Intangible Amortization and Impairment Expense, Net of Tax	7	8	11	11	14
Tax Benefit Associated With Sale of Available for Sale Portfolio	—	—	—	—	(545)
Adjusted Net Earnings (non-GAAP)	$270	$785	$1,678	$781	$429
Reconciliation of Shareholders’ Equity to Adjusted Tangible Shareholders’ Equity
($ in millions)	Nov. 30, 2022	Nov. 30, 2021	Nov. 30, 2020	Nov. 30, 2019	Nov. 30, 2018
Shareholders' Equity (GAAP)	$10,233	$10,554	$9,404	$9,580	$10,061
Intangible Assets, Net and Goodwill	(1,876)	(1,898)	(1,913)	(1,923)	(1,890)
Deferred Tax Asset, Net	(388)	(328)	(394)	(463)	(513)
Weighted Average Impact of Cash Dividends and Share Repurchases	(732)	(671)	(243)	(545)	(378)
Adjusted Tangible Shareholders' Equity (non-GAAP)	$7,237	$7,658	$6,854	$6,649	$7,280
ROTE = Adjusted Net Earnings / Adjusted Tangible Shareholders' Equity	3.7%	10.3%	24.5%	11.7%	5.9%
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Market Position Statistics presented within the Proxy are referenced from several independent sources as noted below:
Dealogic:
•	7th globally in mergers and acquisitions and equity capital markets (excluding China)
•	8th globally in mergers and acquisitions, equity capital markets and leveraged finance, #9 in 2018–19, and #10 in 2017
Research II:
•	5th in U.S. equity research
•	6th in European equity research
Asiamoney:
•	3rd best overall combined equity research and sales
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Annex B
JEFFERIES FINANCIAL GROUP INC.

EQUITY COMPENSATION PLAN
(As Amended and Restated February 15, 2024)
1. Purpose of the Plan; Plan Background
The purpose of this Equity Compensation Plan (the “Plan”) is to advance the interests of the Jefferies Financial Group Inc., a New York corporation (the “Company”), and its shareholders by providing a means (a) to attract, retain, and reward officers, other employees, non-employee directors and certain other persons who provide services to the Company and its subsidiaries, (b) to link compensation to measures of the Company’s and subsidiaries’ performance in order to provide additional incentives to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders.
2. Definitions
The definitions of awards under the Plan are set forth in Section 6. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” In addition to such terms and the terms defined in Section 1, the following terms shall be defined as set forth below:
2.1 “Beneficiary” means any person or trust that has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means any person or trust entitled by will or the laws of descent and distribution to receive such benefits.
2.2 “Board” means the Board of Directors of the Company.
2.3 “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.
2.4 “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. The term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan.
2.5 “Effective Date” means the date on which the Plan takes effect, as set forth in Section 9.14 of the Plan.
2.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended, including regulations thereunder and successor provisions and regulations thereto.
2.7 “Fair Market Value,” means, with respect to Shares, Awards or other property, the fair market value of such Shares, Awards or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share at a given date means the closing sales price of a Share in composite trading of New York Stock Exchange-listed securities for that date or, if no sale occurred on that date, on the latest preceding day on which a sale occurred, as reported by a reliable reporting service.
2.8 “Net Shares” means the gross number of Shares received upon exercise of an Option, the gross number of SAR shares deliverable upon exercise of an SAR for Shares, the gross number of Shares subject to other Awards for which performance-based vesting requirements and service-based vesting requirements have been met so that the Awards are fully vested at a given date, in each case less the number of Shares actually
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withheld plus any Shares that would have been withheld to fully pay the exercise price (in the case of an Option) and the Participant’s related tax obligations (in the case of all Awards) determined based on the Participant’s applicable marginal tax rate as determined by the Company.
2.9 “Participant” means an individual who has been granted an Award under the Plan, for so long as the Company has any obligation under the Plan with respect to such Award or such Award remains subject to any restriction or other provision under the Plan.
2.10 “Shares” means common shares, $1.00 par value per share, of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 5.2.
2.11 “2003 Plan” means the Company’s 2003 Incentive Compensation Plan, as amended and restated as of May 23, 2018.
3. Administration
3.1 Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
(a) to select persons to whom Awards may be granted;
(b) to determine the type or types of Awards to be granted to each Participant;
(c) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the cash amount payable under a cash-settled Award and the performance conditions applicable thereto, all other terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability or settlement of an Award, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;
(d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares other Awards or other property, or an Award may be canceled, forfeited or surrendered;
(e) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;
(f) to prescribe the form of each Award agreement, which need not be identical for each Participant;
(g) to adopt, amend, suspend and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(h) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award agreement or other instrument hereunder; and
(i) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
3.2 Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. At any time that a member of the Committee is not a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by a subcommittee, designated by the Committee or the Board, or by the Committee but with each member
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who is not a Non-Employee Director abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more members who qualify as Non-Employee Directors under Rule 16b-3(b)(3). Any action by such a subcommittee or by the Committee upon the abstention or recusal of such non-qualified member(s) shall be the action of the Committee for purposes of the Plan. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform functions designated by the Committee, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company, (ii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934 and (iii) is permitted under applicable provisions of the New York Business Corporation Law and other applicable laws. Other provisions of the Plan notwithstanding, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, the Board may perform any function of the Committee under the Plan in order to ensure that transactions under the Plan are exempt under Rule 16b-3 or for any other reason; provided, however, that authority specifically reserved to the Board under the terms of the Plan, the Company’s Restated Certificate of Incorporation or Amended and Restated By-Laws or applicable law shall be exercised by the Board and not by the Committee. The Chief Executive Officer, President, Chief Financial Officer, General Counsel and Director of Human Resources of the Company each are hereby delegated authority to perform all ministerial functions under the Plan; for clarity, this delegation of authority includes authority to specify terms of subplans and rules and regulations under the Plan (including with respect to the Company's Deferred Compensation Plan, Stock Award Deferral Program and Employee Stock Purchase Plan), and agreements evidencing Awards, but does not include authority to grant new Awards, to establish the material terms of new Awards, or to amend, suspend, discontinue or terminate the Plan under Section 9.5.
3.3 Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company or any subsidiary to assist in the administration of the Plan. No member of the Committee or the Board, nor any officer or employee of the Company or any subsidiary acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee or the Board and any officer or employee of the Company or any subsidiary acting on behalf of the Committee, the Board or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.
4. Eligibility
Persons who are eligible to be granted Awards under the Plan include (i) any executive officer and other officer or employee of the Company or any subsidiary, (ii) any director of the Company (whether or not an employee of the Company or a subsidiary), (ii) any other person who provides substantial personal services to the Company or any subsidiary, and (iii) any person who has agreed to become an employee of the Company or a subsidiary, except that no such person may receive any payment or exercise any right relating to an Award (other than the making of an election that does not result in payment) until such person has commenced employment.
88	Jefferies Financial Group

5. Limitation on Shares Available for Awards; Adjustments
5.1 Aggregate Number of Shares Available for Awards.
(a) Share Reservation. The total number of Shares that may be delivered under the Plan in connection with Awards shall be 12,000,0001, subject to adjustment as provided in Section 5.2 and reduced by shares subject to awards granted under the 2003 Plan after January 28, 2021. Shares subject to an Award or an award granted under the 2003 Plan that are forfeited for any reason, expires unexercised, is canceled and replaced, is not accepted by the Participant or otherwise terminates without delivery of Shares to the Participant (and without delivery of cash in the case of an Award that was settleable potentially in Shares or cash) will not be deemed delivered for purposes of the Plan or the 2003 Plan, and, in the case of such a 2003 Plan award, such shares (including above-target shares if authorized under the award) will be added to the shares reserved and available under the Plan. Shares withheld or Shares equal to those surrendered in payment of any exercise or purchase price of an Award or 2003 Plan award or taxes relating to an Award or 2003 Plan award, and Shares underlying a Stock Appreciation Right or similar 2003 Plan award not delivered upon exercise thereof, will be treated as delivered for purposes of this Section 5.1. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a subsidiary or affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.
(b) Type of Shares Deliverable. The Shares delivered in connection with Awards may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares acquired in the market for the account of a Participant.
5.2 Adjustments. In the event of any change in the outstanding Shares while this Plan is in effect by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares that may be delivered in connection with Awards granted thereafter, (ii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards and reserved therefor, (iii) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award and (iv) performance goals and conditions, including those measured on a per Share basis, affected by such transaction; provided, however, that, with respect to outstanding Awards, upon the occurrence of an event constituting an “equity restructuring” as defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718 with respect to Shares, each Participant shall have a legal right to the equitable adjustment of his or her outstanding Awards, with the manner of such adjustment to be determined by the Committee as provided in this Section 5.2. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and the performance goals relating thereto) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant and any other circumstances deemed relevant. If, in a transaction triggering an adjustment hereunder, public shareholders of the Company receive cash for their equity interest in the Company, an adjustment providing for cancellation of an Award in exchange for a cash payment based solely on the then intrinsic value of the Award shall be deemed to meet the requirements of this Section 5.2. Adjustments determined by the Committee shall be final, binding and conclusive.
[1]
If Company shareholders approve the proposal to increase the shares authorized for awards under the Plan by 14 million shares at the 2024 Annual Meeting of Shareholders, this number will be changed to 26,000,000.

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6. Specific Terms of Awards
6.1 General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award, at the date of grant or thereafter (subject to Section 9.5), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant or upon the occurrence of other events. The Committee may require payment of consideration in connection with any Award, including for purposes of complying with requirements of the New York Business Corporation Law.
6.2 Options. The Committee is authorized to grant options to purchase Shares (“Options”) to Participants on the following terms and conditions:
(a) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.5, such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option.
(b) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including cash, Shares, other Awards or awards granted under other Company plans, or other property (including by withholding Shares deliverable upon exercise or through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants.
(c) Incentive Stock Options. The terms of any incentive stock option (“ISO”) granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested such disqualification.
6.3 Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) to Participants on the following terms and conditions:
(a) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (X) the Fair Market Value of one Share on the date of exercise over (Y) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7.5, shall be not less than the Fair Market Value of one Share on the date of grant.
(b) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, whether cash or Shares shall be payable to the Participant upon exercise, the method by which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award and any other terms and conditions of an SAR.
6.4 Restricted Stock. The Committee is authorized to grant Awards, in the form of shares issued at or shortly after grant of the Award subject to restrictions (“Restricted Stock”), to Participants on the following terms and conditions:
(a) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder including the right to vote Restricted Stock or the right to receive dividends thereon (subject to Section 7.6).
(b) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time
90	Jefferies Financial Group

subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes.
(c) Certificates for Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(d) Dividends and Distributions. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. The dates and terms upon which such reinvestment or purchases occur shall be within the discretion of the Committee. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or Share dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property has been distributed. Dividends and distributions on Restricted Stock will be subject to Section 7.6.
6.5 Deferred Stock. The Committee is authorized to grant Awards in the form of Shares to be delivered at a specified future date (“Deferred Stock”) to Participants, subject to the following terms and conditions:
(a) Award and Restrictions. Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments or otherwise as the Committee may determine.
(b) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part in the event of terminations resulting from specified causes. Deferred Stock that is subject to a risk of forfeiture may be denominated as “restricted stock units.”
(c) Dividend Equivalents. Subject to Section 7.6, (i) the Committee may provide that payments in the form of dividend equivalents will be credited in respect of Deferred Stock, which amounts may be paid or distributed when accrued or deemed reinvested in additional Deferred Stock; (ii) the dates and terms upon which such accrual or deemed reinvestment will occur shall be within the discretion of the Committee; and (iii) restrictions on such dividends or the Deferred Stock or other Awards resulting from deemed reinvestment shall be specified by the Committee.
6.6 Bonus Shares and Awards in Lieu of Cash Obligations. The Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Company or its subsidiaries to pay cash or grant other awards under other plans or compensatory arrangements of the Company or its subsidiaries. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.
6.7 Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on, or related to, Shares and factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares,
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purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Shares issued pursuant to an Award in the nature of a purchase right granted under this Section 6.7 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6.7. Rights of employees to purchase Shares under the Employee Stock Purchase Plan constitute Awards authorized under this Section 6.7; such purchase rights may include provision of reasonable purchase price discounts from Fair Market Value and purchase periods consistent with stock purchase plans, and will not be deemed to be Options under the Plan.
6.8. Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall accrue as cash amounts (with or without interest) or shall be deemed to have been reinvested in additional Shares, Awards or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture, Participant elections and such other terms as the Committee may specify, subject to Section 7.6. Dividend Equivalents that have satisfied applicable vesting conditions may be distributed at such time or times as may be specified by the Committee.
7. Certain Provisions Applicable to Awards
7.1 Deferral of Cash Compensation into Awards. The Committee is authorized to grant Awards in lieu of cash compensation or upon the deferral of cash compensation payable by the Company or any subsidiary, including cash amounts payable under other plans of the Company or its subsidiaries. In such case, the Committee shall determine the value of the Awards to be granted in lieu of or upon deferral of such cash compensation, and may provide for a discount in such valuation in order to promote the purposes of the Plan. Shares deliverable in connection with Awards under this Section 7.1 shall be drawn from the Shares authorized under Section 5.1. From and after the Effective Date, the Deferred Compensation Plan shall be implemented under this Plan with respect to any equity-based Awards thereunder.
7.2 Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).
7.3 Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may be accelerated and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 9.5 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents or other amounts in respect of installment or deferred payments denominated in Shares.
92	Jefferies Financial Group

7.4 Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid or deferred Awards at any time, and, unless otherwise determined by the Committee, the Company (which for purposes of and as used in this Section 7.4 includes subsidiaries of the Company) shall have the additional rights set forth in subsection (d) below, in each case if the Participant is not in compliance with all applicable material provisions of the Award agreement and the Plan, including the following conditions:
(a) A Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Company or other senior executive officer designated by the Committee, is or becomes competitive with the Company. For Participants whose employment with the Company has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s shareholders, customers, suppliers and competitors of the Participant assuming the post-employment responsibilities and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.
(b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or use in other than the Company’s business any confidential information or material relating to the business of the Company which is acquired by the Participant either during or after employment with the Company.
(c) A Participant shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent or other intellectual rights where appropriate in the United States and in foreign countries.
(d) Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of this Section 7.4, if requested by the Company. Failure to comply with the provisions of this Section 7.4 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission promptly upon receiving notice of facts entitling the Company to such rescission. Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery, in which case the Company shall promptly repay any exercise price previously paid by the Participant for the Shares (provided that if such exercise price exceeds the Fair Market Value of the Shares returned (Fair Market Value to be determined at the time of the return), the amount repaid shall be such then-Fair Market Value of the Shares returned). The Committee may modify the conditions imposed under this Section 7.4 with respect to any Award.
7.5 Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, any other right of a Participant to receive payment from the Company or any subsidiary, subject to the restriction on “repricing” in Section 9.5. Such additional, tandem, and substituted or exchanged Awards may be granted at any time. Subject to Section 9.5, the Committee may determine that, in granting a new Award, the intrinsic value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR or purchase price of any other Award.
2024 Proxy Statement	93

7.6 Limitations on Dividends and Dividend Equivalents. Other provisions of the Plan notwithstanding,) dividends and dividend equivalents relating to any Award at minimum shall be forfeitable to the extent the related Award remains forfeitable upon a failure to achieve the specified performance conditions or a Participant’s failure to satisfy the specified service-based vesting conditions.
7.7 Clawback. Any provisions in this Plan or any Award agreement to the contrary notwithstanding, any compensation, payments or benefits provided hereunder, including a Participant’s profits realized from the sale of Shares relating to Awards, whether in the form of cash or otherwise, shall be subject to a “clawback” or recoupment to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002 or any regulations promulgated thereunder, and otherwise shall be subject to any clawback or recoupment policy of the Company as in effect at the time of grant of the Award or as adopted or amended at any time thereafter. References in the Plan or an Award agreement to lapse of restrictions, vesting or lapse of a risk of forfeiture do not apply to the additional forfeiture provisions authorized under this Section 7.7, unless the lapse of clawback or recoupment provisions is specifically stated.
7.8 Required Award Holding Period.
(a) Awards granted to a Participant who at the time of the Award is the Company’s Chief Executive Officer or President will include a holding requirement as follows:
(i) In the case of an Option or SAR, 75% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or one year after the exercise.
(ii) In the case of Awards other than an Option or SAR, 75% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or three years after the vesting date.
(b) Awards granted to a Participant, other than the Company’s Chief Executive Officer or President, who at the time of the Award is a named executive officer as defined in Item 402 of Regulation S-K will include a holding requirement as follows:
(i) In the case of an Option or SAR, 50% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or one year after the exercise.
(ii) In the case of Awards other than an Option or SAR, 50% of the Net Shares will be subject to the transfer limitations of Section 9.2 until the earlier of termination of employment or three years after the vesting date.
(c) Any period following vesting in which settlement of an Award other than an Option or SAR is deferred will be counted toward meeting this holding period requirement.
7.9 Loans Prohibited; Reload Features Prohibited. No credit shall be extended by the Company or any subsidiary to a Participant in the form of a personal loan in connection with Awards that have not been exercised or have not become vested and settled, whether for purposes of paying the exercise price or withholding taxes or any other purpose. Any amount due and payable to the Company by a Participant in connection with the exercise, vesting or settlement of an Award or otherwise relating to an Award shall be immediately due and shall be paid as promptly as practicable. The prohibition on personal loans in this Section 7.9 will apply to Participants to an extent and on terms consistent with the application of Section 13(k) of the Securities Exchange Act of 1934, as amended, to directors and executive officers. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.
8. Performance Awards
The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be made subject to such performance conditions as specified by the Committee. The Committee may use such business criteria and measures of performance as it deems appropriate in establishing performance conditions.
94	Jefferies Financial Group

9. General Provisions
9.1 Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation or contractual obligation of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.
9.2 Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death) and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. The foregoing notwithstanding, no transfers of Awards or rights to third parties for value shall be permitted. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
9.3 No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award agreement, an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan.
9.4 Taxes. Awards shall be subject to applicable withholding taxes under U.S. federal (including FICA), state and local law (and any applicable tax law of a foreign jurisdiction). Each Participant, as a condition of the grant of any Award, shall have agreed to withholding for such taxes to the fullest extent authorized under this Section 9.4. Specifically, the Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of mandatory withholding taxes due or payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of such withholding taxes relating to such Award and other tax obligations of a Participant relating to any Award if applicable marginal tax rates exceed withholding rates, to the extent such authorization would not result in additional accounting expense to the Company. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the tax obligations applicable to the Participant's Award.
9.5 Changes to the Plan and Awards. The Board may amend, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any applicable federal or state law or regulation or the rules of the New York Stock Exchange, and the Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent
2024 Proxy Statement	95

of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue or terminate the Plan if and to the extent that such action is within the scope of the Committee’s authority under its Charter, and the Committee may amend, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto; provided, however, that no such amendment or other action relating to an Award may provide for Award terms that the Plan would not then permit for a newly granted Award; and provided further, that, without the consent of an affected Participant, no such action with respect to the Plan or an Award may materially impair the rights of such Participant under an Award theretofore granted. Other provisions of the Plan notwithstanding, without the prior approval of shareholders, the Committee will not amend or replace previously granted Options or SARs (or options or stock appreciation rights granted under any other plan) in a transaction that constitutes a “repricing,” as that term is defined in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange or any other transaction resulting in a reduction in exercise price or base price or any cancellation of an Award or award at a time when its exercise price or base price exceeds the fair market value of the underlying Shares in exchange for another Option or SAR, any other Award or cash.
9.6 409A Awards and Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Award (as defined below), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, including regulations and administrative guidance issued thereunder, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A and the regulations and guidance issued thereunder. Terms of Awards shall be interpreted in a manner that, according to the character of the Award, results in an exemption from Code Section 409A or compliance with Code Section 409A. Awards are subject to the Company's “Compliance Rules Under Code Section 409A,” as adopted by the Committee.
9.7 No Rights to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option or SAR, the Option or SAR is duly exercised.
9.8 International Participants. With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such Participants or grant Awards not conforming to the terms of the Plan to such Participants in order that such Awards conform to the requirements of local law and customary employment practices in such locations and in order that such Awards shall serve the purposes of the Plan in light of such local laws and customary employment practices.
9.9 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company or the subsidiary bearing the legal obligation; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s or any subsidiary’s obligations under the Plan to deliver cash, Shares, other Awards or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
9.10 Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission or the submission of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
9.11 Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee or otherwise provided under an applicable clawback policy, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the
96	Jefferies Financial Group

amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award (although fractional share units may be credited on a hypothetical basis in connection with any Award if so authorized by the Committee). The Committee shall determine whether and in what manner cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
9.12 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
9.13 Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award agreement will be determined in accordance with the laws of the State of New York (including those governing contracts), without giving effect to principles of conflicts of laws, and applicable federal law.
9.14 Effective Date, Shareholder Approval and Plan Termination. The Plan became effective March 25, 2021, upon its approval by the Company’s shareholders at the Company’s 2021 annual meeting of shareholders. Upon such approval of the Plan by the shareholders, no further awards will be granted under the 2003 Plan or the 1999 Directors’ Stock Compensation Plan, but any outstanding awards under those plans will continue in accordance with their terms, and the Company shall retain full power to modify any such outstanding award in accordance with the terms of the 2003 Plan and the 1999 Directors’ Stock Compensation Plan (this sentence shall be deemed to be an amendment to the 2003 Plan and the 1999 Directors’ Stock Compensation Plan). The Plan was amended and restated by action of the Board of Directors on February 15, 2024. Unless earlier terminated by action of the Board, the authority of the Committee to make new grants under the Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan, and thereafter the Plan will remain in effect until such time as the Company and any subsidiary have no further rights or obligations with respect to outstanding Awards or otherwise under the Plan, during which period the Committee shall retain its full powers under the Plan with respect to outstanding Awards.
2024 Proxy Statement	97

Jefferies

Principal Executive Office

Jefferies Financial Group Inc.
520 Madison Avenue
New York, New York 10022
212.284.2300
jefferies.com

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JEFFERIES FINANCIAL GROUP INC.
520 MADISON AVENUE, 11TH FLOOR
NEW YORK, NY 10022

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on March 27, 2024 for shares held directly and by 11:59 p.m. ET on March 24, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/JEF2024**

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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on March 27, 2024 for shares held directly and by 11:59 p.m. ET on March 24, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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V28806-P00177-Z86288 KEEP THIS PORTION FOR YOUR RECORDS

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JEFFERIES FINANCIAL GROUP INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4.

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Linda L. Adamany	☐	☐	☐
1b. Robert D. Beyer	☐	☐	☐
1c. Matrice Ellis Kirk	☐	☐	☐
1d. Brian P. Friedman	☐	☐	☐
1e. MaryAnne Gilmartin	☐	☐	☐
1f. Richard B. Handler	☐	☐	☐
1g. Thomas W. Jones	☐	☐	☐
1h. Jacob M. Katz	☐	☐	☐
1i. Michael T. O'Kane	☐	☐	☐
1j. Joseph S. Steinberg	☐	☐	☐
1k. Melissa V. Weiler	☐	☐	☐

	For	**Against**	**Abstain**
2. Advisory vote to approve 2023 executive-compensation program.	☐	☐	☐
3. Approval of Amendment to Jefferies Financial Group Inc. Equity Compensation Plan.	☐	☐	☐
4. Ratify Deloitte & Touche LLP as independent auditors for the fiscal year ending November 30, 2024.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V28807-P00177-Z86288

JEFFERIES FINANCIAL GROUP INC.
Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders
March 28, 2024 at 10:00 A.M., Eastern Time

The undersigned shareholder of Jefferies Financial Group Inc. (the "Company") hereby appoints Richard B. Handler, Brian P. Friedman and Joseph S. Steinberg, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Jefferies Financial Group Inc. to be held virtually at www.virtualshareholdermeeting.com/JEF2024 on March 28, 2024 at 10:00 a.m., Eastern Time and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned as of the record date of January 29, 2024 in accordance with the directions indicated herein and in their discretion on such other matters as may come before the meeting.

Receipt of the 2024 Notice and Proxy Statement and a copy of the Annual Report on Form 10-K to Shareholders for the fiscal year ended November 30, 2023 is hereby acknowledged. The undersigned hereby revokes all prior proxies granted by the undersigned.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4.

Continued and to be signed on reverse side